  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1998

                                                    REGISTRATION NO. 333-

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT

                                    UNDER
                          THE SECURITIES ACT OF 1933

                             CENDANT CORPORATION

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                            8699                            06-0918165
  (State or other jurisdiction of     (Primary Standard Industrial    (IRS Employer Identification No.)
  incorporation or organization)      Classification Code Number)

                                 6 SYLVAN WAY
                         PARSIPPANY, NEW JERSEY 07054
                                (973) 428-9700

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            JAMES E. BUCKMAN, ESQ.
             SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                             CENDANT CORPORATION
                                 6 SYLVAN WAY
                         PARSIPPANY, NEW JERSEY 07054
                                (973) 428-9700

                              FAX (973) 496-5331
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                         CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
                               DAVID FOX, ESQ.
                            ERIC J. FRIEDMAN, ESQ.
                   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000
                              FAX (212) 735-2000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If the securities being registered in this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                       CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------

                                                                                      PROPOSED
                                                                PROPOSED MAXIMUM      MAXIMUM           AMOUNT OF
             TITLE OF EACH CLASS OF              AMOUNT TO BE    OFFERING PRICE      AGGREGATE       REGISTRATION FEE
          SECURITIES TO BE REGISTERED             REGISTERED       PER SHARE       OFFERING PRICE          (4)
----------------------------------------------  -------------- ----------------  ----------------- ------------------
Common Stock, par value $.01 per share  .......            --             --       $1,086,544,160(1)     $320,531
----------------------------------------------  -------------- ----------------  ----------------- ------------------
$3.125 Cumulative Convertible Preferred Stock,
 Series A, par value $.01 per share ...........   2,200,100(2)     $113.38(3)      $  249,447,338        $ 73,587
----------------------------------------------  -------------- ----------------  ----------------- ------------------
Total .........................................                                                          $394,118
----------------------------------------------  -------------- ----------------  ----------------- ------------------

-----------------------------------------------------------------------------
(1) Calculated in accordance with Rule 457(o), based on multiplying (A) 18,733,320, representing the estimate of the maximum number of shares of the common stock, par value $1.00 per share ("American Bankers Common Shares"), of American Bankers Insurance Group, Inc. ("American Bankers") presently outstanding and reserved for issuance under various plans or otherwise expected to be exchanged in connection with the Proposed Cendant Merger (as defined in the enclosed Proxy Statement/Prospectus) and not beneficially owned by Cendant Corporation ("Cendant") or subject to the Cendant Offer (as defined in the enclosed Proxy Statement/Prospectus), by (B) $58.00, representing the value of the shares of common stock, par value $.01 per share, of Cendant ("Cendant Common Stock") to be issued per American Bankers Common Share in the Proposed Cendant Merger.
(2) The number of shares to be registered is based upon the number of shares of $3.125 Series B Cumulative Convertible Preferred Stock, no par value, of American Bankers (the "American Bankers Preferred Shares") presently outstanding and expected to be exchanged in connection with the Proposed Cendant Merger and not beneficially owned by Cendant for shares of $3.125 Series A Cumulative Convertible Preferred Stock, par value $.01 per share, of Cendant ("Cendant Preferred Stock"), including such indeterminate number of shares of Cendant Common Stock as may be issued upon conversion of the Cendant Preferred Stock.
(3) Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices as reported on the New York Stock Exchange Composite Transaction Tape on February 18, 1998 of the American Bankers Preferred Shares.
(4) The registration fee of $394,118 was calculated pursuant to Rule 457(f) under the Securities Act, by multiplying .000295 and the proposed maximum aggregate offering price.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION DATED FEBRUARY 20, 1998

PRELIMINARY COPY

                              PROXY STATEMENT OF
                    AMERICAN BANKERS INSURANCE GROUP, INC.

                                PROSPECTUS OF
                             CENDANT CORPORATION

   On January 28, 1998, Cendant Corporation, a Delaware corporation ("Cendant"), through Season Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of Cendant ("Cendant Sub"), commenced a tender offer to purchase 23,501,260 shares of common stock, par value $1.00 per share ("American Bankers Common Shares"), of American Bankers Insurance Group, Inc., a Florida corporation ("American Bankers"), including the associated Series A Participating Preferred Stock Purchase Rights (including any successors thereto, the "Rights") issued pursuant to the Rights Agreement, dated as of February 24, 1988, as amended and restated as of November 14, 1990, between American Bankers and ChaseMellon Shareholder Services, L.L.C., as successor Rights Agent (as such agreement may be further amended and including any successor agreement, the "Rights Agreement"), at a price of $58.00 per share, net to seller in cash, without interest thereon (the "Cendant Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 1998 (such offer, as it may be amended from time to time, the "Cendant Offer"). Cendant currently intends, as soon as practicable following the consummation of the Cendant Offer, to seek to have American Bankers consummate a merger with and into a direct wholly owned subsidiary of Cendant with such subsidiary continuing as the surviving corporation (the "Proposed Cendant Merger").

   Pursuant to the Proposed Cendant Merger, each American Bankers Common Share that remains outstanding (other than American Bankers Common Shares owned by Cendant or any of its wholly owned subsidiaries, American Bankers Common Shares held in the treasury of American Bankers, and if shareholder appraisal rights are available with respect to American Bankers Common Shares, American Bankers Common Shares held by shareholders who perfect appraisal rights under the Florida Business Corporation Act (the "FBCA")) would be converted into that number of shares of common stock, par value $.01 per share, of Cendant ("Cendant Common Stock") having a value equal to the Cendant Offer Price (as determined as of the time of the Proposed Cendant Merger which, consistent with the valuation methodology for the Proposed AIG Merger (as defined below), would be based on the average closing prices of the Cendant Common Stock on the New York Stock Exchange ("NYSE") for the ten trading days ending on the third trading day prior to the date that the Proposed Cendant Merger is consummated). In addition, pursuant to the Proposed Cendant Merger, each of the then outstanding shares of the $3.125 Series B Cumulative Convertible Preferred Stock, no par value, of American Bankers (the "American Bankers Preferred Shares" and, together with the American Bankers Common Shares, the "American Bankers Shares") would be converted into one share of a new series of $3.125 Cumulative Convertible Preferred Stock, Series A, of Cendant (the "Cendant Series A Preferred Stock") having substantially similar terms as the American Bankers Preferred Shares, except that such shares would be convertible into shares of Cendant Common Stock in accordance with the terms of the American Bankers Preferred Shares.

   American Bankers shareholders would receive in the Proposed Cendant Merger shares of Cendant Common Stock with a value of $58.00 for each of their American Bankers Common Shares -representing a premium of $11.00 (in excess of 23%) over the value of the Proposed AIG Merger and a premium of $11.75 (in excess of 25%) over the closing price of the American Bankers Common Shares on January 26, 1998 (the last trading day before the announcement of the Cendant Offer).

                                                 (continued on following page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Proxy Statement/Prospectus is February   , 1998

(continued from previous page)

   Cendant believes that the Proposed Cendant Merger represents a unique and compelling opportunity to enhance value for shareholders of both American Bankers and Cendant. Cendant's vision for American Bankers is one of exceptional growth and opportunity, which involves utilizing Cendant's distribution channels and customer base as an additional outlet for American Bankers' products and capitalizing on American Bankers' existing relationships with financial institutions and retailers to increase penetration of Cendant's products. In addition, the Proposed Cendant Merger is expected to be accretive to earnings in the first full year following consummation of the transaction. Cendant is confident that it will be able to obtain the regulatory approvals required for the Proposed Cendant Merger on a timely basis and without imposition of any condition that would have a material adverse effect on the combined company. Accordingly, Cendant believes that the Board of Directors of American Bankers (the "American Bankers Board") should find the Proposed Cendant Merger highly attractive. However, as of the date of this Proxy Statement/Prospectus, the American Bankers Board has purportedly been unable to enter into any negotiations concerning the Proposed Cendant Merger or any other business combination between Cendant and American Bankers because of restrictions contained in the AIG Merger Agreement (as defined below). Cendant intends to continue to seek to negotiate with American Bankers with respect to the acquisition of American Bankers by Cendant.

   Assuming the American Bankers Board approves the Proposed Cendant Merger, a definitive version of this Proxy Statement/Prospectus would be furnished by American Bankers in connection with the solicitation of proxies for use at separate special meetings of shareholders of American Bankers Common Shares (the "Common Shareholders Special Meeting") and American Bankers Preferred Shares (the "Preferred Shareholders Special Meeting" and, together with the Common Shareholders Special Meeting, the "American Bankers Meetings"), including any postponements, adjournments or reschedulings thereof. At the American Bankers Meetings, holders of American Bankers Common Shares and American Bankers Preferred Shares, voting separately as a class, would be asked to consider and vote upon a proposal to approve and adopt the Proposed Cendant Merger and the transactions contemplated thereby. This Proxy Statement/Prospectus also constitutes a prospectus of Cendant with respect to the shares of Cendant Common Stock and the Cendant Preferred Stock that will ultimately be issuable to holders of American Bankers Shares in connection with the Proposed Cendant Merger.

   According to the Current Report on Form 8-K filed by American Bankers with the Securities and Exchange Commission (the "Commission") on January 13, 1998, American Bankers entered into a definitive merger agreement with American International Group, Inc., a Delaware corporation ("AIG") and AIGF, Inc., a Florida corporation and wholly owned subsidiary of AIG ("AIG Sub"), dated as of December 21, 1997, and amended and restated as of January 7, 1998 (the "AIG Merger Agreement"), which provides that, following the satisfaction or waiver of certain conditions, American Bankers would be merged with and into a subsidiary of AIG, with the separate corporate existence of American Bankers ceasing and the AIG subsidiary continuing as the surviving corporation (the "Proposed AIG Merger"). Pursuant to the Proposed AIG Merger, each outstanding American Bankers Common Share would be converted, based upon elections made by the respective holders and subject to certain limitations, into the right to receive (i) $47.00 in cash, without interest, (ii) a portion of a share of common stock, par value $2.50 per share, of AIG (the "AIG Common Stock") with a value equal to $47.00 (as determined based on the average closing prices of the AIG Common Stock on the NYSE for the ten trading days ending on the third trading day prior to the date that the Proposed AIG Merger is consummated) or (iii) in certain circumstances, a combination of cash and shares of AIG Common Stock with an aggregate value equal to $47.00. In addition, pursuant to the Proposed AIG Merger, each of the then outstanding American Bankers Preferred Shares would be converted into one share of AIG preferred stock having substantially similar terms, except that such shares would be convertible into shares of AIG Common Stock.

   All references to the American Bankers Common Shares in this Proxy Statement/Prospectus include the associated Rights issued pursuant to the Rights Agreement.

                              TABLE OF CONTENTS

AVAILABLE INFORMATION.....................................................................    ii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................   iii
AMERICAN BANKERS INFORMATION..............................................................    iv
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.................................     v
SUMMARY...................................................................................     1
MARKET PRICE AND DIVIDEND INFORMATION.....................................................     7
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA............................................     9
SELECTED CONSOLIDATED FINANCIAL DATA OF AMERICAN BANKERS..................................    10
SELECTED CONSOLIDATED FINANCIAL DATA OF CENDANT...........................................    12
INFORMATION CONCERNING THE SPECIAL MEETINGS...............................................    15
THE PROPOSED CENDANT TRANSACTION..........................................................    15
 Overview of the Proposed Cendant Transaction.............................................    15
 Reasons for the Proposed Cendant Merger..................................................    17
 Background of the Cendant Offer..........................................................    18
 Recommendations of the American Bankers Board and Cendant Board .........................    19
 Effects of the Proposed Cendant Merger...................................................    19
 Votes Required...........................................................................    20
 Exchange of Certificates; Fractional Shares..............................................    20
 Proposed Cendant Merger Agreement........................................................    21
 Cendant's Plans for American Bankers.....................................................    22
 Regulatory Approvals.....................................................................    23
 Overview of the Proposed AIG Merger......................................................    25
 Cendant Actions Related to the Proposed AIG Merger.......................................    27
 Certain Federal Income Tax Consequences..................................................    27
 Tax Consequences if the Cendant Offer and the Proposed Cendant Merger are Treated as a
  Single Integrated Transaction...........................................................    28
 Tax Consequences if the Cendant Offer and the Proposed Cendant Merger are Treated as
  Separate Transactions...................................................................    31
 Accounting Treatment.....................................................................    32
 Appraisal Rights.........................................................................    32
 Interests of Certain Persons in the Proposed Cendant Merger..............................    32
 Resale of Cendant Series A Preferred Stock and Cendant Common Stock......................    32
 Lack of Established Market for the Cendant Series A Preferred Stock......................    32
CERTAIN LITIGATION........................................................................    33
INFORMATION REGARDING CENDANT.............................................................    37
INFORMATION REGARDING AMERICAN BANKERS....................................................    39
DESCRIPTION OF CENDANT CAPITAL STOCK......................................................    40
 General..................................................................................    40
 Cendant Common Stock.....................................................................    40
 Cendant Preferred Stock..................................................................    40
 Cendant Series A Preferred Stock.........................................................    40
COMPARATIVE RIGHTS OF COMMON SHAREHOLDERS.................................................    48
LEGAL MATTERS.............................................................................    59
EXPERTS...................................................................................    59
INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS............................   F-1

                            AVAILABLE INFORMATION

   Cendant and American Bankers are each subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by each of Cendant and American Bankers may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system. This World Wide Web site can be accessed at http://www.sec.gov. In addition, material filed by each of Cendant and American Bankers can be inspected at the offices of the NYSE, at 20 Broad Street, New York, New York 10005.

   This Proxy Statement/Prospectus constitutes a part of the Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Cendant under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of Cendant Series A Preferred Stock and Cendant Common Stock in connection with the Proposed Cendant Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus omits certain information contained or incorporated by reference in the Registration Statement. Reference is made to the Registration Statement for further information with respect to Cendant, the Cendant Series A Preferred Stock, the Cendant Common Stock, American Bankers and the Proposed Cendant Merger. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information, reference is hereby made to the Registration Statement.

   Cendant and Cendant Sub have filed a Schedule 14D-1 with respect to the Cendant Offer with the Commission (the "Schedule 14D-1"). For additional information relating to the Cendant Offer, including the terms and conditions thereto, reference is made to the Schedule 14D-1 as it has and may hereafter be amended from time to time. Pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, on February 6, 1998, American Bankers filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 regarding its position concerning the Cendant Offer and certain other information. In addition, on January 30, 1998, AIG filed a Registration Statement on Form S-4 (the "AIG Form S-4") with the Commission relating to the Proposed AIG Merger. The AIG Form S-4 includes the Proxy Statement/Prospectus (the "AIG Proxy Statement/Prospectus") mailed to holders of American Bankers Shares in connection with special meetings of American Bankers shareholders to be held to consider the Proposed AIG Merger. For additional information concerning American Bankers, AIG and the Proposed AIG Merger, including the material terms thereof and financial information relating thereto, reference is made to the AIG Form S-4. Such documents and any amendments thereto should be available for inspection and copying as set forth above (except that such documents and any amendments thereto will not be available at the regional offices of the Commission).

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the Commission by Cendant under File No. 1-10308 and by American Bankers under File No. 0-9633 pursuant to the Exchange Act are incorporated herein by reference:

(a)(1) Cendant's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 ("Cendant's 1997 Form 10-K");

   (2) Cendant's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1997, July 31, 1997 and October 31, 1997 ("Cendant's 1997
       Form 10-Qs");

   (3) Cendant's Current Reports on Form 8-K dated February 4, 1997, February 13, 1997, February 26, 1997, March 17, 1997, May 29, 1997, August 15,
       1997, October 31, 1997, November 4, 1997, December 18, 1997, January 14, 1998, January 22, 1998, January 27, 1998, January 29, 1998,
       February 4, 1998, February 6, 1998 and February 17, 1998; and

   (4) the description of the Cendant Common Stock which is contained in Cendant's Registration Statements on Form 8-A dated July 27, 1984 and August 15, 1989.

(b)(1) American Bankers' Annual Report on Form 10-K for the fiscal year ended December 31, 1996 ("American Bankers' 1996 Form 10-K");

   (2) American Bankers' Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

   (3) American Bankers' Current Report on Form 8-K dated January 13, 1998, as amended by the Form 8-K/As dated January 20, 1998 and February 3, 1998;

   (4) the description of American Bankers' Series A Participating Preferred Stock as contained in Item 1 of American Bankers' Registration Statement on Form 8-A dated March 10, 1988, as amended by the Form 8 dated November 27, 1990;

   (5) the description of the American Bankers Preferred Shares as contained in Item 1 of American Bankers' Registration Statement on Form 8-A filed on July 16, 1996; and

   (6) the description of the American Bankers Common Shares as contained in
       Item 1 of American Bankers' Registration Statement on Form 8-A filed on April 20, 1981.

   The financial statements filed as part of the Current Report on Form 8-K dated January 29, 1998 are now the historical financial statements of Cendant (the "Historical Financial Statements"). The Historical Financial Statements supersede the financial statements appearing in Cendant's 1997 Form 10-K and Cendant's 1997 Form 10-Qs.

   All documents filed by Cendant and American Bankers with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of any securities offered hereby shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. See "Available Information." Any statement contained herein, or in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

   THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE ON REQUEST FROM CENDANT CORPORATION, 707 SUMMER ST., STAMFORD, CONNECTICUT 06901, ATTENTION: DIRECTOR OF INVESTOR RELATIONS (TELEPHONE: (203) 324-9261). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, REQUESTS SHOULD BE MADE
BY MARCH   , 1998.

                         AMERICAN BANKERS INFORMATION

   Although Cendant has included or incorporated by reference information concerning American Bankers insofar as it is known or reasonably available to Cendant, Cendant is not currently affiliated with American Bankers and American Bankers has not to date permitted access by Cendant to American Bankers' books and records. Therefore, information concerning American Bankers which has not been made public is not available to Cendant. In addition, Cendant has included or referred to information concerning AIG and the Proposed AIG Merger insofar as it is known or reasonably available to Cendant. However, information concerning AIG and the Proposed AIG Merger which has not been made public is not available to Cendant. Other than as disclosed in "Certain Litigation," Cendant has no knowledge that would indicate that statements relating to American Bankers, AIG or the Proposed AIG Merger contained or referred to in this Proxy Statement/Prospectus in reliance upon publicly available information are inaccurate or incomplete, Cendant was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements. Accordingly, Cendant takes no responsibility for the accuracy of such information or statements.

   As used in this Proxy Statement/Prospectus, the term "American Bankers" means American Bankers Insurance Group, Inc. and its subsidiaries, and the term "Cendant" means Cendant Corporation and its subsidiaries.

   Pursuant to Rule 409 promulgated under the Securities Act and Rule 12b-21 promulgated under the Exchange Act, Cendant is requesting that American Bankers and its independent accountants provide to Cendant the information required for complete disclosure concerning the business, operations, financial condition and management of American Bankers. As of the date of this Proxy Statement/Prospectus, neither American Bankers nor its independent accountants had provided any information in response to such request. Cendant will provide any and all information which it receives from American Bankers or its independent accountants prior to the American Bankers Meetings and which Cendant deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto. In addition, pursuant to Rule 439 promulgated under the Securities Act, Cendant is requesting that Price Waterhouse LLP, American Bankers' auditors, provide to Cendant the consent required for the incorporation by reference into this Proxy Statement/Prospectus of Price Waterhouse's report included in the American Bankers' 1996 Form 10-K with respect to its audit of the consolidated financial statements of American Bankers contained therein. If Cendant receives such consent, it will promptly file such consent as an exhibit to this Proxy Statement/Prospectus.

NO PERSON HAS BEEN AUTHORIZED BY CENDANT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CENDANT. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF CENDANT COMMON STOCK AND CENDANT SERIES A PREFERRED STOCK TO WHICH IT RELATES OR AN OFFER OR SOLICITATION TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, IMPLY OR CREATE ANY IMPLICATION THAT THERE HAVE NOT BEEN ANY CHANGES IN THE AFFAIRS OF CENDANT OR AMERICAN BANKERS OR IN THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SUBSEQUENT TO THE DATE HEREOF.

                        CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING STATEMENTS

   Cendant has made forward-looking statements in this Proxy Statement/Prospectus, and Cendant and American Bankers have each made forward-looking statements in certain documents that are incorporated by reference in this Proxy Statement/Prospectus. These statements are based on the beliefs and assumptions of the respective company's management, and on information available to such management. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     (i) certain statements contained or incorporated by reference herein regarding the anticipated earnings synergies to be realized from the Proposed Cendant Merger, the anticipated accretion to Cendant's earnings to be realized from the Proposed Cendant Merger, the future development of Cendant's and American Bankers' businesses, the markets for Cendant's and American Bankers' services and products, regulatory developments, competition or the effect of the Proposed Cendant Merger;

     (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions contained in this Proxy Statement/Prospectus or incorporated herein; and

     (iii) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

   Because such statements are subject to risks and uncertainties, actual results and values may differ materially from those expressed or implied by such forward-looking statements. Many of the factors that will determine these results and values are beyond Cendant's and American Bankers' ability to control or predict. American Bankers' shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof or, in the case of documents incorporated by reference, the date of such documents.

   All subsequent written and oral forward-looking statements attributable to Cendant or American Bankers or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Cendant nor American Bankers undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

   American Bankers' shareholders should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this Proxy Statement/Prospectus, could affect the future results of the combined company following the Proposed Cendant Merger, and could cause results to differ materially from those expressed in such forward-looking statements: (i) the effect of economic conditions and interest rates; (ii) the ability of Cendant to successfully coordinate Cendant's distribution channels and customer base with American Bankers' products; (iii) the ability of Cendant to capitalize on American Bankers' existing relationships with financial institutions and retailers to increase penetration of Cendant's products and services; (iv) the impact of competitive services and pricing; (v) the financial resources of, and products available to, competitors; (vi) changes in laws and regulations; (vii) customer demand; and (viii) opportunities that may be presented to and pursued by the combined company following the Proposed Cendant Merger.

                                   SUMMARY

   This summary highlights certain information from this document, is qualified by reference thereto and may not contain all of the information that is important to you. To understand the Proposed Cendant Merger more fully and for a more complete description of the legal terms of the Proposed Cendant Merger, you should read carefully this entire document, including the documents referred to in the "Incorporation of Certain Documents by Reference" section at the beginning of this document. The summary does not contain a complete statement of material information relating to the Proposed Cendant Merger or other matters discussed in this document.

THE COMPANIES

 Cendant Corporation

   Cendant is one of the foremost consumer and business services companies in the world. Cendant was created through the merger of CUC International Inc. ("CUC") and HFS Incorporated ("HFS") in December 1997 and provides all of the services formerly provided by each of CUC and HFS, including technology-driven, membership-based consumer services, travel services, real estate services, tax preparation services and multimedia software products. Cendant also administers insurance package programs in connection with certain discount shopping and travel programs. Cendant is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. The principal executive offices of Cendant are 6 Sylvan Way, Parsippany, New Jersey 07054 and the telephone number is (973) 428-9700.

 Season Acquisition Corp.

   Cendant Sub is a newly incorporated New Jersey corporation organized in connection with the Cendant Offer and has not carried on any activities other than in connection with the Cendant Offer. Cendant Sub is a wholly owned subsidiary of Cendant. Until immediately prior to the time that Cendant Sub will purchase American Bankers Common Shares pursuant to the Cendant Offer, it is not expected that Cendant Sub will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Proposed Cendant Merger. Because Cendant Sub is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Cendant Sub is available. The principal executive offices of Cendant Sub are 6 Sylvan Way, Parsippany, New Jersey 07054 and the telephone number is (973) 428-9700.

 American Bankers Insurance Group, Inc.

   American Bankers is a specialty insurer providing primarily credit-related insurance products in the U.S. and Canada as well as in Latin America, the Caribbean and the United Kingdom. The majority of American Bankers' gross collected premiums are derived from credit-related insurance products sold through financial institutions and other entities which provide consumer financing as a regular part of their businesses. The principal executive offices of American Bankers are 11222 Quail Roost Drive, Miami, Florida 33157 and the telephone number is (305) 253-2244.

OVERVIEW OF THE PROPOSED CENDANT TRANSACTION

   On January 28, 1998, Cendant, through Cendant Sub, commenced a tender offer to purchase 23,501,260 American Bankers Common Shares, including the associated Rights, at a price of $58.00 per share, net to seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 1998.

   The purpose of the Cendant Offer and the Proposed Cendant Merger is to enable Cendant to acquire control of, and ultimately the entire equity interest in, American Bankers. The Cendant Offer, as the first step in the acquisition of American Bankers, is intended to facilitate the acquisition of a majority of the outstanding American Bankers Common Shares. Cendant is seeking to negotiate with American Bankers a definitive merger agreement pursuant to which American Bankers would, as soon as practicable following consummation of the Cendant Offer, consummate a merger with and into a direct wholly owned subsidiary of Cendant with such subsidiary continuing as the surviving corporation. In the Proposed Cendant Merger, each American Bankers Common Share that remains outstanding would be converted into that number of shares of Cendant Common Stock having a value equal to the Cendant Offer Price (as determined as of the time of the Proposed Cendant Merger which, consistent with the valuation methodology for the Proposed AIG Merger, would be based on the average closing prices of the Cendant Common Stock on the NYSE for the ten trading days ending on the third trading day prior to the date that the Proposed Cendant Merger is consummated). In addition, pursuant to the Proposed Cendant Merger, each then outstanding American Bankers Preferred Share would be converted into one share of Cendant Series A Preferred Stock having substantially similar terms as the American Bankers Preferred Shares, except that such shares would be convertible into shares of Cendant Common Stock in accordance with the terms of the American Bankers Preferred Shares.

   American Bankers shareholders would receive in the Proposed Cendant Merger shares of Cendant Common Stock with a value of $58.00 for each of their American Bankers Common Shares -representing a premium of $11.00 (in excess of 23%) over the value of the Proposed AIG Merger and a premium of $11.75 (in excess of 25%) over the closing price of the American Bankers Common Shares on January 26, 1998 (the last trading day before the announcement of the Cendant Offer).

REASONS FOR THE PROPOSED CENDANT MERGER

   Cendant believes that the Proposed Cendant Merger represents a unique and compelling opportunity to enhance value for shareholders of both American Bankers and Cendant. Cendant's vision for American Bankers is one of exceptional growth and opportunity, which involves utilizing Cendant's distribution channels and customer base as an additional outlet for American Bankers' products and capitalizing on American Bankers' existing relationships with financial institutions and retailers to increase penetration of Cendant's products. See "The Proposed Cendant Transaction -- Reasons for the Proposed Cendant Merger."

BACKGROUND OF THE CENDANT OFFER

   Over the past several years, representatives of Cendant (formerly known as CUC), including John H. Fullmer, Cendant's Executive Vice President and Chief Marketing Officer, and representatives of American Bankers, including Gerald
N. Gaston, American Bankers' Vice Chairman, President and Chief Executive Officer, met on various occasions to discuss possible strategic marketing alliances.

   In the summer of 1997, representatives of HFS separately identified American Bankers as a possible acquisition candidate. HFS's interest in American Bankers increased as a result of its decision to acquire Providian Auto & Home Insurance Company and its property and casualty subsidiaries, which predominately market personal automobile insurance through direct marketing channels.

   During the course of planning for the then-pending merger of CUC and HFS, their mutual interest in American Bankers was identified and scheduled to be pursued following completion of the merger.

   Mr. Fullmer ultimately spoke with Mr. Gaston in mid-December 1997 and described the merger of CUC and HFS which created Cendant and inquired whether American Bankers was actively engaged in discussions relating to an acquisition. In response to Mr. Gaston's assurances that American Bankers was not actively engaged in acquisition discussions, Mr. Fullmer agreed to forward to Mr. Gaston information regarding Cendant and to contact Mr. Gaston to schedule a meeting in early January to discuss a possible acquisition transaction.

   On December 22, 1997, American Bankers and AIG announced that they had entered into the AIG Merger Agreement pursuant to which the Proposed AIG Merger would be consummated following the receipt of required regulatory and shareholder approvals and satisfaction of various other conditions.

   Following a series of meetings among representatives of Cendant and Cendant's outside financial advisors and legal counsel and a meeting of Cendant's Executive Committee, on January 26, 1998, Cendant's Board of Directors (the "Cendant Board") met to review its strategic options in light of the announcement of the Proposed AIG Merger. The Cendant Board believed that a combination of Cendant and American Bankers would offer compelling benefits to both companies, their shareholders and their other constituencies. The Cendant Board determined that Cendant should make a competing offer for American Bankers.

   On January 27, 1998, Cendant submitted to the American Bankers Board a written proposal for the acquisition of American Bankers by Cendant Sub pursuant to the Cendant Offer and the Proposed Cendant Merger and announced its intention to commence the Cendant Offer. In its proposal, Cendant indicated that its strong preference would be to enter into a merger agreement with American Bankers containing substantially the same terms and conditions as the AIG Merger Agreement but at the significantly higher value reflected in the Cendant Offer Price (the "Proposed Cendant Merger Agreement").

   As of the date of this Proxy Statement/Prospectus, the American Bankers Board has purportedly been unable to enter into any negotiations concerning the Proposed Cendant Merger or any other business combination between Cendant and American Bankers because of restrictions contained in the AIG Merger Agreement.

THE AMERICAN BANKERS MEETINGS

 Purposes of the American Bankers Meetings

   It is intended that at the American Bankers Meetings, holders of American Bankers Common Shares and American Bankers Preferred Shares would be asked to approve and adopt the Proposed Cendant Merger Agreement and the transactions contemplated thereby, including the Proposed Cendant Merger.

 Voting Power

   Holders of American Bankers Common Shares and American Bankers Preferred Shares each will have one vote at the Common Shareholders Special Meeting and Preferred Shareholders Special Meeting, respectively, for each American Bankers Common Share or American Bankers Preferred Share.

 Votes Required

   The Proposed Cendant Merger would be conditioned on, among other things, obtaining the approval of the American Bankers Board and obtaining required approvals from the shareholders of American Bankers. Under the FBCA, the affirmative vote of the holders of at least a majority of the total number of outstanding shares of American Bankers Common Shares and American Bankers Preferred Shares, voting separately as a class, at the American Bankers Meetings would be required to approve and adopt the Proposed Cendant Merger Agreement and consummate the Proposed Cendant Merger. As of January 30, 1998, directors and executive officers of American Bankers and their affiliates as a group (i) beneficially owned 4,177,200 American Bankers Common Shares, or approximately 9.9% of the outstanding American Bankers Common Shares, and
(ii) did not beneficially own any American Bankers Preferred Shares. Each of
R. Kirk Landon, Chairman of American Bankers, and Gerald Gaston, in the aggregate beneficially own 3,391,066 shares, or approximately 8.0% of American Bankers Common Shares, and have contractually agreed with AIG to vote in favor of the AIG Merger Agreement and the consummation of the Proposed AIG Merger (the "AIG Voting Agreement"). In addition Messrs. Landon and Gaston have agreed, if requested by AIG, to execute irrevocable proxies in connection with the voting power of their American Bankers Common Shares. If the AIG Voting Agreement is still valid and binding at the time of the American Bankers Meetings, it is anticipated that Messrs. Landon and Gaston would vote against the Proposed Cendant Merger Agreement and the Proposed Cendant Merger.

   The affirmative vote of the holders of a majority of the outstanding shares of American Bankers Common Shares and a majority of the outstanding shares of American Bankers Preferred Shares, each voting as a separate class, would be required to approve and adopt the Proposed Cendant Merger Agreement and consummate the Proposed Cendant Merger.

   If the approval of the Proposed Cendant Merger by holders of American Bankers Preferred Shares is not obtained or Cendant reasonably determines that such approval is not likely to be obtained, Cendant expects that the Proposed Cendant Merger Agreement would provide for the change in structure provided for in the AIG Merger Agreement such that a subsidiary of Cendant would merge with and into American Bankers with American Bankers continuing as the surviving corporation. Upon consummation of such revised Proposed Cendant Merger, the American Bankers Preferred Shares would remain outstanding pursuant to their existing terms (except that they would be convertible into Cendant Common Stock).

CONDITIONS TO THE PROPOSED CENDANT MERGER

   It is expected that, consistent with the terms of the AIG Merger Agreement, the completion of the Proposed Cendant Merger would depend upon a number of conditions being met, including the following: (a) the approval of the Proposed Cendant Merger by the holders of a majority of the outstanding American Bankers Common Shares and a majority of the outstanding American Bankers Preferred Shares, each voting as a separate class; (b) no law having been enacted or injunction having been entered which effectively prohibits the Proposed Cendant Merger; (c) all necessary approvals of governmental authorities and all material required consents of third parties having been obtained; (d) the receipt of opinions from tax counsel for each company regarding certain federal income tax consequences of the Proposed Cendant Merger; (e) Cendant's and American Bankers' respective representations and warranties being true and correct in all material respects and the parties have performed in all material respects their respective obligations under the Cendant Merger Agreement; and (f) the shares of Cendant Series A Preferred Stock to be issued to holders of American Bankers Preferred Shares and the shares of Cendant Common Stock to be issued to holders of American Bankers Common Shares having been authorized for listing on the NYSE subject to official notice of issuance.

REGULATORY APPROVALS

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits the companies from completing the Proposed Cendant Merger until after certain information and materials have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. On January 27, 1998 Cendant furnished that information and the waiting period expired on February 11, 1998. However, the Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the Proposed Cendant Merger on antitrust grounds before or after the Proposed Cendant Merger is completed.

   The Proposed Cendant Merger is also subject to the receipt of certain approvals from various state and foreign insurance regulatory authorities. In January and early February of 1998 Cendant made all applicable insurance regulatory filings. As of the date of this Proxy Statement/Prospectus, such approvals are pending. See "The Proposed Cendant Transaction -- Regulatory Approvals."

ACCOUNTING TREATMENT

   If the Proposed Cendant Merger is consummated, Cendant will account for the acquisition of American Bankers using the "purchase" method of accounting. Accordingly, the consideration to be paid in the Proposed Cendant Merger would be allocated to assets acquired and liabilities assumed based on their estimated fair values at the consummation date. Income (or loss) of American Bankers prior to the consummation date will not be included in income of Cendant. The excess of such purchase price over the amounts so allocated will be treated as goodwill. See "The Proposed Cendant Transaction -- Accounting Treatment."

FEDERAL INCOME TAX CONSEQUENCES

   It is intended that the Proposed Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes, no gain or loss will be recognized by Cendant, American Bankers or Cendant Sub as a result of the Proposed Cendant Merger. Assuming that the American Bankers Board approves the Proposed Cendant Merger, Cendant expects that tax counsel to American Bankers and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), special counsel to Cendant, at the effective time of the Proposed Cendant Merger, will deliver opinions substantially to the effect that the Proposed Cendant Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that each of Cendant, American Bankers and Cendant Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Assuming that the Proposed Cendant Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and that the Cendant Offer and the Proposed Cendant Merger will be treated as a single integrated transaction, the Federal income tax consequences of such transactions to a shareholder of American Bankers generally will depend on whether the shareholder owns only American Bankers Common Shares or a combination of both American Bankers Common Shares and American Bankers Preferred Shares and will further depend on whether such shareholder exchanges such American Bankers Shares for (a) cash pursuant to the Cendant Offer, (b) Cendant Common Stock and/or Cendant Series A Preferred Stock pursuant to the Proposed Cendant Merger or (c) a combination of both. Generally, (i) gain or loss will be recognized by a shareholder of American Bankers who receives solely cash in exchange for American Bankers Common Shares pursuant to the Cendant Offer and who does not exchange any American Bankers Shares pursuant to the Proposed Cendant Merger,
(ii) no gain or loss will be recognized by a shareholder of American Bankers who does not exchange any American Bankers Common Shares pursuant to the Cendant Offer and who receives (A) solely shares of Cendant Common Stock in exchange for American Bankers Common Shares pursuant to the Proposed Cendant Merger (except in respect of cash received in lieu of a fractional share of Cendant Common Stock) and/or (B) solely shares of Cendant Series A Preferred Stock in exchange for American Bankers Preferred Shares pursuant to the Proposed Cendant Merger, and (iii) a shareholder of American Bankers who receives a combination of cash and shares of Cendant Common Stock and/or Cendant Series A Preferred Stock in exchange for such shareholder's American Bankers Shares pursuant to the Cendant Offer and the Proposed Cendant Merger will not recognize loss but will recognize (i.e., pay tax on) gain realized, if any, to the extent of the cash received.

   All shareholders should carefully read the discussion of the material federal income tax consequences of the Cendant Offer and the Proposed Cendant Merger under "The Proposed Cendant Transaction -- Certain Federal Income Tax Consequences" and are urged to consult with their tax advisors as to the federal, state, local and foreign tax consequences in their particular circumstances.

APPRAISAL RIGHTS

   Under Florida law, it is expected that holders of American Bankers Common Shares and American Bankers Preferred Shares would have no right to an appraisal of the value of their shares in connection with the Proposed Cendant Merger or the consummation of the transactions contemplated thereby. See "The Proposed Cendant Transaction -- Appraisal Rights."

COMPARISON OF RIGHTS OF HOLDERS OF AMERICAN BANKERS COMMON SHARES AND CENDANT COMMON STOCK

   Assuming the Proposed Cendant Merger is consummated, shareholders of American Bankers would become shareholders of Cendant. Cendant is incorporated under the laws of the State of Delaware. American Bankers is incorporated under the laws of the State of Florida. The holders of American Bankers Common Shares, whose rights as shareholders are currently governed by the FCBA, American Bankers' Articles of Incorporation (the "American Bankers Articles") and American Bankers' Bylaws (the "American Bankers Bylaws"), would, upon exchange of their shares pursuant to the Proposed Cendant Merger, become holders of shares of Cendant Common Stock, and their rights would be governed by the Delaware General Corporation Law (the "DGCL"), Cendant's Restated Certificate of Incorporation (the "Cendant Certificate") and Cendant's Bylaws (the "Cendant Bylaws"). For a discussion of certain similarities and differences between the rights of holders of American Bankers Shares and holders of Cendant Common Stock, see "Comparative Rights of Common Shareholders."

DESCRIPTION OF CENDANT COMMON STOCK

   The authorized capital stock of Cendant consist of 2,000,000,000 shares of Cendant Common Stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, (the "Cendant Preferred Stock").
As of February   , 1998, there were     shares of Cendant Common Stock and no
shares of Cendant Preferred Stock issued and outstanding.

   Holders of shares of Cendant Common Stock are entitled to one vote per share for each share held and may not cumulate votes in elections of directors.

   The Cendant Board is authorized at any time from time to time to provide for the issuance of all or any shares of Cendant Preferred Stock in one or more series, and to fix the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of each such series.

   For additional information concerning the capital stock of Cendant, see "Description of Cendant Capital Stock."

LISTING OF CENDANT COMMON STOCK AND CENDANT PREFERRED STOCK

   It is anticipated that the shares of Cendant Series A Common Stock and Cendant Preferred Stock to be issued in connection with the Proposed Cendant Merger will be listed on the NYSE.

                    MARKET PRICE AND DIVIDEND INFORMATION

   Cendant Common Stock is listed on the NYSE (symbol: "CD"). American Bankers Common Shares and American Bankers Preferred Shares are listed on the NYSE (symbol: "ABI" and "ABI3 1/8Pfd," respectively). The table below sets forth, for the calendar quarters indicated, the high and low closing sales prices per share of Cendant Common Stock, American Bankers Common Shares and American Bankers Preferred Shares reported on the NYSE Composite Tape (and, for periods prior to July 9, 1997 with respect to American Bankers Common Shares and American Bankers Preferred Shares, the Nasdaq National Market ("Nasdaq")) and the dividends declared for Cendant Common Stock, American Bankers Common Shares and American Bankers Preferred Shares. Cendant has not paid any dividends in respect of the Cendant Common Stock during the five years ended December 31, 1997.

                                                                                                 AMERICAN
                                                                                                  BANKERS
                                             CENDANT                  AMERICAN BANKERS           PREFERRED
                                         COMMON STOCK(1)              COMMON SHARES(2)           SHARES(3)
                                      ---------------------- ---------------------------------- -----------
                                         HIGH        LOW        HIGH         LOW     DIVIDENDS     HIGH
                                      ---------------------- ----------- ---------------------- -----------
1995:
First Quarter .......................     $17-9/32   $14-43/64   $15-5/16    $11-3/4    .090        $--
Second Quarter ......................      18-23/32   16-21/64    16-1/8      13-5/16   .095         --
Third Quarter .......................      23-21/64   18-3/4      18-5/8      15-7/16   .095         --
Fourth Quarter ......................      25-21/64   20          19-1/2      17-7/16   .095         --
1996:
First Quarter .......................      26-11/64   19-5/64     19-13/16    16-3/4    .095         --
Second Quarter ......................      26-1/4     18-43/64    21-15/16    16-7/16   .100         --
Third Quarter .......................      26-37/64   21-1/4      25-1/8      19-29/32  .100         59
Fourth Quarter ......................      27-21/64   22-1/2      25-15/16    23-3/32   .100         60-1/4
1997:
First Quarter .......................      26-7/8     22-1/2      29-1/2      24-3/8    .100         68-1/2
Second Quarter ......................      26-3/4     20          34-1/32     25-3/16   .105         76-3/4
Third Quarter .......................      31-3/4     23-11/16    38-5/16     33-11/16  .110         92-1/2
Fourth Quarter ......................      34-3/8     26-15/16    45-15/16    36-11/16  .110         93-3/8
1998:
First Quarter (through February )  ..

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                          LOW     DIVIDENDS
                                      ----------------------
1995:
First Quarter .......................     $--          --
Second Quarter ......................      --          --
Third Quarter .......................      --          --
Fourth Quarter ......................      --          --
1996:
First Quarter .......................      --          --
Second Quarter ......................      --          --
Third Quarter .......................      50        .807
Fourth Quarter ......................      56-1/2    .781
1997:
First Quarter .......................      60-5/8    .781
Second Quarter ......................      61-7/8    .781
Third Quarter .......................      72-1/2    .781
Fourth Quarter ......................      79        .781
1998:
First Quarter (through February )  ..

------------
(1) All Cendant Common Stock prices prior to the first quarter of 1998 are for CUC. Cendant Common Stock prices have been adjusted to reflect a three-for-two stock split which was effected in October 1996.
(2) All American Bankers Common Shares information has been adjusted to reflect a two-for-one stock split which was effected in September 1997.
(3) American Bankers Preferred Shares were not publicly traded prior to July 23, 1996.

   Although the market price of Cendant Common Stock is subject to fluctuation, the market value of the shares of Cendant Common Stock that holders of American Bankers Common Shares would receive in the Proposed Cendant Merger would be equal to the value of the Cendant Offer Price (as determined as of the time of the Proposed Cendant Merger which, consistent with the valuation methodology for the Proposed AIG Merger, would be based on the average closing prices of the Cendant Common Stock on the NYSE for the ten trading days ending on the third trading day prior to the date that the Proposed Cendant Merger is consummated). American Bankers shareholders are urged to obtain current market quotations for Cendant Common Stock, American Bankers Common Shares and American Bankers Preferred Shares. No assurance can be given as to the future prices or markets for Cendant Common Stock or Cendant Series A Preferred Stock or American Bankers Common Shares or American Bankers Preferred Shares.

   Assuming the Proposed Cendant Merger is consummated, the American Bankers Shares would no longer exist, and, as a result, would no longer be listed on the NYSE. It is expected that the Cendant Common Stock and the Cendant Series A Preferred Stock issued in connection with the Proposed Cendant Merger would be listed on the NYSE.

RECENT CLOSING PRICES

   The following table sets forth the closing prices per share of Cendant Common Stock, American Bankers Common Share and American Bankers Preferred Share as reported on the NYSE on January 26, 1998, the last trading day before the announcement of Cendant's proposal to acquire American Bankers,
and on February   , 1998, the latest practicable trading day before the
printing of this Proxy Statement/Prospectus.

                            CENDANT        AMERICAN BANKERS     AMERICAN BANKERS
                         COMMON STOCK       COMMON SHARES       PREFERRED SHARES
                       ---------------- --------------------  --------------------
January 26, 1998......     $34-5/16            $46-1/4               $96-1/8
February , 1998.......     $                   $                     $

                COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

   The following table sets forth book value, net income and cash dividends declared per share data for American Bankers and Cendant on a pro forma, pro forma equivalent, historical and historical equivalent basis. The pro forma amounts included in the table assume completion of the Proposed Cendant Merger and are based on the purchase method of accounting, a preliminary determination and allocation of the total purchase price and the assumptions described in the Unaudited Pro Forma Consolidated Financial Statements included herein. The pro forma amounts in the table below are presented for information purposes and are not necessarily indicative of what the financial position or the results of operations would actually have been had the Proposed Cendant Merger been consummated as of the dates or at the beginning of the relevant periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of Cendant. The Cendant equivalent per share data for American Banker shareholders represents Cendant information multiplied by a fraction, the numerator of which is the Cendant Offer Price of $58.00 and the denominator of which is the assumed Cendant stock price of $36 3/8 (the closing price of the Cendant Common Stock on February 10, 1998). The information set forth below should be read in conjunction with the historical consolidated financial statements of American Bankers and Cendant, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                                                      AT
                                                        -------------------------------
                                                         SEPTEMBER 30,    DECEMBER 31,
                                                              1997            1996
                                                        --------------- --------------
BOOK VALUE PER SHARE
 Pro Forma
  Cendant..............................................      $ 6.98          $   --
  Cendant--Equivalent for American Bankers'
   shareholders........................................       11.13              --
 Historical
  Cendant..............................................        5.59            5.42
  Cendant--Equivalent for American Bankers'
   shareholders........................................        8.91            8.64
  American Bankers (1).................................       16.36           14.56

                                                            FOR THE NINE MONTHS   FOR THE YEAR
                                                                   ENDED              ENDED
                                                               SEPTEMBER 30,      DECEMBER 31,
                                                            ------------------- ----------------
                                                               1997      1996         1996
                                                            --------- --------  ----------------
NET INCOME PER SHARE
 Pro Forma
  Cendant (diluted) .......................................   $0.46     $  --         $0.52
  Cendant--Equivalent for American Bankers' shareholders ..    0.74        --          0.83
 Historical
  Cendant (diluted) .......................................    0.47      0.34          0.52
  Cendant--Equivalent for American Bankers' shareholders ..    0.75      0.54          0.83
  American Bankers (fully diluted)(1) .....................    1.81      1.59          2.16
CASH DIVIDENDS PER SHARE
 Pro Forma
  Cendant (2) .............................................      --        --            --
  Cendant--Equivalent for American Bankers' shareholders ..      --        --            --
 Historical
  Cendant (2) .............................................      --        --            --
  Cendant--Equivalent for American Bankers' shareholders ..      --        --            --
  American Bankers (1).....................................    0.32      0.30          0.40

------------
(1) All American Bankers information has been adjusted to reflect a two-for-one stock split which was effected in September 1997.
(2) Prior to the merger of HFS with and into CUC to form Cendant, CUC and HFS had not declared or paid cash dividends on its common stock. However, cash dividends were declared and paid by Ideon and PHH to their shareholders prior to their respective mergers with Cendant. Cendant expects to retain its earnings for the development and expansion of its business and the repayment of indebtedness and does not anticipate paying dividends on the Cendant Common Stock in the foreseeable future.

           SELECTED CONSOLIDATED FINANCIAL DATA OF AMERICAN BANKERS

   The selected financial data of American Bankers for the years 1996, 1995 and 1994, presented below, with the exception of the balance sheet data for 1994, has been derived from the audited consolidated financial statements of American Bankers incorporated by reference in this Proxy Statement/Prospectus. The balance sheet data for 1994 and the selected financial data presented below for 1993 and 1992 has been derived from audited consolidated financial statements previously filed with the Commission but not incorporated by reference in this Proxy Statement/Prospectus. Selected financial data for the nine month periods ended September 30, 1997 and 1996 have been derived from unaudited consolidated financial statements filed with the Commission and incorporated by reference in this Proxy Statement/Prospectus and, in the opinion of American Banker's management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations and financial position for each of the interim periods presented. Results for the nine months ended September 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. The information shown below is qualified in its entirety by, and should be read in conjunction with, the related consolidated financial statements of American Bankers, including the related notes thereto and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for American Bankers incorporated by reference in this Proxy Statement/Prospectus.

                    AMERICAN BANKERS INSURANCE GROUP, INC.
                 SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 FOR THE YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------
                                   1992          1993         1994          1995         1996
                               ------------ ------------  ------------ ------------  ------------

Revenues
 Net premiums earned..........  $  733,000    $  882,000   $1,094,300    $1,240,700   $1,378,500
 Net investment income........      67,500        70,400       74,400        99,400      121,200
 Realized investment gains ...       2,800         5,400        2,700           700        7,800
 Gain on insurance settlement                      5,400
 Other income ................       8,800        10,100       15,400        20,100       21,500
                               ------------ ------------  ------------ ------------  ------------
Total revenues................     812,100       973,300    1,186,800     1,360,900    1,529,000
                               ------------ ------------  ------------ ------------  ------------
Benefits and expenses

 Benefits, claims, losses,
  and settlement expenses  ...     299,800       349,800      437,900       463,100      523,000
 Commissions .................     289,400       358,000      437,700       526,500      571,800
 Operating expenses ..........     153,800       181,700      220,200       251,500      280,800
 Interest expenses ...........       9,600         8,100       11,200        15,600       17,500
                               ------------ ------------  ------------ ------------  ------------
Total benefits and expenses  .     752,600       897,600    1,107,000     1,256,700    1,393,100
                               ------------ ------------  ------------ ------------  ------------
 Pre-tax income from
  operations .................      59,500        75,700       79,800       104,200      135,900
                               ------------ ------------  ------------ ------------  ------------
Income tax (expense) benefit

 Current .....................     (19,000)      (24,400)     (14,800)      (25,200)     (28,900)
 Deferred ....................       1,800         2,000       (8,500)       (6,700)     (12,500)
                               ------------ ------------  ------------ ------------  ------------
                                   (17,200)      (22,400)     (23,300)      (31,900)     (41,400)
                               ------------ ------------  ------------ ------------  ------------
Net income before cumulative
 effect of change in
 accounting...................      42,300        53,300       56,500        72,300       94,500
Cumulative effect of change
 in accounting for income
 taxes .......................                    (1,000)
                               ------------ ------------  ------------ ------------  ------------
Net income ...................  $   42,300    $   52,300   $   56,500    $   72,300   $   94,500
                               ------------ ------------  ------------ ------------  ------------
Per common share data
Primary
 Net income before cumulative
  effect of change in
  accounting..................  $     1.29    $     1.43   $     1.37    $     1.74   $     2.20
 Cumulative effect of change
  in accounting for income
  taxes ......................                     (0.03)
Net income ...................  $     1.29    $     1.40   $     1.37    $     1.74   $     2.20
                               ------------ ------------  ------------ ------------  ------------
Fully diluted
 Net income before cumulative
  effect of change in
  accounting..................  $     1.20    $     1.39   $     1.37    $     1.74   $     2.16
Cumulative effect of change
 in accounting for income
 taxes .......................                     (0.03)
Net Income ...................  $     1.20    $     1.36   $     1.37    $     1.74   $     2.16
                               ------------ ------------  ------------ ------------  ------------
Dividends per common share ...  $     0.30    $     0.34   $     0.36    $     0.38   $     0.40
                               ============ ============  ============ ============  ============
Total Assets .................  $1,404,300    $2,160,500   $2,432,500    $2,987,700   $3,469,500
Notes Payable ................  $  139,600    $  158,900   $  197,800    $  236,000   $  222,500
Stockholders' Equity..........  $  268,400    $  399,300   $  405,900    $  513,000   $  710,200

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,
                               --------------------------
                                   1996          1997
                               ------------ ------------
                                      (UNAUDITED)
Revenues
 Net premiums earned..........  $1,052,400    $1,093,700
 Net investment income........      87,200        99,300
 Realized investment gains ...       6,300         9,100
 Gain on insurance settlement
 Other income ................      15,400        17,000
                               ------------ ------------
Total revenues................   1,161,300     1,219,100
                               ------------ ------------
Benefits and expenses

 Benefits, claims, losses,
  and settlement expenses  ...     412,700       409,300
 Commissions .................     433,500       454,000
 Operating expenses ..........     204,300       224,600
 Interest expenses ...........      13,000        12,100
                               ------------ ------------
Total benefits and expenses  .   1,063,500     1,100,000
                               ------------ ------------
 Pre-tax income from
  operations .................      97,800       119,100
                               ------------ ------------
Income tax (expense) benefit

 Current .....................     (17,600)      (30,500)
 Deferred ....................     (11,900)       (3,700)
                               ------------ ------------
                                   (29,500)      (34,200)
                               ------------ ------------
Net income before cumulative
 effect of change in
 accounting...................      68,300        84,900
Cumulative effect of change
 in accounting for income
 taxes .......................
                               ------------ ------------
Net income ...................  $   68,300    $   84,900
                               ------------ ------------
Per common share data
Primary
 Net income before cumulative
  effect of change in
  accounting..................  $     1.62    $     1.89
 Cumulative effect of change
  in accounting for income
  taxes ......................
Net income ...................  $     1.62    $     1.89
                               ------------ ------------
Fully diluted
 Net income before cumulative
  effect of change in
  accounting..................  $     1.59    $     1.81
Cumulative effect of change
 in accounting for income
 taxes .......................
Net Income ...................  $     1.59    $     1.81
                               ------------ ------------
Dividends per common share ...  $     0.30    $     0.32
                               ============ ============
Total Assets .................  $3,356,000    $3,679,000
Notes Payable ................  $  245,100    $  241,500
Stockholders' Equity..........  $  678,300    $  796,300

------------
All per common share data has been retroactively adjusted to reflect the two-for-one stock split which was effected in September 1997.
The amounts for 1993 and forward are reported in accordance with FASB Statement 113.

               SELECTED CONSOLIDATED FINANCIAL DATA OF CENDANT

   The selected consolidated financial data relating to Cendant and its subsidiaries as of and for each of the years in the five year period ended December 31, 1996 have been derived from audited financial statements. The selected consolidated financial data relating to Cendant as of and for the nine months ended September 30, 1997 have been derived from unaudited financial statements. The pro forma amounts included in the table assume completion of the Proposed Cendant Merger and are based on the purchase method of accounting, a preliminary determination and allocation of the total purchase price and the assumptions described in the Unaudited Pro Forma Consolidated Financial Statements included herein. The pro forma amounts in the table below are presented for information purposes and are not necessarily indicative of what the financial position or the results of operations would actually have been had the Proposed Cendant Merger been consummated as of the dates or at the beginning of the relevant periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of Cendant. The financial data that follows is qualified in its entirety by reference to Cendant's financial statements and notes thereto contained in Cendant's Current Report on Form 8-K dated January 29, 1998, which is incorporated by reference herein. The underlying financial data should also be read in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and related notes thereto included herein.

                             CENDANT CORPORATION
                           SELECTED FINANCIAL DATA
                   (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                             FOR THE YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------------------------
                                                                                                     PRO FORMA
                                                                                                    PRIOR TO THE
                                                               HISTORICAL                         PROPOSED CENDANT
                                        ---------------------------------------------------------      MERGER
                                           1992        1993       1994        1995       1996         1996(3)
                                         --------------------  ---------- ----------  ---------- ----------------
INCOME STATEMENT DATA:(1)(2)
Net revenues...........................  $1,835.5    $2,136.4   $2,446.7    $2,992.1   $3,908.8       $4,475.3
Net income ............................     153.2       209.2(5)   286.6(6)    302.8(7)   423.6(8)       473.4(8)
Net income per share (diluted).........      0.25        0.31(5)    0.41(6)     0.42(7)    0.52(8)        0.56(8)
Cash dividends declared per share(10)          --          --         --          --         --             --

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                              PRO FORMA
                                        GIVING EFFECT TO THE
                                          PROPOSED CENDANT
                                               MERGER
                                               1996(3)
                                         --------------------

INCOME STATEMENT DATA:(1)(2)
Net revenues...........................       $6,004.3
Net income ............................          454.2(8)
Net income per share (diluted).........           0.52(8)
Cash dividends declared per share(10)               --

                                              NINE MONTHS ENDED SEPTEMBER 30,
                                       ---------------------------------------------
                                                                     PRO FORMA
                                                               GIVING EFFECT TO THE
                                             HISTORICAL          PROPOSED CENDANT
                                       -----------------------        MERGER
                                          1996       1997(4)           1997
                                       ----------  ----------- --------------------
INCOME STATEMENT DATA:(1)(2)
Net revenues..........................  $2,800.0    $3,890.0         $5,109.1
Net income............................     265.5       400.7(9)         407.8(9)
Net income per share (diluted) .......      0.34        0.47(9)          0.46(9)
Cash dividends declared per
 share(10)............................        --          --               --

                                                                                               AT SEPTEMBER 30,
                                                                                     ----------------------------------
                                                                                                         PRO FORMA
                                                                                                   GIVING EFFECT TO THE
                                                AT DECEMBER 31,                        HISTORICAL    PROPOSED CENDANT
                           ----------------------------------------------------------------------         MERGER
                              1992        1993       1994        1995        1996       1997(4)            1997
                           ----------  ---------- ---------- ----------  ----------- ------------  --------------------
BALANCE SHEET DATA:(1)(2)
Total assets..............  $6,027.2    $6,698.8   $7,437.0    $8,994.4   $13,588.4    $14,997.0         $19,810.8
Long-term debt............     303.5       394.1      420.0       354.0     1,004.6      2,422.5           2,664.0(11)
Shareholders' equity .....   1,054.1     1,319.3    1,629.8     2,148.8     4,322.7      4,608.9           5,905.6
Assets under management
 and mortgage programs ...   3,805.7     4,058.8    4,115.4     4,955.6     5,729.2      5,602.2           5,602.2
Debt under management and
 mortgage programs........   3,273.1     3,629.7    3,791.6     4,427.9     5,089.9      4,952.1           4,952.1

------------
(1) Financial data reflects and has been restated to include the following mergers and acquisitions accounted for under the pooling of interest method of accounting: (i) the December 17, 1997 merger of HFS with and into CUC to form Cendant (the "HFS/CUC Merger"); (ii) the April 30, 1997 merger with PHH Corporation ("PHH"); (iii) the July 1996 mergers with Davidson and Associates Inc. ("Davidson") and Sierra On-Line, Inc. ("Sierra"); (iv) the August 1996 merger with Ideon Group Inc. ("Ideon"); (v) the 1995 acquisitions of Getko Group Inc., North American Outdoor Group, Inc. and Advance Ross Corporation; and (vi) other acquisitions.
(2) Financial data reflects the following acquisitions accounted for under the purchase method of accounting, and accordingly the financial results of such acquired companies are reflected since the respective dates of acquisition: (i) Resort Condominiums International, Inc. ("RCI") in November 1996; (ii) Avis, Inc. ("Avis") in October 1996;
       (iii) Coldwell Banker Corporation ("Coldwell Banker") in May 1996; (iv) Century 21 Real Estate Corporation in August 1995; (v) the Super 8 Motel franchise system in April 1993; (vi) the Days Inn of America, Inc. franchise system in January 1992; and (vii) other acquisitions.
(3) Pro forma income statement data include the following acquisitions and related financing, as if they occurred on January 1, 1996: (i) Coldwell Banker in May 1996; (ii) Avis in October 1996; (iii) RCI in November 1996; and (iv) other acquisitions completed during 1996.
(4) In the opinion of management, all adjustments necessary for a fair presentation of the interim consolidated financial data are included. These interim results are not necessarily indicative of results for a full year.
(5) Includes extraordinary loss, net of tax of $12.8 million, related to the early extinguishment of debt.
(6) Includes a net gain of $9.8 million ($6.2 million, after-tax) comprised of the gain on the sale of The ImagiNation Network, Inc. offset by costs related to Ideon products abandoned and restructuring.
(7) Includes provision for costs related to the abandonment of certain Ideon development efforts and the restructuring of Cendant's SafeCard division and corporate infrastructure. The charges aggregated $97.0 million ($62.1 million, after-tax).
(8) Includes provisions for costs incurred principally in connection with the 1996 mergers with Davidson, Sierra and Ideon. The charges aggregated $179.9 million ($118.7 million, after-tax). Such costs in connection with Cendant's mergers with Davidson and Sierra are non-recurring and are comprised primarily of transaction costs and other professional fees. Such costs associated with Cendant's merger with Ideon are non-recurring and include transaction costs as well as a provision relating to certain litigation. In June 1997, Cendant entered into an agreement which provided for the settlement of certain Ideon litigation. Such agreement called for the payment of $70.5 million over a six-year period which was provided for during the year ended December 31, 1996.
(9) Includes a one-time pre-tax merger related charge of $303 million ($227 million, after-tax) during the second quarter of 1997 in connection with the merger with PHH. Such charge is comprised of merger-related costs, including severance, facility and system consolidations and terminations, costs associated with exiting certain activities and professional fees.
(10) Prior to the HFS/CUC Merger, CUC and HFS had not declared or paid cash dividends on its common stock. However, cash dividends were declared and paid by Ideon and PHH to their shareholders prior to their respective mergers with Cendant. Cendant expects to retain its earnings for the development and expansion of its business and the repayment of indebtedness and does not anticipate paying dividends on its common stock in the foreseeable future.
(11) Includes Cendant long-term debt of $2,422.5 million and American Bankers notes payable in the amount of $241.5 million.
------------
   YEAR-END 1997 FINANCIAL RESULTS. On February 4, 1998, Cendant announced its financial results for the year ended December 31, 1997. Cendant reported diluted earnings per share of $1.00 for 1997, a 49% increase compared to $.67 earnings per share reported for 1996, excluding one-time charges recognized in both 1997 and 1996. Cendant had revenues of $5.3 billion for 1997 compared with $3.9 billion for 1996, an increase of 36%, and net income of $872.2 million for 1997, excluding one-time charges, compared with $542.3 million of 1996, excluding one-time charges, an increase of 61%. On a pro forma basis, which assumes that the financial results include all of Cendant's 1996 acquisitions, accounted for under the purchase method, as if they had occurred as of January 1, 1996, earnings per share for the year ended
December 31, 1997, excluding one-time charges, was $1.00 representing a 43% increase over pro forma $.70 earnings per share for the year ended December 31, 1996.
   When giving effect to one-time charges, Cendant reported $.06 diluted earnings per share for the year ended December 31, 1997 and net income of $55.4 million for 1997 compared to $423.6 million for 1996. In 1997, one-time charges totaled $1.1 billion ($816.8 million after-tax, or $.94 per share) for merger related costs and unusual charges coincident with the HFS/CUC Merger, as well as the merger of HFS and PHH which was consummated in April 1997. In 1996, one-time charges totaled $179.9 million ($118.7 million after-tax, or $.15 per share) principally related to three CUC mergers.

         CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                          PREFERRED STOCK DIVIDENDS

   The following table sets forth the unaudited consolidated ratio of earnings to combined fixed charges and preferred stock dividends of Cendant for the periods indicated.

                                                                    YEAR ENDED DECEMBER 31,
                                   ------------------------------------------------------------------------------------------
                                                                                                    PRO FORMA
                                                                                ---------------------------------------------
                                                                                      PRIOR TO THE          GIVING EFFECT TO THE
                                                                                     PROPOSED CENDANT        PROPOSED CENDANT
                                  ------------------------------------------             MERGER                  MERGER
                                  1992    1993    1994     1995    1996                  1996(2)                 1996(2)(3)
                                  ----    ----    ----     ----    ----                   ----                   ----
RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS(1) ..........  1.99X    2.68X   2.94X    2.70X   3.06X                 3.15X                   2.65X

                                                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                                              ------------------------------------------------
                                                                                                   PRO FORMA
                                                                                             --------------------
                                                                                             GIVING EFFECT TO THE
                                                                                                PROPOSED CENDANT
                                                           HISTORICAL                                MERGER
                                                          ------------                               1997(2)
                                                              1997
                                                              ----
Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends(1)............................     3.48x                                   3.01X

------------
(1) The ratio of earnings to combined fixed charges and preferred stock dividend is computed by dividing income before income taxes and extraordinary items plus fixed charges, less capitalized interest by combined fixed charges and preferred stock dividends. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals). Preferred stock dividends represents dividends at the annual rate of 3.125% per share of Cendant Series A Preferred Stock.

(2) Pro forma information includes the following acquisitions and related financing, as if the occurred on January 1, 1996: (i) Coldwell Banker in May 1996; (ii) Avis in October 1996; (iii) RCI in November 1996; and
       (iv) other acquisitons completed during 1996.

(3) The pro forma information giving effect to the Proposed Cendant Merger includes the effects of the issuance of the Cendant Series A Preferred Stock and related dividend.

                 INFORMATION CONCERNING THE SPECIAL MEETINGS

   Assuming the American Bankers Board approves the Proposed Cendant Merger, information about the American Bankers Meetings (including the date and time of the American Bankers Meetings, the record dates therefor, voting by proxy and certain other matters) would be set forth in a definitive Proxy Statement/Prospectus.

                       THE PROPOSED CENDANT TRANSACTION

   The following information relating to the Proposed Cendant Merger is qualified in its entirety by reference to the other information contained elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference.

OVERVIEW OF THE PROPOSED CENDANT TRANSACTION

   On January 28, 1998, Cendant, through Cendant Sub, commenced a tender offer to purchase 23,501,260 American Bankers Common Shares, including the associated Rights, at a price of $58.00 per share, net to seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated January 27, 1998.

   The purpose of the Cendant Offer and the Proposed Cendant Merger is to enable Cendant to acquire control of, and ultimately the entire equity interest in, American Bankers. The Cendant Offer, as the first step in the acquisition of American Bankers, is intended to facilitate the acquisition of a majority of the outstanding American Bankers Common Shares. Cendant is seeking to negotiate with American Bankers a definitive merger agreement pursuant to which American Bankers would, as soon as practicable following consummation of the Cendant Offer, consummate a merger with and into a direct wholly owned subsidiary of Cendant with such subsidiary continuing as the surviving corporation. In the Proposed Cendant Merger, each share of American Bankers Common Shares that remains outstanding (other than American Bankers Common Shares owned by Cendant or any of its wholly owned subsidiaries, American Bankers Common Shares held in the treasury of American Bankers, and if shareholder appraisal rights are available with respect to American Bankers Common Shares, American Bankers Common Shares held by shareholders who perfect appraisal rights under the FBCA) would be converted into that number of shares of Cendant Common Stock having a value equal to the Cendant Offer Price (as determined as of the time of the Proposed Cendant Merger which, consistent with the valuation methodology for the Proposed AIG Merger, would be based on the average closing prices of the Cendant Common Stock on the NYSE for the ten trading days ending on the third trading day prior to the date that the Proposed Cendant Merger is consummated). In addition, pursuant to the Proposed Cendant Merger, each of the then outstanding American Bankers Preferred Shares would be converted into one share of Cendant Series A Preferred Stock having substantially similar terms as the American Bankers Preferred Shares, except that such shares would be convertible into shares of Cendant Common Stock in accordance with the terms of the American Bankers Preferred Shares.

   If the approval of the Proposed Cendant Merger by holders of American Bankers Preferred Shares is not obtained or Cendant reasonably determines that such approval is not likely to be obtained, Cendant expects that the Proposed Cendant Merger Agreement would provide for the change in structure provided for in the AIG Merger Agreement such that a subsidiary of Cendant would merge with and into American Bankers with American Bankers continuing as the surviving corporation. Upon consummation of such revised Proposed Cendant Merger, the American Bankers Preferred Shares would remain outstanding pursuant to their existing terms (except that they would be convertible into Cendant Common Stock).

   The Cendant Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the expiration of the Cendant Offer a number of American Bankers Common Shares which, together with American Bankers Common Shares owned by Cendant and Cendant Sub, constitute at least 51% of the American Bankers Common Shares outstanding on a fully diluted basis, (ii) the affiliated transaction provisions of Florida law being inapplicable to the Proposed Cendant Merger, (iii) the control share acquisition provisions of Florida law continuing to be inapplicable to the acquisition of

Common Shares pursuant to the Cendant Offer, (iv) the purchase of American Bankers Common Shares pursuant to the Cendant Offer having been approved for purposes of rendering the supermajority vote requirement of the American Bankers Articles inapplicable to Cendant and Cendant Sub, (v) the Rights having been redeemed by the American Bankers Board or having been invalidated or otherwise rendered inapplicable to the Cendant Offer and the Proposed Cendant Merger, (vi) the AIG Lockup Option (as defined herein) having been terminated or invalidated without any American Bankers Common Shares having been issued thereunder, and (vii) Cendant and Cendant Sub having obtained all insurance regulatory approvals necessary for their acquisition of control over American Bankers insurance subsidiaries on terms and conditions satisfactory to Cendant Sub, in its reasonable discretion.

   As described in the Cendant Offer, the conditions described in clauses
(ii) and (iv) above would be satisfied upon approval by the American Bankers Board of the Cendant Offer and the Proposed Cendant Merger. Under the American Bankers Bylaws, the Florida control share acquisition statute is not applicable to American Bankers. Accordingly, the condition described in clause (iii) above will continue to be satisfied unless American Bankers amends its Bylaws and elects to have the Florida control share acquisition statute apply to control share acquisitions of American Bankers Shares.

   Under the terms of the Rights Agreement, the American Bankers Board has the ability to redeem the Rights at a price of $.01 per Right (the "Redemption Price") or to otherwise make the Rights inapplicable to the Cendant Offer and the Proposed Cendant Merger, thereby satisfying the condition described in clause (v) above relating to the Rights (the "Rights Condition"). However, American Bankers has agreed in the AIG Merger Agreement not to facilitate any effort or attempt to make or implement an acquisition proposal, which would include the Cendant Offer, including by means of an amendment to the Rights Agreement. Notwithstanding the foregoing, American Bankers has amended the Rights Agreement and resolved to provide that the commencement of the Cendant Offer would not trigger the occurrence of a Distribution Date (as defined in the Rights Agreement).

   Cendant believes that under applicable law and under the circumstances of the Cendant Offer, including the approval of the American Bankers Board of the AIG Merger Agreement and the transactions contemplated thereby, American Bankers' Board of Directors is obligated by its fiduciary responsibilities not to redeem the Rights or render the Rights Agreement inapplicable to any business transaction by AIG without, at the same time, taking the same action as to Cendant, the Cendant Offer and the Proposed Cendant Merger, and that American Bankers Board's failure to do so would be a violation of law. Cendant has commenced litigation against American Bankers, substantially all of the members of the American Bankers Board, AIG and AIG Sub in the United States District Court for the Southern District of Florida, Miami Division (the "Florida Litigation") seeking to enjoin American Bankers from treating AIG and Cendant differently under the Rights Agreement. In addition, Cendant is seeking to invalidate the AIG Lockup Option in the Florida Litigation. See "Certain Litigation."

   While Cendant believes its claims in the Florida Litigation are meritorious, there can be no assurance that it will prevail in such litigation. If Cendant were to prevail in the Florida Litigation and American Bankers was compelled to redeem the Rights or otherwise render the Rights inapplicable to the Cendant Offer and the Proposed Cendant Merger, the Rights Condition would be satisfied. Immediately upon the action of the American Bankers Board ordering a redemption of the Rights, the Rights would terminate, and the only rights to which the holders of Rights would be entitled would be the right to receive the Redemption Price.

   If the Rights Condition is not satisfied and Cendant Sub elects, in its sole discretion, to waive such condition and consummate the Cendant Offer, and if there are outstanding Rights which have not been acquired by Cendant Sub, Cendant Sub will evaluate its alternatives. Such alternatives could include purchasing additional Rights in the open market, in privately negotiated transactions, in another tender or exchange offer or otherwise. Any such additional purchase of Rights could be for cash or other consideration. Under such circumstances, the Proposed Cendant Merger might be delayed or abandoned as impracticable.

   There can be no assurance as to the timing of satisfaction of the conditions to the Cendant Offer, as many of them are within the control of the American Bankers Board which, as described below, is purportedly restricted in its ability to negotiate with Cendant or terminate the AIG Merger Agreement. However, Cendant intends to vigorously pursue its claims in the Florida Litigation as expeditiously as possible and to attempt to ensure that further steps toward consummation of the Proposed AIG Merger are not taken until the takeover defenses and other impediments approved or adopted by the American Bankers Board or otherwise within the control of the American Bankers Board--such as the Rights Agreement, the AIG Lockup Option, the Fiduciary Sabbatical Provision (as defined below), the Termination Fee (as defined below), the 180-Day No Termination Provision (as defined below), the supermajority vote requirement of the American Bankers Articles and the Florida affiliated transaction statute--are invalidated, enjoined or otherwise rendered inapplicable to Cendant and the Cendant Offer. In addition, Cendant intends to continue to seek to negotiate with American Bankers with respect to the acquisition of American Bankers by Cendant.

   American Bankers shareholders would receive in the Proposed Cendant Merger shares of Cendant Common Stock with a value of $58.00 for each of their American Bankers Common Shares -representing a premium of $11.00 (in excess of 23%) over the value of the Proposed AIG Merger and a premium of $11.75 (in excess of 25%) over the closing price of the American Bankers Common Shares on January 26, 1998 (the last trading day before the announcement of the Cendant Offer).

REASONS FOR THE PROPOSED CENDANT MERGER

   Cendant believes that the Proposed Cendant Merger represents a unique and compelling opportunity to enhance value for shareholders of both American Bankers and Cendant. Cendant's vision for American Bankers is one of exceptional growth and opportunity. Among the many advantages contributing to achieving Cendant's vision for the combined company are the following:

o OPERATING AND EARNINGS SYNERGIES. Based on its knowledge of the direct marketing industry and its review of public information on American Bankers, Cendant's management believes that the combined company can achieve more than $140 million of enhanced annual pre-tax earnings resulting from operating synergies, a substantial portion of which should be realized by the year 2000. Cendant's management estimates that these enhanced earnings can be achieved by (i) utilizing Cendant's distribution system and customer base to increase American Bankers' product penetration in the United States and in international markets; (ii) cross selling Cendant products and services to American Bankers' customer base; (iii) increasing American Bankers' marketing penetration in existing accounts through Cendant's direct marketing expertise; and (iv) to a lesser extent, cost avoidance and efficiencies from increased volumes in direct mail, telecommunications and other non-employee product related costs. See "Cautionary Statement Regarding Forward-Looking Statements."

o AN ACCRETIVE TRANSACTION. Cendant believes that the Proposed Cendant Merger will be accretive to earnings per share in the first full year of operations of the combined company based upon the anticipated synergies described above. See "Cautionary Statement Regarding Forward-Looking Statements."

o  MANAGEMENT TEAM WITH PROVEN TRACK RECORD. Cendant's management while at
   HFS and CUC (the companies combined to form Cendant) has delivered year over year growth in revenues and operating income from continuing operations from 1992 through 1997. The compound annual growth rate of the Cendant Common Stock and Cendant's diluted earnings per share (excluding merger related costs and other unusual charges) have increased 45.4% and 32.0%, respectively, for the five year period ending December 31, 1997. (The stock price return has been adjusted for HFS and CUC by converting historical prices to Cendant equivalent prices using a conversion ratio of 2.4031 CUC shares per HFS share in the merger creating Cendant.)

   Cendant is confident that it will be able to obtain the regulatory approvals required for the Proposed Cendant Merger on a timely basis and without imposition of any condition that would have a material adverse effect on the combined company. Accordingly, Cendant believes that the American Bankers Board should find the Proposed Cendant Merger highly attractive. However, as of the date of this Proxy Statement/Prospectus, the American Bankers Board has purportedly been unable to enter into any negotiations concerning the Proposed Cendant Merger or any other business combination between Cendant and American Bankers because of restrictions contained in the AIG Merger Agreement.

BACKGROUND OF THE CENDANT OFFER

   Over the past several years, representatives of Cendant (formerly known as CUC), including John H. Fullmer, Cendant's Executive Vice President and Chief Marketing Officer, and representatives of American Bankers, including Gerald
N. Gaston, American Bankers' Vice Chairman, President and Chief Executive Officer, met on various occasions to discuss possible strategic marketing alliances. At a meeting in May 1997, Mr. Fullmer and Mr. Gaston met and discussed CUC's interest in acquiring American Bankers and the existence of certain financial issues relating to a possible combination.

   In the Summer of 1997, representatives of HFS separately identified American Bankers as a possible acquisition candidate. HFS's interest in American Bankers increased as a result of its decision to acquire Providian Auto & Home Insurance Company and its property and casualty subsidiaries, which predominately market personal automobile insurance through direct marketing channels.

   During the course of planning for the then-pending merger of CUC and HFS, their mutual interest in American Bankers was identified and scheduled to be pursued following completion of the merger.

   On December 3, 1997, a significant shareholder of American Bankers indicated to the Senior Vice President -- Acquisitions of HFS that it believed American Bankers was considering a sale transaction. This information was conveyed to Mr. Fullmer, who attempted on several occasions to contact Mr. Gaston to inquire as to its validity.

   Mr. Fullmer ultimately spoke with Mr. Gaston in mid-December 1997 and described the merger of CUC and HFS which created Cendant and emphasized that the resulting size and scale of Cendant had eliminated the financial issues relating to an acquisition of American Bankers which they had previously discussed. Mr. Fullmer inquired whether American Bankers was actively engaged in discussions relating to an acquisition, and indicated that, if American Bankers was so engaged, representatives of Cendant would like to meet immediately with American Bankers' representatives to discuss Cendant's strong interest in exploring such a transaction. In response to Mr. Gaston's assurances that American Bankers was not actively engaged in acquisition discussions, Mr. Fullmer agreed to forward to Mr. Gaston information regarding Cendant and to contact Mr. Gaston to schedule a meeting in early January to discuss a possible acquisition transaction.

   On December 22, 1997, American Bankers and AIG announced that they had entered into the AIG Merger Agreement pursuant to which American Bankers would be sold to AIG through the Proposed AIG Merger, which would be consummated following the receipt of required regulatory and shareholder approvals and satisfaction of various other conditions.

   Following a series of meetings among representatives of Cendant and Cendant's outside financial advisors and legal counsel and a meeting of Cendant's Executive Committee, on January 26, 1998, the Cendant Board met to review its strategic options in light of the announcement of the Proposed AIG Merger. Because the Cendant Board believed that a combination of Cendant and American Bankers would offer compelling benefits to both companies, their shareholders and their other constituencies, it determined that Cendant should make a competing offer for American Bankers.

   On January 27, 1998, Cendant submitted to the American Bankers Board a written proposal for the acquisition of American Bankers by Cendant Sub pursuant to the Cendant Offer and the Proposed Cendant Merger and announced its intention to commence the Cendant Offer. In its proposal, Cendant indicated that its strong preference would be to enter into a merger agreement with American Bankers containing substantially the same terms and conditions as the AIG Merger Agreement but at the significantly higher value reflected in the Cendant Offer Price. However, certain provisions of the AIG Merger Agreement purport to prohibit American Bankers from discussing Cendant's proposal for 120 days from the date of the AIG Merger Agreement.

   Also, on January 27, 1998, Cendant and Cendant Sub commenced the Florida Litigation. See "Certain Litigation." On January 28, 1998, Cendant Sub commenced the Cendant Offer.

   On February 2, 1998, Cendant and Cendant Sub filed certain motions with the Florida Department of Insurance, among other things, requesting a hearing on AIG's application to acquire control over American Bankers. See "--Regulatory Approvals."

   On February 5, 1998, AIG commenced litigation against Cendant and Cendant Sub which has resulted in various subsequent filings by AIG, AIG Sub, Cendant and Cendant Sub. See "Certain Litigation."

   On February 11, 1998, Cendant and Cendant Sub filed certain motions with the Arizona Department of Insurance, among other things, requesting that Cendant's and Cendant Sub's insurance regulatory application to acquire control over American Bankers be consolidated with AIG's application to acquire control over American Bankers. On February 13, 1998, Cendant and Cendant Sub filed certain motions with the South Carolina Department of Insurance, among other things, requesting that Cendant's and Cendant Sub's insurance regulatory application to acquire control over American Bankers be consolidated with AIG's application to acquire control over American Bankers. In addition, on February 17, 1998, Cendant and Cendant Sub filed certain motions with the New York Department of Insurance, among other things, requesting that Cendant's and Cendant Sub's insurance regulatory application to acquire control over American Bankers be consolidated with AIG's application to acquire control over American Bankers. See "--Regulatory Approvals."

   On February 19, 1998, the Florida Department of Insurance announced that it had scheduled separate hearings to consider AIG's and Cendant's respective applications to acquire control over American Bankers for March 17, 1998 and March 19, 1998, respectively. The Florida Department of Insurance also determined to permit Cendant and Cendant Sub to intervene in AIG's proceeding.

RECOMMENDATIONS OF THE AMERICAN BANKERS BOARD AND CENDANT BOARD

   Assuming the American Bankers Board approves the Proposed Cendant Merger, information about the recommendations made by the American Bankers Board and the Cendant Board to their respective shareholders relating to the Proposed Cendant Merger would be contained in a definitive Proxy Statement/Prospectus.

EFFECTS OF THE PROPOSED CENDANT MERGER
   Assuming the Proposed Cendant Merger is consummated, it is presently contemplated that American Bankers would merge with and into Cendant Sub. Cendant Sub would be the surviving corporation in the Proposed Cendant Merger. Upon consummation of the Proposed Cendant Merger, the separate corporate existence of American Bankers would terminate. It is expected that the certificate of incorporation and bylaws of Cendant Sub in effect immediately prior to the consummation of the Proposed Cendant Merger would be the certificate of incorporation and bylaws of the surviving corporation. If the approval of the Proposed Cendant Merger by holders of American Bankers Preferred Shares is not obtained or Cendant reasonably determines that such approval is not likely to be obtained, in such circumstance Cendant would expect that the Proposed Cendant Merger Agreement would provide for the change in structure as provided for in the AIG Merger Agreement (i.e.,that a subsidiary of Cendant would merge with and into American Bankers with American Bankers continuing as the surviving corporation). Upon consummation of such revised Proposed Cendant Merger, the American Bankers Preferred Shares would remain outstanding pursuant to their existing terms (except that they would be convertible into Cendant Common Stock).

VOTES REQUIRED

   The Proposed Cendant Merger would be conditioned on, among other things, obtaining the approval of the American Bankers Board and the approvals of the holders of American Bankers Common Shares and American Bankers Preferred Shares.

   Under the FBCA, the affirmative vote of the holders of at least a majority of the total number of outstanding American Bankers Common Shares and American Bankers Preferred Shares, voting separately as a class, at the American Bankers Meetings would be required to approve and adopt the Proposed Cendant Merger Agreement and consummate the Proposed Cendant Merger. As of January 30, 1998, directors and executive officers of American Bankers and their affiliates as a group (i) beneficially owned 4,177,200 American Bankers Common Shares, or approximately 9.9% of the outstanding American Bankers Common Shares, and (ii) did not beneficially own any American Bankers Preferred Shares. Each of R. Kirk Landon, Chairman of American Bankers, and Gerald Gaston, in the aggregate beneficially own 3,391,066 shares, or approximately 8.0% American Bankers Common Shares. Pursuant to the AIG Voting Agreement, Messrs. Landon and Gaston have contractually agreed with AIG to vote in favor of the AIG Merger Agreement and the consummation of the Proposed AIG Merger. In addition, Messrs. Landon and Gaston have agreed, if requested by AIG, to execute irrevocable proxies in connection with the voting power of their American Bankers Common Shares. If the AIG Voting Agreement is still valid and binding at the time of the American Bankers Meetings, it is anticipated that Messrs. Landon and Gaston would vote against the Proposed Cendant Merger Agreement and the Proposed Cendant Merger.

   If the approval of the Proposed Cendant Merger by holders of American Bankers Preferred Shares is not obtained or Cendant reasonably determines that such approval is not likely to be obtained, in such circumstance Cendant would expect that the Proposed Cendant Merger Agreement would provide for the change in structure provided for in the AIG Merger Agreement such that a subsidiary of Cendant would merge with and into American Bankers with American Bankers continuing as the surviving corporation. Upon consummation of such revised Proposed Cendant Merger, the American Bankers Preferred Shares would remain outstanding pursuant to their existing terms (except that they would be convertible into Cendant Common Stock).

EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

   Prior to the consummation of the Proposed Cendant Merger, Cendant would deposit with such bank or trust company as may be designated by Cendant (the "Exchange Agent"), for the benefit of the holders of American Bankers Common Shares and American Bankers Preferred Shares, for exchange in accordance with the Proposed Cendant Merger Agreement, through the Exchange Agent, certificates representing the shares of Cendant Common Stock and Cendant Series A Preferred Stock issuable in exchange for outstanding shares of American Bankers Common Shares and American Bankers Preferred Shares. As soon as reasonably practicable after the consummation of the Proposed Cendant Merger, the Exchange Agent would mail to each holder of record of a certificate or certificates which represented outstanding shares of American Bankers Common Shares or American Bankers Preferred Shares (the "Certificates") whose shares would be converted into shares of Cendant Common Stock or Cendant Series A Preferred Stock, a letter of transmittal and instructions for surrendering the Certificates in exchange for shares of Cendant Common Stock and Cendant Series A Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate would be entitled to receive in exchange therefor a certificate representing that number of whole shares of Cendant Common Stock or Cendant Preferred Series A Stock which such holder has the right to receive pursuant to the provisions of the Proposed Cendant Merger Agreement and cash in lieu of any fractional share of Cendant Common Stock as described below, and the Certificate so surrendered will be cancelled.

   No certificates or scrip representing fractional shares of Cendant Common Stock would be issued upon the surrender for exchange of Certificates and such fractional shares interests would not entitle the owner thereof to vote or to exercise any rights of a stockholder of Cendant. If the Proposed Cendant

Merger is consummated, as soon as practicable thereafter, the Exchange Agent would determine the excess of (A) the number of whole shares of Cendant Common Stock delivered to the Exchange Agent by Cendant pursuant to the Proposed Cendant Merger Agreement over (B) the aggregate number of whole shares of Cendant Common Stock to be distributed to former holders of American Bankers Common Shares pursuant to the Proposed Cendant Merger Agreement (such excess being herein called the "Excess Shares"). If the Proposed Cendant Merger is consummated, the Exchange Agent, on behalf of the former shareholders of American Bankers, would sell the Excess Shares at then-prevailing prices on the NYSE. In connection with any such sales, neither Cendant nor any of its affiliates will purchase any such Excess Shares. The Exchange Agent would then determine the portion of the net proceeds from the sale of such Excess Shares to which each former holder of American Bankers Common Shares is entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of American Bankers Common Shares is entitled (after taking into account all shares of American Bankers Common Shares held upon the date of consummation of the Proposed Cendant Merger by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of American Bankers Common Shares are entitled. Notwithstanding the foregoing, Cendant may elect at its option, exercised prior to the consummation of the Proposed Cendant Merger, in lieu of the issuance and sale of the Excess Shares and the making of the payments herein above contemplated, to pay each former holder of American Bankers Common Shares an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of American Bankers Common Shares held at the time of the consummation of the Proposed Cendant Merger by such holder) would otherwise be entitled by (B) the average closing prices of the Cendant Common Stock as reported on the NYSE for the ten trading days ending on the third trading day prior to the date that the Proposed Cendant Merger is consummated.

PROPOSED CENDANT MERGER AGREEMENT

   If approved by the American Bankers Board, the terms and conditions of the Proposed Cendant Merger would be contained in the Proposed Cendant Merger Agreement and described in a definitive Proxy Statement/Prospectus. It is expected that the Proposed Cendant Merger Agreement would contain substantially similar terms and conditions as found in the AIG Merger Agreement except that each American Bankers Common Share would be converted in the Proposed Cendant Merger into that number of shares of Cendant Common Stock having a value of $58.00 (as determined as of the time of the Proposed Cendant Merger which, consistent with the valuation methodology for the Proposed AIG Merger, would be based on the average closing prices of the Cendant Common Stock on the NYSE for the ten trading days ending on the third trading day prior to the date the Proposed Cendant Merger is consummated) and except that, if the Cendant Offer is consummated prior to the execution of the Proposed Cendant Merger Agreement, holders of American Bankers Common Shares would not be able to elect to receive cash in lieu of shares of Cendant Common Stock in the Proposed Cendant Merger as they would have had the opportunity to receive cash for 51% of the outstanding American Bankers Common Shares in the Cendant Offer. It is expected that the Proposed Cendant Merger Agreement would include representations and warranties made by each of Cendant and American Bankers to the other party, conditions to the consummation of the Proposed Cendant Merger (including receipt of all requisite regulatory approvals) as described below, covenants relating to the conduct of American Bankers' business prior to the consummation of the Proposed Cendant Merger, provisions for the possible termination of the agreement, transaction-related fees and expenses, indemnification, the alternative transaction structure and other provisions consistent with the AIG Merger Agreement.

   It is expected that, consistent with the terms of the AIG Merger
Agreement, the completion of the Proposed Cendant Merger would depend upon a number of conditions being met, including the following: (a) the approval of the Proposed Cendant Merger by the holders of a majority of the outstanding American Bankers Common Shares and a majority of the outstanding American Bankers Preferred Shares, each voting as a separate class; (b) no law having been enacted or injunction having been entered which effectively prohibits the Proposed Cendant Merger; (c) all necessary approvals of governmental authorities and all material required consents of third parties having been obtained; (d) the receipt of opinions from tax counsel for each company regarding certain federal income tax consequences of the Proposed Cendant Merger; (e) Cendant's and American Bankers' respective representations and warranties being true and correct in all material respects and the parties have performed in all material respects their respective obligations under the Cendant Merger Agreement; and (f) the shares of Cendant Series A Preferred Stock to be issued to holders of American Bankers Preferred Shares and the shares of Cendant Common Stock to be issued to holders of American Bankers Common Shares having been authorized for listing on the NYSE subject to official notice of issuance.

   It is also expected that, consistent with terms of the AIG Merger Agreement, each outstanding option to purchase American Bankers Common Shares under the American Bankers stock plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions, the same number of shares of Cendant Common Stock as the holder of such option would have been entitled to receive pursuant to the Proposed Cendant Merger had such holder exercised such option in full immediately prior to the consummation of the Proposed Cendant Merger at a price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the American Bankers Common Shares otherwise purchasable pursuant to such option divided by (z) the number of full shares of Cendant Common Stock deemed purchasable pursuant to such option; provided that in the case of any option to which Section 422 of the Code applies, the option price, the number of shares purchasable pursuant to such option, and the terms and conditions of the exercise of such option shall be subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, further, that to the extent that shares of Cendant Common Stock acquired upon exercise of such option would be subject to vesting or other restrictions under the terms of the relevant American Bankers stock plan under which such option was issued ("American Bankers Restricted Shares"), the number of shares of Cendant Common Stock to be issued upon exercise of an assumed option in accordance with the foregoing that bears the same ratio to the total shares of Cendant Common Stock deemed purchasable pursuant to such assumed option as the number of American Bankers Restricted Shares bears to the total number of American Bankers Common Shares issuable under such option shall be subject to the same vesting and other restrictions as would be applicable to the American Bankers Restricted Shares.

   Cendant intends to continue to seek to negotiate with American Bankers with respect to the acquisition of American Bankers by Cendant. If Cendant and American Bankers enter into a merger agreement, such agreement could provide for an acquisition of American Bankers not involving a tender offer pursuant to which Cendant would terminate the Cendant Offer and American Bankers Common Shares would, upon consummation of the Proposed Cendant Merger, be converted into cash, Cendant Common Stock and/or other securities in such amount as are negotiated by Cendant and American Bankers.

CENDANT'S PLANS FOR AMERICAN BANKERS

   In connection with the Cendant Offer and the Proposed Cendant Merger, Cendant has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that it might consider in the event that Cendant acquires control of American Bankers, whether pursuant to the Proposed Cendant Merger or otherwise. In addition, if and to the extent that Cendant acquires control of American Bankers or otherwise obtains access to the books and records of American Bankers, Cendant intends to conduct a detailed review of American Bankers and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and, subject to applicable state insurance regulatory rules and regulations, to consider and determine what, if any, changes would be desirable in light of the circumstances which then exist. However, Cendant currently intends for American Bankers and its subsidiaries to be operated substantially as currently operated and to be managed by their present management.

REGULATORY APPROVALS

   The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits Cendant and American Bankers from completing the Proposed Cendant Merger until after certain information and materials have been furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. On January 27, 1998 Cendant furnished that information and the waiting period expired on February 11, 1998. However, the Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the Proposed Cendant Merger on antitrust grounds before or after the Proposed Cendant Merger is completed.

   Pursuant to the Competition Act of Canada, Cendant submitted to the Director of Investigation and Research (the "Director") a notification in respect of the Cendant Offer on February 4, 1998. The Director has confirmed that the statutory waiting period expired on February 11, 1998. In addition, the Director has notified Cendant of his view that there are not sufficient grounds to initiate proceedings with respect to the Cendant Offer and the Proposed Cendant Merger. Accordingly, Cendant is permitted to consummate the Cendant Offer and the Proposed Cendant Merger at any time without any further requirements under the Competition Act of Canada.

   The acquisition of American Bankers Common Shares pursuant to the Cendant Offer and the Proposed Cendant Merger will require filings with, and approvals of, the state insurance regulatory authorities (the "Insurance Commission") under the respective insurance codes (the "Insurance Codes") of Arizona, Florida, Georgia, New York, South Carolina, Texas and Puerto Rico, which are the United States jurisdictions in which the insurance companies owned or otherwise controlled by American Bankers are domiciled. The Insurance Codes each contain similar provisions (subject to certain variations noted below) inapplicable to the acquisition of control of a domestic insurer, including a presumption of control that arises from the ownership of 10% or more of the voting securities of a domestic insurer or of any person that controls a domestic insurer (under Florida law, 5% or more of the outstanding voting securities unless the acquiror acquires less than 10% of the outstanding voting securities and affirmatively disclaims control).

   American Bankers' non-U.S. insurance subsidiaries are organized under the laws of the United Kingdom, Turks & Caicos, Mexico, Argentina, the Dominican Republic and the Cayman Islands, which laws generally require notice to and/or prior approval from the insurance regulatory authority prior to the acquisition of control. Cendant and Cendant Sub intend to give promptly the required notices to and/or seek the required approvals from such foreign insurance regulatory authorities.

   Generally, a person seeking to acquire voting securities, such as the American Bankers Common Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file an Application for Approval of Acquisition of Control of or Merger with a Domestic Insurer (Form
A) or comparable application (each a "Form A") with the relevant Insurance Commission and send a copy of such Form A to the domestic insurer. Cendant and Cendant Sub made Form A filings with the relevant Insurance Commission and sent copies thereof to the relevant domestic insurers on the date of the Cendant Offer.

   In certain jurisdictions, the Form A filings trigger public hearing requirements and/or statutory periods within which decisions must be rendered approving or disapproving the acquisition of control. In other states, public hearings are discretionary and/or there are no periods within which such decisions must be rendered. The periods within which hearings must be commenced or decisions rendered may not begin until the relevant Insurance Commission has deemed the Form A filing complete, and the Insurance Commission has discretion to request that Cendant and Cendant Sub furnish additional information before it deems the Form A filing complete. The Insurance Codes generally require the relevant Insurance Commissions to approve the application for the acquisition of control unless the Insurance Commission determines (in certain states, after a public hearing) that such application should be disapproved on one or more prescribed regulatory grounds. The Insurance Codes contain provisions providing generally for judicial review of an Insurance Commission order.

   On February 2, 1998, in connection with Cendant's and Cendant Sub's application for approval of the acquisition of a controlling interest in American Bankers Insurance Company of Florida, American

Bankers Life Assurance Company of Florida and Voyager Service Warranties, Inc. (the "Florida Domestic Insurers"), each a subsidiary of American Bankers (the "Cendant Florida Form A Proceedings"), Cendant and Cendant Sub filed with the Florida Department of Insurance (the "Florida Department") a motion to consolidate the Cendant Florida Form A Proceedings with the application of AIG and AIG Sub for approval of their proposed acquisition of a controlling interest in the Florida Domestic Insurers (the "AIG Florida Form A Proceedings"). Also on February 2, 1998, Cendant and Cendant Sub (1) petitioned to intervene in the AIG Florida Form A Proceedings and to have those proceedings consolidated with the Cendant Florida Form A Proceedings and (2) petitioned for a hearing on the AIG Florida Form A Proceedings as provided for by Florida law. On February 9, 1998, AIG and AIG Sub filed with the Florida Department its responses to such filings.

    On February 11, 1998, in connection with Cendant's and Cendant Sub's application for approval of the acquisition of a controlling interest in Condeaux Life Insurance Company and American Reliable Insurance Company (the "Arizona Domestic Insurers"), each a subsidiary of American Bankers (the "Cendant Arizona Form A Proceedings"), and in connection with the application of AIG and AIG Sub for approval of their proposed acquisition of a controlling interest in the Arizona Domestic Insurers (the "AIG Arizona Form A Proceedings"), Cendant and Cendant Sub filed with the Arizona Department of Insurance (the "Arizona Department") a petition (i) to defer a hearing on the AIG Arizona Form A Proceedings, which Cendant and Cendant Sub understand is currently set for March 6, 1998, (ii) to intervene in those proceedings and
(iii) to consolidate those proceedings with the Cendant Arizona Form A Proceedings. In this petition, Cendant and Cendant Sub asserted that the Arizona Department should defer any hearing in the AIG Arizona Form A Proceedings until such time as the results of the vote of American Bankers' shareholders on the Proposed AIG Merger will be know to avoid the possibility of conducting an unnecessary hearing should the Proposed AIG Merger be disapproved by the American Bankers' shareholders and to avoid improper disadvantage to Cendant and Cendant Sub. Cendant and Cendant Sub further asserted that they should be permitted to intervene in the AIG Arizona Form A Proceedings because their interests as a shareholder (in the case of Cendant) and competing acquiror of American Bankers will be affected by the AIG Arizona Form A Proceedings. Cendant and Cendant Sub also asseted that the AIG Arizona Form A Proceedings raise substantial issues regarding whether AIG's proposed acquisition of a controlling interest in the Arizona Domestic Insurers should be approved by the Arizona Department, that these issues should receive a thorough and complete review by the Arizona Department, that Cendant and Cendant Sub have a right to be heard on these issues through participation in the AIG Arizona Form A Proceedings and that the Arizona Department would be in error if it did not consolidate the Cendant Arizona Form A Proceedings and the AIG Arizona Form A Proceedings and hear and decide the two proceedings simultaneously.

   On February 13, 1998, in connection with Cendant's and Cendant Sub's application for approval of the acquisition of a controlling interest in Voyager Property and Casualty Insurance Company (the "South Carolina Domestic Insurer"), a subsidiary of American Bankers (the "Cendant South Carolina Form A Proceedings") and in connection with the application of AIG and AIG Sub for approval of their proposed acquisition of a controlling interest in the South Carolina Domestic Insurer (the "AIG South Carolina Form A Proceedings"), Cendant and Cendant Sub filed with the South Carolina Department of Insurance (the "South Carolina Department") a petition and memorandum in support of Cendant's and Cendant Sub's petition seeking: (1) to allow Cendant and Cendant Sub to intervene in the AIG South Carolina Form A Proceedings; and
(2) to consolidate the Cendant South Carolina Form A Proceedings with the AIG South Carolina Form A Proceedings (the "South Carolina Petition"). In these filings, Cendant and Cendant Sub asserted that they should be permitted to intervene in the AIG South Carolina Form A Proceedings because their substantial interests as a shareholder (in the case of Cendant) and competing acquiror of American Bankers will be affected by the AIG South Carolina Form A Proceedings. Cendant and Cendant Sub also asserted that the AIG South Carolina Form A Proceedings raise substantial issues regarding whether AIG's proposed acquisition of a controlling interest in the South Carolina Domestic Insurers should be approved by the South Carolina Department, that these issues should receive a thorough and complete review by the South Carolina Department, that Cendant and Cendant Sub have a right to be heard on these issues through participation in the AIG South Carolina Form A Proceedings, and that the South Carolina Department should therefore consolidate the Cendant South Carolina Form A Proceedings with the AIG South Carolina Form A Proceedings and hear and decide the two proceedings simultaneously.

    On February 17, 1998, in connection with Cendant's and Cendant Sub's application for approval of the acquisition of a controlling interest in Bankers American Life Assurance Company (the "New York Domestic Insurer"), a subsidiary of American Bankers (the "Cendant New York Form A Proceedings") and in connection with the application of AIG and AIG Sub for approval of their proposed acquisition of a controlling interest in the New York Domestic Insurer (the "AIG New York Form A Proceedings"), Cendant and Cendant Sub filed with the New York Department of Insurance (the "New York Department") a petition and memorandum in support of Cendant's and Cendant Sub's petition (the "New York Petition") seeking: (1) to allow Cendant and Cendant Sub to intervene in the AIG New York Form A Proceedings; (2) to consolidate the Cendant New York Form A Proceedings with the AIG New York Form A Proceedings; and (3) to schedule a hearing after the results of a vote of American Bankers' shareholders are known. In these filings, Cendant and Cendant Sub asserted that they should be permitted to intervene in the AIG New York Form A Proceedings because their substantial interests as a shareholder (in the case of Cendant) and competing acquiror of American Bankers will be affected by the AIG New York Form A Proceedings. Cendant and Cendant Sub also asserted that the AIG New York Form A Proceedings raise substantial issues regarding whether AIG's proposed acquisition of a controlling interest in the New York Domestic Insurers should be approved by the New York Department, that these issues should receive a thorough and complete review by the New York Department, that Cendant and Cendant Sub have a right to be heard on these issues, and that the New York Department should therefore consolidate the Cendant New York Form A Proceedings with the AIG New York Form A Proceedings and hear and decide the two proceedings simultaneously. Cendant and Cendant Sub also asserted that the hearing should occur after American Bankers' shareholders vote on the Proposed AIG Merger.

   On February 19, 1998, the Florida Department announced that it had scheduled separate hearings to consider the AIG Florida Form A Proceedings and the Cendant Florida Form A Proceedings for March 17, 1998 and March 19, 1998, respectively. The Florida Department also determined to permit Cendant and Cendant Sub to intervene in AIG's proceeding.


OVERVIEW OF THE PROPOSED AIG MERGER

   According to the Current Report on Form 8-K filed by American Bankers with the SEC on January 13, 1998 (the "American Bankers January 13 Form 8-K"), American Bankers entered into the AIG Merger Agreement with AIG and AIG Sub on December 21, 1997 and subsequently amended and restated such agreement as of January 7, 1998. The AIG Merger Agreement provides that, following the satisfaction or waiver of certain conditions, American Bankers would consummate the Proposed AIG Merger. Pursuant to the Proposed AIG Merger, each outstanding American Bankers Common Share would be converted, based upon elections made by the respective holders and subject to certain limitations, into the right to receive (i) $47.00 in cash, without interest, (ii) a portion of a share of the AIG Common Stock with a value equal to $47.00 (as determined based on the average closing prices of the AIG Common Stock on the New York Stock Exchange for the ten trading days ending on the third trading day prior to the date that the Proposed AIG Merger is consummated) or (iii) in certain circumstances, a combination of cash and shares of AIG Common
Stock with an aggregate value equal
to $47.00. In addition, pursuant to the Proposed AIG Merger, each of the then outstanding American Bankers Preferred Shares would be converted into one share of AIG preferred stock having substantially similar terms, except that such preferred stock would be convertible into shares of AIG Common Stock.

    The obligations of AIG and American Bankers to effect the Proposed AIG Merger are subject to various conditions, including the approval of the Proposed AIG Merger by the holders of at least a majority of the outstanding American Bankers Common shares voting separately as a class and by the holders of at least a majority of the outstanding American Bankers Preferred Shares voting separately as a class (the "Preferred Shareholder Approval") and the receipt of all required regulatory consents, registrations, approvals, permits and authorizations. In the event that the Preferred Shareholder Approval is not obtained or AIG reasonably determines that such approval is not likely to be obtained, the AIG Merger Agreement provides that the AIG Merger Agreement would be amended to change the structure of the Proposed AIG Merger such that AIG Sub would merge with and into American Bankers with American Bankers continuing as the surviving corporation. Upon consummation of such revised Proposed AIG Merger, the American Bankers Preferred Shares would remain outstanding pursuant to their existing terms (except that they would be convertible into shares of AIG Common Stock). Unlike the Proposed AIG Merger initially contemplated in the AIG Merger Agreement, the revised Proposed AIG Merger would not require any approval of holders of American Bankers Preferred Shares and would be a fully taxable transaction, with the result that holders of American Bankers Common Shares would pay federal income tax on all consideration, whether cash or shares of AIG Common Stock, that they received in the revised Proposed AIG Merger to the extent of any gain they may have on their American Bankers Common Shares.

   In connection with the execution of the AIG Merger Agreement, American Bankers and AIG entered into an option agreement (the "AIG Lockup Option Agreement") pursuant to which American Bankers granted to AIG an option (the "AIG Lockup Option"), exercisable in certain events, to purchase up to approximately 8,265,626 American Bankers Common Shares (which represented 19.9% of the outstanding number of American Bankers Common Shares at the time the AIG Lockup Option Agreement was entered into) at an exercise price of $47.00 per American Bankers Common Share, subject to adjustment as set forth therein. The AIG Lockup Option may not be exercised prior to AIG's receipt of applicable regulatory approvals, including insurance regulatory approvals.

   In the AIG Merger Agreement, American Bankers has agreed to a provision (the "Fiduciary Sabbatical Provision") which provides that American Bankers and its subsidiaries, officers, directors, employees, agents and representatives will not, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15% or more of the assets of any equity securities of, American Bankers or any of its subsidiaries (an "Acquisition Proposal"), except that, after 120 days have elapsed from the date of the AIG Merger Agreement and if the Proposed AIG Merger shall not have been approved by the requisite vote of American Bankers' shareholders by such date, American Bankers may, in certain limited circumstances, engage in negotiations or discussions with any person who has made an unsolicited bona fide superior Acquisition Proposal. In addition, in the AIG Merger Agreement, American Bankers agreed to a provision (the "180-Day No Termination Provision") that if a superior Acquisition Proposal was made, American Bankers would not be able to terminate the AIG Merger Agreement in order to accept such proposal prior to 180 days from the date of execution of the AIG Merger Agreement.

   In addition, the AIG Merger Agreement provides that under certain circumstances in which the AIG Merger Agreement is terminated, American Bankers will have an obligation to pay a cash fee of $66 million to AIG (the "AIG Termination Fee"). However, pursuant to the terms of the AIG Lockup Option Agreement, AIG's total profit under the AIG Lockup Option (including the amount of the AIG Termination Fee) is limited to $66 million.

   In connection with the execution of the AIG Merger Agreement, AIG has entered into the AIG Voting Agreement with R. Kirk Landon, Chairman of the Board of American Bankers, and Gerald N. Gaston, Vice Chairman, President and Chief Executive Officer of American Bankers, pursuant to which

Messrs. Landon and Gaston have agreed (i) to vote the approximately 8.0% of the outstanding American Bankers Common Shares beneficially owned by them (A) in favor of adopting the AIG Merger Agreement and approving the Proposed AIG Merger and (B) against any action or proposal that would compete with or could serve to materially interfere with, delay, discourage, adversely affect of inhibit the timely consummation of the Proposed AIG Merger, and (ii) upon request, to grant to AIG an irrevocable proxy with respect to such American Bankers Common Shares.

   The foregoing description of the Proposed AIG Merger is qualified in its entirety by reference to the full text of the AIG Merger Agreement, the AIG Lockup Option Agreement and the AIG Voting Agreement, copies of which have been filed with the SEC as exhibits to the American Bankers January 13 Form 8-K. For additional information concerning American Bankers, AIG and the Proposed AIG Merger, including the material terms thereof and financial information relating thereto, reference is made to the AIG Proxy Statement/Prospectus mailed to American Bankers' shareholders in connection with the Special Meetings.

   Cendant stands ready to enter into immediate negotiations with American Bankers concerning a superior alternative to the Proposed AIG Merger. The Cendant Offer also constitutes an invitation to the American Bankers Board to enter into merger negotiations with Cendant.

CENDANT ACTIONS RELATED TO THE PROPOSED AIG MERGER

   Cendant is soliciting holders of American Bankers Preferred Shares and American Bankers Common Shares to vote against the Proposed AIG Merger at the American Bankers' shareholder meetings to be held on March 4, 1998 and March 6, 1998, respectively, pursuant to a definitive proxy statement filed by Cendant with the Commission on February 12, 1998 (the "Opposition Proxy Statement").

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is a summary of the material Federal income tax consequences of the Cendant Offer and the Proposed Cendant Merger to holders of American Bankers Common Shares and American Bankers Preferred Shares who hold their American Bankers Shares as capital assets. This summary is based upon laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. The discussion set forth below is for general information only and may not apply to certain categories of holders of American Bankers Shares subject to special treatment under the Code, including, but not limited to, banks, tax-exempt organizations, insurance companies, holders who are not United States persons (as defined in Section 7701(a)(30) of the Code) and holders who acquired such American Bankers Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the state, local or foreign tax consequences of the Cendant Offer and the Proposed Cendant Merger.

   This summary is based on current law and the advice of Skadden Arps, special counsel to Cendant. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. The advice of Skadden Arps set forth in this summary is based upon, among other things, assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Cendant Offer and the Proposed Cendant Merger, which assumptions have been made with the consent of Cendant. Cendant would not expect to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Proposed Cendant Merger.

   General Tax Consequences of the Proposed Cendant Merger. In its proposal to American Bankers, Cendant has indicated that its strong preference would be to enter into a merger agreement with American Bankers containing substantially the same terms and conditions as the AIG Merger Agreement such that American Bankers would merge with and into a direct subsidiary of Cendant, with the subsidiary of Cendant continuing as the surviving corporation. Under this structure, it is intended that the Proposed Merger will be treated as a reorganization within the meaning of Section 368(a) of Code, and that, accordingly, for federal income tax purposes no gain or loss will be recognized by Cendant, American Bankers or Cendant Sub as a result of the Proposed Cendant Merger. Assuming that the American Bankers Board approves the Proposed Cendant Merger, Cendant expects that Skadden Arps, special counsel to Cendant, and tax counsel to American Bankers, at the effective time of the Proposed Cendant Merger, will deliver opinions substantially to the effect that the Proposed Cendant Mergers will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that each of Cendant, American Bankers and Cendant Sub will be a party to the reorganization within the meaning of
Section 368(b) of the Code. Assuming that the Proposed Cendant Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and that the Cendant Offer and the Proposed Cendant Merger will be treated as a single integrated transaction, the Federal income tax consequences of such transactions to a shareholder of American Bankers are set forth below under the heading "Tax Consequences if the Cendant Offer and the Proposed Cendant Merger are Treated as a Single Integrated Transaction."

   If the Cendant Offer and the Proposed Cendant Merger were not treated as a single integrated transaction for Federal income tax purposes, the receipt of cash pursuant to the Cendant Offer would be a fully taxable sale or exchange, while the Proposed Cendant Merger should still qualify as a reorganization pursuant to Section 368(a) of the Code. See "Tax Consequences if the Cendant Offer and the Proposed Cendant Merger are Treated as Separate Transactions."

   General Tax Consequences if the Proposed Cendant Merger is
Restructured. If the approval of the Proposed Cendant Merger by holders of American Bankers Preferred Shares is not obtained or Cendant reasonably determines that such approval is not likely to be obtained, in such circumstances Cendant would expect that the Proposed Cendant Merger Agreement would provide for the change in structure provided for in the AIG Merger Agreement such that a direct subsidiary of Cendant would merge with and into American Bankers with American Bankers continuing as the surviving corporation. If structured in this manner, in contrast to the Proposed Cendant Merger, the Cendant Offer and the revised Proposed Cendant Merger would be a fully taxable transaction with the result that holders of American Bankers Common Shares would pay Federal income tax on all consideration (whether cash or stock) received in the Cendant Offer and the revised Proposed Cendant Merger. Thus, a shareholder of American Bankers who, pursuant to the Cendant Offer and the revised Proposed Cendant Merger, exchanged all of the American Bankers Common Shares owned by such shareholder for cash and shares of Cendant Common Stock would recognize capital gain or loss equal to the difference between (a) the amount of cash received and the fair market value (as of the date of the exchange) of the shares of Cendant Common Stock received and (b) such shareholder's adjusted tax basis in the American Bankers Common Shares surrendered therefor. Such gain or loss would be long-term gain or loss if, as of the date of the exchange, the holder thereof has held such American Bankers Common Shares for more than one year.

   If the structure of the Proposed Cendant Merger is revised as described above, the American Bankers Preferred Shares would remain outstanding following the revised Proposed Cendant Merger. Accordingly, the revised Proposed Cendant Merger would have no immediate Federal income tax consequences to holders of American Bankers Preferred Shares. Prior to the revised Proposed Cendant Merger, a conversion of American Bankers Preferred Shares into American Bankers Common Shares pursuant to the terms of the American Bankers Preferred Shares would not result in the recognition of gain or loss for Federal income tax purposes. If the Proposed Cendant Merger is not restructured, after the Proposed Cendant Merger, a conversion of Cendant Series A Preferred Stock into Cendant Common Stock would also be tax free. If, however, the Proposed Cendant Merger is restructured as described above, a future conversion of American Bankers Preferred Shares into Cendant Common Stock would be a taxable transaction for Federal income tax purposes.

TAX CONSEQUENCES IF THE CENDANT OFFER AND THE PROPOSED CENDANT MERGER ARE TREATED AS A SINGLE INTEGRATED TRANSACTION

   Assuming that the Proposed Cendant Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and that the Cendant Offer and the Proposed Cendant Merger will be treated as a single integrated transaction, the Federal income tax consequences of such transactions to a shareholder of American Bankers generally will depend on whether the shareholder owns only American Bankers Common Shares or a combination of both American Bankers Common Shares and American Bankers Preferred Shares and will further depend on whether such shareholder exchanges such American Bankers Shares for (a) cash pursuant to the Cendant Offer, (b) Cendant Common Stock and/or Cendant Series A Preferred Stock pursuant to the Proposed Cendant Merger or (c) a combination of both. In addition, such federal income tax consequences to a shareholder of American Bankers may also depend on whether (i) the shareholder is deemed to constructively own American Bankers Shares and (ii) the shareholder actually or constructively owns any shares of Cendant Common Stock. For this purpose, shares are constructively owned under the rules set forth in Section 318 of the Code which generally treat a person as owning stock owned by certain family members or related entities or that is the subject of an option or options owned or deemed owned by such person.

 Consequences to Holders of American Bankers Preferred Shares

    A shareholder of American Bankers who does not own any American Bankers Common Shares that are exchanged for cash pursuant to the Cendant Offer and who, pursuant to the Proposed Cendant Merger, exchanges all of the American Bankers Preferred Shares actually owned by such shareholder solely for shares of Cendant Series A Preferred Stock will not recognize any gain or loss upon such exchange. The aggregate adjusted tax basis of the shares of Cendant Series A Preferred Stock received in such exchange will be equal to the aggregate adjusted tax basis of the American Bankers Preferred Shares surrendered therefor, and the holding period of the shares of Cendant Series A Preferred Stock will include the period during which the American Bankers Preferred Shares surrendered in exchange therefor were held. If a holder has differing bases or holding periods in respect of its American Bankers Preferred Shares, the holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Cendant Series A Preferred Stock that it receives in the exchange.

 Consequences to Holders of American Bankers Common Shares

   Exchange of American Bankers Common Shares Solely for Cash Pursuant to the Cendant Offer. In general, a shareholder of American Bankers who does not actually own any American Bankers Preferred Shares and who, pursuant to the Cendant Offer, exchanges all of the American Bankers Common Shares owned by such shareholder solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the American Bankers Common Shares surrendered therefor. The gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holder thereof has held such American Bankers Common Shares for more than one year. Gain or loss will be calculated separately for each identifiable block of American Bankers Common Shares surrendered pursuant to the Cendant Offer. If, however, any such holder of American Bankers Common Shares constructively owns American Bankers Shares that are exchanged for shares of Cendant Common Stock or Cendant Series A Preferred Stock in the Proposed Cendant Merger or owns shares of Cendant Common Stock actually or constructively after the Proposed Cendant Merger, the consequences to such holder may be similar to the consequences described below under the heading "Exchange of American Bankers Shares for Cash and Cendant Common Stock and/or Cendant Series A Preferred Stock Pursuant to the Cendant Offer and Proposed Cendant Merger," except that the amount of the consideration, if any, treated as a dividend may not be limited to the amount of such holder's gain.

   Exchange of American Bankers Common Shares Solely for Cendant Common Stock Pursuant to the Proposed Cendant Merger. A shareholder of American Bankers who, pursuant to the Proposed Cendant Merger, exchanges all of the American Bankers Common Shares actually owned by such shareholder solely for shares of Cendant Common Stock will not recognize any gain or loss upon such exchange. Such shareholder may recognize gain or loss, however, with respect to cash received in lieu of a fractional share of Cendant Common Stock, as discussed below. The aggregate adjusted tax basis of the shares of Cendant Common Stock received (including fractional shares) in such exchange will be equal to the aggregate adjusted tax basis of the American Bankers Common Shares surrendered therefor, and the holding period of the shares of Cendant Common Stock will include the period during which the American Bankers

Common Shares surrendered in exchange therefor were held. If a holder has differing bases or holding periods in respect of its American Bankers Common Shares, the holder should consult its tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Cendant Common Stock that it receives in the exchange.

   Exchange of American Bankers Shares for Cash and Cendant Common Stock and/or Cendant Series A Preferred Stock Pursuant to the Cendant Offer and Proposed Cendant Merger. A shareholder of American Bankers who, pursuant to the Cendant Offer and the Proposed Cendant Merger, exchanges all of the American Bankers Shares actually owned by such shareholder for a combination of cash and shares of Cendant Common Stock (and, if such shareholder also is a holder of American Bankers Preferred Shares, Cendant Series A Preferred Stock) will not recognize any loss on such exchange. Such shareholder will realize gain equal to the excess, if any, of the cash and the aggregate fair market value of the shares of Cendant Common Stock (and if applicable, Cendant Series A Preferred Stock) received pursuant to the Cendant Offer and the Proposed Cendant Merger over such shareholder's adjusted tax basis in the American Bankers Shares exchanged therefor, but will recognize (i.e., pay tax on) any realized gain only to the extent of the cash received.

   Any gain recognized by a shareholder of American Bankers who receives a combination of cash and shares of Cendant Common Stock (and if applicable, Cendant Series A Preferred Stock) pursuant to the Cendant Offer and the Proposed Cendant Merger will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for Federal income tax purposes, in which case, such recognized gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of American Bankers accumulated earnings and profits. See "--Possible Treatment of Cash as a Dividend."

   The aggregate tax basis of the shares of Cendant Common Stock (and if applicable, Cendant Series A Preferred Stock) received by an American Bankers shareholder who, pursuant to the Cendant Offer and the Proposed Cendant Merger, exchanges such shareholder's American Bankers Shares for a combination of cash and shares of Cendant Common Stock (and if applicable, Cendant Series A Preferred Stock) will be the same as the aggregate tax basis of the American Bankers Shares surrendered therefor, decreased by the cash received and increased by the amount of any gain recognized (whether capital gain or ordinary income). The holding period of shares of Cendant Common Stock (and if applicable, Cendant Series A Preferred Stock) will include the holding period of the American Bankers Shares surrendered therefor.

   Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the Cendant Offer and the Proposed Cendant Merger will be treated as received pursuant to a sale or exchange (generating capital gain) or a dividend distribution (generating ordinary dividend income) will depend upon whether and to what extent the exchange reduces the American Bankers shareholder's deemed percentage stock ownership interest in Cendant. For purposes of this determination, a shareholder of American Bankers will be treated as if such shareholder first exchanged all of such shareholder's American Bankers Shares solely for shares of Cendant Common Stock (and if applicable, Cendant Series A Preferred Stock) and then Cendant immediately redeemed a portion of such shares of Cendant Common Stock (and if applicable, Cendant Series A Preferred Stock) in exchange for the cash such shareholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if the deemed redemption is (i) "substantially disproportionate" with respect to the American Bankers shareholder or (ii) "not essentially equivalent to a dividend."

   The deemed redemption, generally, will be "substantially disproportionate" with respect to an American Bankers shareholder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a shareholder will depend upon the shareholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in such American Bankers shareholder's deemed percentage stock ownership of Cendant. In general, that determination requires a comparison of (i) the percentage of the outstanding voting stock of Cendant that such American Bankers shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by



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

Cendant and (ii) the percentage of the outstanding voting stock of Cendant actually and constructively owned by such shareholder immediately after the deemed redemption by Cendant as a result of the Cendant Offer, the Cendant Proposed Merger or otherwise. In applying the foregoing tests, a shareholder is deemed to own stock owned, and, in some cases, constructively owned. As the constructive ownership rules are complex, each shareholder that may be subject to these rules should consult its tax advisor. The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such shareholder has a reduction in such shareholder's percentage stock ownership. Accordingly, in most circumstances, gain recognized by a shareholder of American Bankers who exchanges such shareholder's American Bankers Shares for a combination of cash and shares of Cendant Common Stock (and if applicable, Cendant Series A Preferred Stock) generally will be capital gain, and will constitute long-term capital gain if the holding period for American Bankers Shares was greater than one year as of the date of the exchange.

    Cash Received in Lieu of a Fractional Share of Cendant Common Stock. Cash received in lieu of a fractional share of Cendant Common Stock will be treated as received in redemption of such fractional share interest and generally gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the American Bankers Common Shares allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss, and will be long-term capital gain or loss if the holding period for such fractional share interest for Federal income tax purposes is greater than one year as of the date of the exchange.

TAX CONSEQUENCES IF THE CENDANT OFFER AND THE PROPOSED CENDANT MERGER ARE TREATED AS SEPARATE TRANSACTIONS

   Although counsel to Cendant believes that such result is unlikely, if the Cendant Offer and the Proposed Cendant Merger were treated as separate transactions for Federal income tax purpose, the receipt of cash pursuant to the Cendant Offer would be a fully taxable transaction, while the Proposed Cendant Merger should still qualify as a reorganization pursuant to Sections 368(a) of the Code. Accordingly, a shareholder of American Bankers who received cash pursuant to the Cendant Offer would recognize gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the American Bankers Common Shares surrendered therefor. The gain or loss would be long-term capital gain or loss if, as of the date of the exchange, such shareholder had held such stock for more than one year.

   In addition, a shareholder of American Bankers who, pursuant to the Proposed Cendant Merger, exchanges (A) American Bankers Common Shares solely for shares of Cendant Common Stock and/or (B) American Bankers Preferred Shares solely for shares of Cendant Series A Preferred Stock, in each case, will not recognize gain or loss upon such exchange (except with respect to cash received in lieu of a fractional share of Cendant Common Stock, as discussed above). The aggregate adjusted tax basis of the Cendant Common Stock and/or Cendant Series A Preferred Stock received (including fractional shares) in such exchange will be equal to the aggregate adjusted tax basis of the American Bankers Shares surrendered therefor, and the holding period of the Cendant Common Stock and/or Cendant Series A Preferred Stock will include the period during which the American Bankers Shares surrendered in exchange therefor were held. Additionally, if applicable, a shareholder of American Bankers who received a combination of cash and shares of Cendant Common Stock and/or Cendant Series A Preferred Stock pursuant to the Proposed Cendant Merger would be subject to the Federal income tax rules concerning reorganizations discussed above under "Tax Consequences if the Cendant Offer and the Proposed Cendant Merger are Treated as a Single Integrated Transaction --Consequences to Holders of American Bankers Common Shares -- Exchange of American Bankers Shares for Cash and Cendant Common Stock and/or Cendant Series A Preferred Stock Pursuant to the Cendant Offer and Proposed Cendant Merger."

EACH HOLDER OF AMERICAN BANKERS SHARES IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE PROPOSED MERGER.

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

ACCOUNTING TREATMENT

   If the Proposed Cendant Merger is consummated, Cendant will account for the acquisition of American Bankers using the "purchase" method of accounting. Accordingly, the consideration to be paid in the Proposed Cendant Merger would be allocated to assets acquired and liabilities assumed based on their estimated fair values at the consummation date. Income (or loss) of American Bankers prior to the consummation date will not be included in income of Cendant. The excess of such purchase price over the amounts so allocated will be treated as goodwill.

APPRAISAL RIGHTS

   Under the FBCA, it is expected that holders of American Bankers Common Shares and American Bankers Preferred Shares would have no right to an appraisal of the value of their shares in connection with the Proposed Cendant Merger Agreement or the consummation of the transactions contemplated thereby.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED CENDANT MERGER

   Depending on the terms and conditions of the Proposed Cendant Merger Agreement and related documents, certain members of American Bankers' management and the American Bankers Board could be deemed to have certain interests in the Proposed Cendant Merger in addition to their interests as stockholders of American Bankers, as the case may be, generally. Such interests, if any, would be described in a definitive Proxy Statement/Prospectus.

RESALE OF CENDANT SERIES A PREFERRED STOCK AND CENDANT COMMON STOCK

   If the Proposed Cendant Merger is consummated, all shares of Cendant Series A Preferred Stock received by holders of American Bankers Preferred Shares and all shares of Cendant Common Stock received by holders of American Bankers Common Shares in the Proposed Cendant Merger would be freely transferable, except that shares of Cendant Series A Preferred Stock and Cendant Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of American Bankers at the time of the American Bankers Meetings may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Cendant) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of American Bankers or Cendant generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party. It is expected that, consistent with the AIG Merger Agreement, the Proposed Cendant Merger Agreement would require American Bankers to use its reasonable best efforts to cause each of its affiliates to execute a written agreement to the effect that such person will not offer to sell, transfer, or otherwise dispose of any of the shares of Cendant Series A Preferred Stock or Cendant Common Stock issued to such person in or pursuant to the Proposed Cendant Merger unless such sale, transfer or other disposition (a) has been registered under the Securities Act, (b) is made in conformity with Rule 145 under the Securities Act or (c) is exempt from registration under the Securities Act.

LACK OF ESTABLISHED MARKET FOR THE CENDANT SERIES A PREFERRED STOCK

   There is currently no public market for the Cendant Series A Preferred Stock. Although an application will be made prior to the consummation of the Proposed Cendant Merger for the listing of the Cendant Series A Preferred Stock on the NYSE, there can be no assurance that an active market for the Cendant Series A Preferred Stock will develop or that, if the Cendant Series A Preferred Stock is approved for such listing, such listing will continue while the Cendant Series A Preferred Stock is outstanding. Future trading prices for the Cendant Series A Preferred Stock will depend on many factors, including, among others, Cendant's financial results, the market for similar securities and the volume of trading activity in the Cendant Series A Preferred Stock.

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
                              CERTAIN LITIGATION

   On January 27, 1998, Cendant and Cendant Sub filed a complaint in the United States District Court for the Southern District of Florida (the "Court") against American Bankers, substantially all of the directors of American Bankers, AIG and AIG Sub. The complaint, as amended on February 2, 1998, alleges that the directors and American Bankers, in a civil conspiracy with AIG and AIG Sub, have breached the fiduciary obligations owed to the shareholders of American Bankers by, among other things, entering into the AIG Merger Agreement and deterring the Cendant Offer through a number of unlawful takeover defenses, including; the AIG Lockup Option Agreement; the Fiduciary Sabbatical Provision; the AIG Termination Fee; and the Rights Agreement. The amended complaint also alleges that AIG filed materially false and misleading public disclosures on Schedule 13D regarding the AIG Voting Agreement in violation of Section 13(d) of the Exchange Act. Specifically, it is alleged that AIG failed to disclose that AIG's Chairman of the Board, Maurice R. Greenberg, is a person controlling AIG.

   In addition, the amended complaint alleges that AIG and American Bankers have violated Sections 14(a) and 14(e) of the Exchange Act by making a number of materially false and misleading statements in an AIG press release dated January 27, 1998 and the AIG Proxy Statement/Prospectus, including statements, among others, that (a) AIG has exercised the AIG Lockup Option Agreement when, in fact, it cannot be exercised until such time as AIG obtains the requisite regulatory approvals, which are not imminent; (b) American Bankers and AIG expect the Proposed AIG Merger to close in March 1998 when, in fact, they know that the likelihood of receiving all required regulatory approvals prior to the second quarter of 1998 is remote at best;
(c) AIG expects to achieve expense savings following consummation of the Proposed AIG Merger without specifying how they will be achieved, when, in fact, to accomplish such savings, it is likely that jobs will be eliminated and employees of American Bankers will be terminated, including those based in Florida, although AIG has previously stated that the employee base should not be much affected; and (d) Salomon Smith Barney, American Bankers' financial advisor, rendered its opinion as to the fairness of the consideration to be paid to holders of American Bankers Common Shares in the Proposed AIG Merger without disclosing the extent to which Salomon Smith Barney relied on the revised projections prepared by American Bankers' management that contained lower estimates of revenue and income, and whether the fairness opinion could have been given had the unrevised, higher projections been used.

   In the amended complaint, Cendant and Cendant Sub ask the Court to enter judgment against the defendant: (a) declaring the AIG Lockup Option Agreement, Fiduciary Sabbatical Provision and AIG Termination Fee to be unlawful and in breach of the fiduciary duties of American Bankers and the American Bankers Board; (b) enjoining, temporarily, preliminarily, and permanently, (i) any exercise or payment of the AIG Lockup Option Agreement,
(ii) enforcement of the Fiduciary Sabbatical Provision, (iii) payment of the AIG Termination Fee, and (iv) any steps to implement the Rights Agreement or to extend its terms; (c) declaring the AIG Merger Agreement to be unlawful and in breach of the fiduciary duties of American Bankers and the American Bankers Board, and enjoining, temporarily, preliminarily and permanently, any steps to effectuate it unless and until the takeover defenses discussed above are invalidated, enjoined or otherwise rendered inapplicable to Cendant and Cendant Sub and any actions contemplated by Cendant and Cendant Sub including the Cendant Offer and the Proposed Cendant Merger; (d) enjoining, temporarily, preliminarily and permanently, AIG from acquiring any shares of American Bankers, voting any shares of American Bankers or soliciting any proxies with respect to the shares of American Bankers stock unless and until AIG files a full and complete Schedule 13D with respect to American Bankers;
(e) requiring American Bankers and its directors to provide Cendant Sub with a fair and equal opportunity to acquire American Bankers, including furnishing to Cendant Sub the same information and access to information that was provided to AIG; and (f) compelling corrective disclosures to cure the materially false and misleading statements made in the AIG Proxy Statement/ Prospectus in connection with the solicitation of proxies for the shareholder vote on the AIG Merger Agreement.

   On January 29, 1998, the Court in the Florida Litigation entered an order implementing an agreed upon expedited discovery schedule (the "Expedited Discovery Order"). Pursuant to the Expedited

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
Discovery Order, Cendant and Cendant Sub will take depositions of the defendants between February 9 and February 19, 1998. The Expedited Discovery Order also provides that additional discovery, including subpoenas on third party witnesses, will proceed on an expedited basis.

   On February 3, 1998, AIG moved to dismiss the claims against in the Florida Litigation (the "AIG Motion to Dismiss"). The AIG Motion to Dismiss argues that AIG made all required disclosures in its Schedule 13D, and specifically that AIG need not disclose that Mr. Greenberg is a controlling person of AIG. The AIG Motion to Dismiss also denies the allegations against AIG added in the amended complaint, claiming that the statements in the January 27, 1998 press release and the AIG Proxy Statement/Prospectus were not misleading and that all required material disclosures were made. The AIG Motion to Dismiss also claims that because the Federal securities allegations against AIG should be dismissed, the Court should decline to exercise its supplemental federal jurisdiction over the remaining state law claims against AIG.

   On February 5, 1998, AIG and AIG Sub filed a complaint in the United States District Court for the Southern District of Florida, Miami Division (the "AIG Complaint") in the action captioned American International Group, Inc. and AIGF, Inc. v. Cendant Corp. and Season Acquisition Corp., C.A. No. 98-0247 (the "AIG Florida Litigation") against Cendant and Cendant Sub alleging that Cendant and Cendant Sub purportedly made false and misleading statements or omissions in Cendant's and Cendant Sub's: (i) pre-tender offer conference call with analysts, (ii) Schedule 14D-1, and (iii) preliminary Opposition Proxy Statement. The allegedly false and misleading statements relate generally to Cendant's statements that the two competing acquisition proposals are on equal regulatory footing; certain statements regarding Cendant's expected cost savings that could be realized if it were to acquire American Bankers; Cendant's allegedly false statement that the Cendant Offer is not conditioned upon financing; and Cendant's alleged failure to disclose a possible business downturn. The AIG Complaint alleges violations of Sections 14(a) and 14(e) of the Exchange Act. In addition, the AIG Complaint alleges that Cendant and Cendant Sub purportedly violated Section 14(a) of the Exchange Act based upon a violation of Section 5 of the Securities Act. AIG and AIG Sub ask the Court to enter judgement: (i) declaring that Cendant and Cendant Sub have violated Sections 14(a) and 14(e) of the Exchange Act,
(ii) requiring Cendant and Cendant Sub to make corrective disclosures, (iii) enjoining Cendant and Cendant Sub from further violating Sections 14(a) and 14(e) of the Exchange Act, (iv) declaring that Cendant and Cendant Sub have violated Section 14(a) of the Exchange Act by violating Section 5 of the 1933 Act, and (v) enjoining Cendant and Cendant Sub from making any statements regarding the Proposed AIG Merger, the Cendant Offer, or the Proposed Cendant Merger until a registration statement has been filed and a prospectus has been delivered to the American Bankers' shareholders. Cendant and Cendant Sub believe that the AIG complaint is meritless, and intend to vigorously oppose AIG's and AIG Sub's claims.

   On February 9, 1998, American Bankers and the director defendants also moved to dismiss the amended complaint of Cendant and Cendant Sub (the "American Bankers Motion to Dismiss"). The American Bankers Motion to Dismiss asserts that the breach of fiduciary duty claims against American Bankers and the director defendants should have been brought derivatively, not directly by Cendant and Cendant Sub, and that Cendant and Cendant Sub (i) failed to make a required demand on American Bankers' Board of Directors to bring an action before suing derivatively and (ii) cannot adequately represent the interests of all American Bankers shareholders in a derivative action because Cendant and Cendant Sub are self-interested as bidders for American Bankers. Additionally, the American Bankers Motion to Dismiss asserts that Cendant and Cendant Sub have no standing to bring the breach of fiduciary duly claims because Cendant and Cendant Sub did not purchase American Bankers Shares until after the American Bankers Board approved the AIG Merger Agreement. American Bankers and the director defendants also joined in the arguments made in the AIG Motion to Dismiss that the Federal securities claims pursuant to Section 14(a) and 14(e) of the Exchange Act should be dismissed and that the Court should decline to exercise its supplemental federal jurisdiction over any state law claims.

   Also on February 9, 1998, AIG and AIG Sub served a supplemental motion, claiming that, for the reasons given in the American Bankers Motion to Dismiss, the breach of fiduciary duty claims should be dismissed and, therefore, the civil conspiracy to breach fiduciary duties claim should also be dismissed.

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
   Cendant and Cendant Sub believe that the claims in the amended compliant are meritorious, and will vigorously oppose the AIG Motion to Dismiss and supplemental motion and the American Bankers Motion to Dismiss.

   On February 13, 1998, Cendant and Cendant Sub moved to dismiss (the "Cendant Motion to Dismiss") the AIG Complaint. The Cendant Motion to Dismiss is based on several arguments, including that: the AIG Complaint should be dismissed because the claims should have been filed as compulsory counterclaims in the action filed on January 27, 1998 by Cendant and Cendant Sub against American Bankers, substantially all of the directors of American Bankers, AIG and AIG Sub; AIG's and AIG Sub's claims concerning Cendant's and Cendant Sub's ability to obtain regulatory approval are moot because Cendant and Cendant Sub have attached AIG's and AIG Sub's complaint as an exhibit to their Schedule 14D-1 thereby disclosing the existence of AIG's views regarding regulatory approval; AIG's and AIG Sub's complaint fails to state a claim or plead fraud with particularity because the alleged false statements or omissions were not misleading, and, moreover, all required disclosures were made; and AIG's and AIG Sub's claim that Cendant and Cendant Sub violated Section 5 of the Securities Act of 1933 should be dismissed because AIG and AIG Sub lack standing to assert a claim based on Section 5. Cendant and Cendant Sub believe that AIG's and AIG Sub's complaint is meritless, and will continue to vigorously oppose AIG's and AIG Sub's claims.

   On February 17, 1998, AIG and AIG Sub filed an amended complaint in the AIG Florida Litigation (the "Amended AIG Complaint") against Cendant and Cendant Sub. The Amended AIG Complaint continues to allege that Cendant's and Cendant Sub purportedly made false and misleading statements or omissions in Cendant and Cendant Sub's: (i) conference call with analysts prior to commencement of the Cendant Offer; (ii) Schedule 14D-1; and (iii) Opposition Proxy Statement. The Amended AIG Complaint essentially repeats the allegations in the original AIG Complaint by alleging that Cendant purportedly made false and misleading statements relating to the following general categories: (i) the equal regulatory footing of the two competing acquisition proposals; (ii) Cendant's expected cost savings that could be realized if Cendant were to acquire American Bankers; (iii) the Cendant Offer not being conditioned upon financing; and (iv) Cendant's alleged failure to disclose a possible business downturn. The Amended AIG Complaint adds allegations that Cendant purportedly failed to disclose a material fact by not disclosing that it allegedly will violate state insurance laws by holding proxies of American Bankers Common Shares exceeding ten percent of the outstanding American Bankers Common Shares. The Amended AIG Complaint also continues to allege violations of Sections 14(a) and 14(e) of the Exchange Act in addition to alleging that Cendant and Cendant Sub purportedly violated
Section 14(a) of the Exchange Act based upon a violation of Section 5 of the Securities Act.

   AIG and AIG Sub reiterated their request that the Court enter judgment:
(i) declaring that Cendant and Cendant Sub have violated Sections 14(a) and 14(e) of the Exchange Act; (ii) requiring Cendant and Cendant Sub to make corrective disclosures; (iii) enjoining Cendant and Cendant Sub from further violating Sections 14(a) and 14(e) of the Exchange Act; (iv) declaring that Cendant and Cendant Sub have violated Section 14(a) of the Exchange Act by violating Section 5 of the Securities Act; and (v) enjoining Cendant and Cendant Sub from making any statements regarding the Proposed AIG Merger or the Cendant Offer until a registration statement has been filed under the Securities Act and a prospectus has been delivered to American Bankers' shareholders. In the Amended AIG Complaint, AIG and AIG Sub also ask the court to enter judgment: (i) enjoining Cendant and Cendant Sub from holding or voting any proxies from American Bankers' shareholders to the extent such proxies exceed ten percent of the American Bankers Common Shares, without first obtaining approval from the insurance departments of Arizona, Georgia, New York, South Carolina, and Texas; (ii) requiring Cendant and Cendant Sub to return any proxies they have received or receive from American Bankers' shareholders prior to making any corrective disclosures required by the Court; (iii) requiring Cendant and Cendant Sub to make corrective disclosure about their ability to hold or vote proxies without obtaining regulatory approval; and (iv) enjoining Cendant and Cendant Sub from soliciting any proxies until a registration statement has been filed under the Securities Act and a prospectus has been delivered to American Bankers' shareholders.

   On February 17, 1998, AIG and AIG Sub also filed: (i) a motion for preliminary injunction; (ii) a memorandum of law in support of their motion for preliminary injunction; (iii) an emergency motion requesting a hearing on their motion for a preliminary injunction; (iv) a motion for expedited discovery with a supporting memorandum of law; (v) a request for documents from Cendant and Cendant Sub; and (vi) a notice to take the deposition of one or more representatives of Cendant or Cendant Sub. In their motion for preliminary injunction, AIG and AIG Sub ask the Court for an order: (i) enjoining Cendant and Cendant Sub from holding or voting any proxies from American Bankers' shareholders to the extent such proxies exceed ten percent of the American Bankers Common Shares, without first obtaining approval from the insurance departments of Arizona, Georgia, New York, South Carolina, and Texas; (ii) requiring Cendant and Cendant Sub to return any proxies they have received or receive from American Bankers' shareholders prior to making any corrective disclosures required by the Court; (iii) requiring Cendant and Cendant Sub to make corrective disclosures about their ability to hold or vote proxies without obtaining regulatory approval; and (iv) enjoining Cendant and Cendant Sub from making any statements regarding the Proposed AIG Merger or the Cendant Offer, or from soliciting any proxies, until a registration statement has been filed under the Securities Act and a prospectus has been delivered to American Bankers' shareholders.

   On February 18, 1998, Cendant and Cendant Sub filed a motion to dismiss the Amended AIG Complaint.

   Cendant and Cendant Sub believe that the Amended AIG Complaint and the related motions are meritless, and they will continue to vigorously oppose AIG and AIG Sub's claims.

                        INFORMATION REGARDING CENDANT

GENERAL

   Cendant is one of the foremost consumer and business services companies in the world. Cendant was created through the merger of CUC and HFS in December 1997 and provides all of the services formerly provided by each of CUC and HFS, including technology-driven, membership-based consumer services, travel services and real estate services.

   Cendant's membership-based consumer services provide more than 66.5 million members with access to a variety of goods and services worldwide. These memberships include such components as shopping, travel, auto, dining, home improvement, lifestyle, vacation exchange, credit card and checking account enhancement packages, financial products and discount programs. Cendant also administers insurance package programs which are generally combined with discount shopping and travel for credit union members, distributes welcoming packages which provide new homeowners with discounts for local merchants, and provides travelers with value-added tax refunds. Cendant believes that it is the leading provider of membership-based consumer services of these types in the United States. Cendant's membership activities are conducted principally through its Comp-U-Card division and certain of Cendant's wholly-owned subsidiaries, FISI*Madison Financial Corporation, Benefit Consultants, Inc., Entertainment Publications, Inc. and SafeCard Services, Inc.

   Cendant also provides services to consumers through intermediaries in the travel and real estate industries. In the travel industry, Cendant, through certain of its subsidiaries, franchises hotels primarily in the mid-priced and economy markets. It is the world's largest hotel franchisor, operating the Days Inn(Registered Trademark), Ramada(Registered Trademark) (in the United States), Howard Johnson(Registered Trademark), Super 8(Registered Trademark), Travelodge(Registered Trademark) (in North America), Villager Lodge(Registered Trademark), Knights Inn(Registered Trademark) and Wingate Inn(Registered Trademark) franchise systems. Additionally, Cendant owns the Avis(Registered Trademark) worldwide vehicle rental system, which is operated through its franchisees and is the second-largest car rental system in the world (based on total revenues and volume of rental transactions). Cendant currently owns approximately 27.5% of the capital stock of the world's largest Avis franchisee, Avis Rent A Car, Inc. Cendant also owns Resort Condominiums International, Inc., a leading timeshare exchange organization. Cendant operates the second largest provider in North America of comprehensive vehicle management services and is the market leader in the United Kingdom among the four nationwide providers of fuel card services and the six nationwide providers of vehicle management services.

   Through its Benefits Consultants, Inc. subsidiary, Cendant provides third party marketing and administration of a number of insurance products including, accidental death and dismemberment programs, credit union membership enhancement packages and accidental protection programs, including auto, pedestrian and 24-hour accident insurance. In addition, Cendant administers insurance package programs in connection with certain discount shopping and travel programs.

   In the residential real estate industry, Cendant, through certain of its subsidiaries, franchises real estate brokerage offices under the Century 21(Registered Trademark), Coldwell Banker(Registered Trademark) and Electronic Realty Associates(Registered Trademark) (ERA(Registered Trademark)) real estate brokerage franchise systems and is the world's largest real estate brokerage franchisor. Additionally, Cendant, through Cendant Mobility Services Corporation, is the largest provider of corporate relocation services in the United States, offering relocation clients a variety of services in connection with the transfer of a client's employees. Through Cendant Mortgage Services Corporation, Cendant originates, sells and services residential mortgage loans in the United States, marketing such services to consumers through relationships with corporations, affinity groups, financial institutions, real estate brokerage firms and other mortgage banks.

   As a franchisor of hotels, residential real estate brokerage offices and car rental operations, Cendant licenses the owners and operators of independent businesses to use Cendant's brand names. Cendant does not own or operate hotels or real estate brokerage offices. Instead, Cendant provides its franchisee customers with services designed to increase their revenues and profitability.

   Cendant also offers consumer software in various multimedia forms. During 1996, Cendant acquired Davidson & Associates, Inc., Sierra On-Line, Inc. and Knowledge Adventure, Inc. These companies develop, publish, manufacture and distribute educational, entertainment and personal productivity interactive multimedia products for home and school use.

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
   The principal executive offices of Cendant are located at 6 Sylvan Way, Parsippany, New Jersey 07054.

RECENT DEVELOPMENTS

   Harpur Acquisition. On January 20, 1998, Cendant completed the acquisition of Harpur Group, Ltd., a leading fuel card and vehicle management company in the United Kingdom, from H-G Holdings, Inc. for approximately $186 million in cash plus future contingent payments of up to $20 million over the next two years.

   Jackson Hewitt Acquisition. On January 7, 1998, Cendant completed the acquisition of Jackson Hewitt Inc. ("Jackson Hewitt"), for approximately $480 million in cash, or $68 per share of common stock of Jackson Hewitt. Jackson Hewitt is the second largest tax preparation service system in the United States with locations in 41 states. Jackson Hewitt franchises a system of approximately 2,050 offices that specialize in computerized preparation of federal and state individual income tax returns.

   Interval Divestiture. On December 17, 1997, in connection with the merger with HFS, Cendant completed the divestiture of its timeshare exchange subsidiary, Interval International Inc., as contemplated by the consent decree with the Federal Trade Commission.

   Providian Acquisition. On December 10, 1997, Cendant announced that it had entered into a definitive agreement to acquire Providian Auto and Home Insurance Company, to be renamed Cendant Auto Insurance Company upon consummation of such acquisition ("Cendant Auto"). Cendant Auto markets automobile insurance to consumers through direct response marketing in 45 states and the District of Columbia. The acquisition will enable Cendant Auto to expand its marketing to Cendant's distribution channels, while also providing Cendant with a complimentary product to offer Cendant's partners. The closing of this transaction is subject to customary conditions, including regulatory approval and is anticipated to occur in the spring of 1998.

   Hebdo Mag Acquisition. On October 3, 1997, Cendant completed the acquisition of all of the outstanding capital stock of Hebdo Mag International Inc. ("Hebdo Mag") in exchange for the issuance of shares of preferred stock of Getting to Know You of Canada Ltd., an indirect wholly-owned subsidiary of the Company, exchangeable for shares of Cendant Common Stock (the "Hebdo Acquisition Shares") and the assumption of certain options of Hebdo Mag exchanged for options to acquire shares of Cendant Common Stock, such Hebdo Acquisition Shares or options having an aggregate value of approximately $440 million. Based in Paris, France, Hebdo Mag is an international publisher of over 150 titles and distributor of classified advertising information with operations in twelve countries, including Canada, France, Sweden, Hungary, the United States, Italy, Russia and Holland. The Hebdo Mag Acquisition was accounted for in accordance with the pooling-of-interests method of accounting.

                    INFORMATION REGARDING AMERICAN BANKERS

   American Bankers is a specialty insurer providing primarily credit-related insurance products in the United States and Canada as well as in Latin America, the Caribbean and the United Kingdom. The majority of American Bankers' gross collected premiums are derived from credit-related insurance products sold through financial institutions and other entities which provide consumer financing as a regular part of their businesses.

   American Bankers' credit-related insurance products consist primarily of credit unemployment, accidental death and dismemberment ("AD&D"), disability, property, and life insurance issued in connection with the financing of consumer purchases. Credit-related insurance products generally offer a consumer a convenient option to insure a credit card or loan balance so that the amount of coverage purchased equals the amount of outstanding debt. Coverage is generally available to all consumers with few of the underwriting conditions that apply to ordinary term insurance, such as medical examinations and medical history reports. American Bankers' life and AD&D insurance products generally provide payment in full of the outstanding debt balance in the event of the insured's death. The unemployment and disability products satisfy the minimum monthly loan payment for a specified duration in the event of unemployment or disability. American Bankers' property insurance products pay the loan balance or the cost of repairing or replacing the insured's merchandise in the event of a loss due to a covered event. American Bankers avoids lines of insurance characterized by long loss payout periods, such as workers' compensation and most general liability coverages.

   American Bankers markets its products on a wholesale basis through a network of clients that consist primarily of major financial institutions, retailers and other entities which provide consumer financing as a regular part of their businesses. American Bankers enters into contracts, typically with terms of three to five years, with its corporate clients pursuant to which such clients market American Bankers' insurance products to their customers. In return, these clients receive expense reimbursements or commissions and are thus able to recover costs associated with the marketing of the insurance and generate incremental revenues. American Bankers' clients typically share in the profitability of business written through them.

   American Bankers also writes non credit-related insurance in markets where it believes it has less competition from other insurers. For example, American Bankers' extended service contracts products pay the cost of repairing or replacing the insured's merchandise in the event of damages due to a covered event. In addition, American Bankers acts as an administrator for the National Flood Insurance Program, for which it earns a fee for collecting premiums and processing claims. American Bankers does not assume any underwriting risk with respect to this program.

   American Bankers' business strategy is to continue developing distribution channels which provide access to large numbers of potential insureds in markets not traditionally served by other insurance companies. In addition, American Bankers emphasizes long-term relationships and the development of insurance programs designed to meet individual client needs. An essential part of American Bankers' strategy is to invest in technology which enables American Bankers to accommodate a large group of clients and their customers while simultaneously offering customized insurance programs.

   The principal executive offices of American Bankers are located at 11222 Quail Roost Drive, Miami, Florida 33157.

                     DESCRIPTION OF CENDANT CAPITAL STOCK

   The following description does not purport to be complete and is qualified in its entirety by reference to the Cendant Certificate, the Cendant Bylaws and the DCGL.

GENERAL

   The authorized capital stock of Cendant consists of 2,000,000,000 shares of Common Stock and 10,000,000 shares of Cendant Preferred Stock, par value
$.01 per share. As of February   , 1998, there were     shares of Cendant
Common Stock issued and outstanding, and no shares of Cendant Preferred Stock outstanding.

CENDANT COMMON STOCK

   Holders of shares of Cendant Common Stock have no preemptive, redemption or conversion rights. The holders of Cendant Common Stock, subject to any preferential rights of Cendant Preferred Stock, are entitled to receive dividends when and as declared by the Cendant Board out of funds legally available therefor and to share ratably in the assets of Cendant legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up.

   Each holder of Cendant Common Stock is entitled to one vote per share of Cendant Common Stock held of record by them and holders of Cendant Common Stock may not cumulate votes in election of directors. Except as otherwise required by law or except as provided with respect to any series of Cendant Preferred Stock, the holders of Cendant Common Stock will possess all voting power.

CENDANT PREFERRED STOCK

   The Cendant Board is authorized at any time and from time to time to provide for the issuance of all or any shares of Cendant Preferred Stock in one or more series, and to fix the designation and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of each such series. It is anticipated that if the Proposed Cendant Merger is consummated, the Cendant Board will issue a new series of Cendant Preferred Stock designated as $3.125 Cumulative Convertible Preferred Stock, Series A, having substantially similar terms as the American Bankers Preferred Shares, except that such shares would be convertible into shares of Cendant Common Stock. In addition, so long as any Cendant Series A Preferred Stock is outstanding, Cendant will not, without the affirmative vote or consent of holders of at least 66 2/3% of all outstanding shares of Cendant Series A Preferred Stock and outstanding Parity Dividend Stock (as defined below) (voting as a single class), issue shares of Cendant Series A Preferred Stock to the extent that doing so would cause the total number of shares of Cendant Series A Preferred Stock outstanding after giving effect to such issuance to exceed 3,500,000.

CENDANT SERIES A PREFERRED STOCK

   The description set forth below of the Cendant Series A Preferred Stock is qualified in its entirety by reference to a Certificate of Designation for the Cendant Series A Preferred Stock which would be filed pursuant to the DGCL prior to the consummation of the Proposed Cendant Merger.

 Dividends

   Holders of shares of Cendant Series A Preferred Stock would be entitled to receive, when, as and if declared by the Cendant Board out of funds legally available therefor, cash dividends at an annual rate of $3.125 per share, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on the date designated for payment following the quarterly period in which the Proposed Cendant Merger closes (such dividend to accrue from the first day of such quarterly period), except that if any such date is a Saturday, Sunday or legal holiday then such dividend will be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends would accrue and be cumulative from such date of initial issuance and would be payable to holders of record as they appear on the stock transfer books on such record dates as are fixed by the Cendant Board (provided that no record date shall be later than (a) the sixth business day prior to the date fixed for any redemption of the Cendant Series A Preferred Stock, or (b) in the case of the dividend payment date occurring on August 1, 2000, the tenth business day prior to such date).

   The Cendant Series A Preferred Stock would have priority as to dividends over the Cendant Common Stock and any other series or class of Cendant's stock hereafter authorized over which the Cendant Series A Preferred Stock has preference or priority in the payment of dividends, when and if issued (collectively, "Junior Dividend Stock"), and no dividend (other than dividends payable solely in stock that is Junior Dividend Stock and that ranks junior to the Cendant Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of Cendant, whether voluntary or involuntary (such stock that is junior as to liquidation rights, "Junior Liquidation Stock") (the Cendant Common Stock and any other capital stock of Cendant that is both Junior Dividend Stock and Junior Liquidation Stock, "Junior Stock")) may be paid on any Junior Dividend Stock, and no payment may be made on account of the purchase, redemption, retirement, or other acquisition of Junior Dividend Stock or Junior Liquidation Stock (other than in exchange solely for Junior Stock), unless all accrued and unpaid dividends on the Cendant Series A Preferred Stock for the then current period and all dividend payment periods ending on or before the date of payment of such dividends on Junior Dividend Stock, or such payment for such Junior Dividend Stock or Junior Liquidation Stock, as the case may be, have been paid or declared and set apart for payment. Cendant may not pay dividends on the Cendant Series A Preferred Stock unless it has paid or declared and set apart for payment or contemporaneously pays or declares and sets apart for payment all accrued and unpaid dividends for all dividend payment periods on any class or series of stock having parity with the Cendant Series A Preferred Stock as to dividends ("Parity Dividend Stock") ratably so that the amount of dividends declared and paid per share on the Cendant Series A Preferred Stock and such Parity Dividend Stock will bear to each other the same ratio that the accrued and unpaid dividends to the date of payment on Cendant Series A Preferred Stock and such Parity Dividend Stock bear to each other. No payment may be made on account of the purchase, redemption, retirement or other acquisition of shares of Parity Dividend Stock or other class or series of Cendant's capital stock ranking on a parity with the Cendant Series A Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of Cendant, whether voluntary or involuntary (such stock that has parity with the Cendant Series A Preferred Stock as to liquidation rights, "Parity Liquidation Stock") (other than such acquisitions pursuant to employee or director or incentive or benefit plans or arrangements, or in exchange solely for Junior Stock) unless all accrued and unpaid dividends on the Cendant Series A Preferred Stock for all dividend payment periods ending on or before the date of payment on account of such acquisition of such Parity Dividend Stock or Parity Liquidation Stock shall have been paid or declared and set apart for payment.

   The amount of dividends payable per share of Cendant Series A Preferred Stock for each quarterly dividend period would be computed by dividing the annual dividend amount by four. The amount of dividends payable for any period shorter than a full quarterly dividend period would be computed on the basis of a 360-day year of twelve 30-day months. No interest would be payable in respect of any dividend payment on the Cendant Series A Preferred Stock which may be in arrears.

   Under Delaware law, dividends (as well as other distributions) may be paid on the capital stock of Cendant only out of its capital surplus (that is, the excess of Cendant's net assets over the aggregate par value of all shares of capital stock issued by Cendant) or out of its net profits for the year in which the dividend is declared and for the preceding year.

 Liquidation Rights

   In the case of the voluntary or involuntary liquidation, dissolution or winding up of Cendant, holders of shares of Cendant Series A Preferred Stock would be entitled to receive the liquidation preference of $50 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, before any payment or distribution is made to the holders of Cendant Common Stock or any Junior Liquidation Stock, but the holders of the shares of the Cendant Series A Preferred Stock would not be entitled to receive the liquidation preference of such shares until the liquidation preference of any other series or class of stock hereafter issued that ranks senior as to liquidation rights to the Cendant Series A Preferred

Stock ("Senior Liquidation Stock") has been paid in full. The holders of Cendant Series A Preferred Stock and all series or classes of stock hereafter issued that rank on a parity as to distributions of assets upon such liquidation, dissolution or winding up of Cendant with the Cendant Series A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the Senior Liquidation Stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference on shares of Cendant Series A Preferred Stock, the holders of such shares would not be entitled to any further participation in any distribution of assets by Cendant. Neither a consolidation nor merger of Cendant with another corporation nor a sale or transfer of all or substantially all of Cendant's property or assets will be considered a liquidation, dissolution or winding up of Cendant.

 Voting Rights

   The holders of the Cendant Series A Preferred Stock would not have voting rights except as described below or as required by law. In exercising any such vote, each outstanding share of Cendant Series A Preferred Stock would be entitled to one vote, excluding shares held by Cendant or any entity controlled by Cendant, which shares shall have no voting rights.

   Whenever dividends on the Cendant Series A Preferred Stock or any outstanding shares of Parity Dividend Stock have not been paid in an aggregate amount equal to at least six quarterly dividends on such shares (whether or not consecutive), the number of members of the Cendant Board would be increased by two, and the holders of the Cendant Series A Preferred Stock, voting separately as a class with the holders of Parity Dividend Stock on which like voting rights have been conferred and are exercisable, would be entitled to elect such two additional directors who shall continue to serve so long as such dividends remain in arrears. Such voting rights would terminate when all such dividends accrued and unpaid have been declared and paid or set apart for payment. The term of office of all directors so elected would terminate immediately upon the termination of such voting rights and the number of members of the Cendant Board would be reduced by two.

   In addition, so long as any Cendant Series A Preferred Stock is outstanding, Cendant will not, without the affirmative vote or consent of the holders of at least 66 2/3% of all outstanding shares of Cendant Series A Preferred Stock and outstanding Parity Dividend Stock (voting as a single class), (i) amend, alter or repeal (by merger or otherwise) any provision of the Cendant Certificate or the Cendant Bylaws so as to affect adversely the relative rights, preferences, qualifications, limitations, or restrictions of the Cendant Series A Preferred Stock, (ii) effect any reclassification of the Cendant Series A Preferred Stock, or (iii) issue shares of Cendant Preferred Stock to the extent that doing so would cause the total number of shares of Cendant Preferred Stock outstanding after giving effect to such issuance to exceed 3,500,000.

   In addition to voting rights (if any) to which shares of Cendant Series A Preferred Stock are entitled pursuant to the DGCL, the holders of the outstanding shares of Cendant Series A Preferred Stock shall be entitled to vote as a class if shareholder voting of the Cendant Series A Preferred Stock would be required by the FBCA (assuming Cendant were then incorporated under the FBCA) upon a proposed amendment to the Cendant Certificate (or upon a plan of merger or share exchange if such plan contains any provision that would, if contained in a proposed amendment to the Cendant Certificate, entitle such holders to vote as a class as described in this paragraph), if the amendment would: (a) increase or decrease the aggregate number of authorized shares of Cendant Preferred Stock; (b) effect an exchange or reclassification of all or part of the shares of Cendant Preferred Stock into shares of another class; (c) effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of Cendant Preferred Stock; (d) change the designation, rights, preferences, or limitations of all or part of the shares of Cendant Preferred Stock; (e) change the shares of all or part of the Cendant Preferred Stock into a different number of shares of Cendant Preferred Stock; (f) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of Cendant Preferred Stock; (g) increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of Cendant Preferred Stock; (h) limit or deny an existing preemptive right of all or part of the shares of Cendant Preferred Stock; (i) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of Cendant Preferred Stock.

   If a proposed amendment to the Cendant Certificate would affect the shares of Cendant Series A Preferred Stock in one or more of the ways described in the preceding paragraph, the shares of Cendant Series A Preferred Stock shall be entitled to vote as a separate class on the proposed amendment. If a proposed amendment to the Cendant Certificate that would entitle the shares of Cendant Series A Preferred Stock and one or more other series of Cendant Series A Preferred Stock to vote as separate classes as described in the preceding sentence or paragraph (assuming Cendant were then incorporated under the FBCA) would affect shares of Cendant Preferred Stock and such one or more other series of Cendant Series A Preferred Stock in the same or a substantially similar way, the shares of Cendant Series A Preferred Stock and the shares of such one or more other series of Cendant Series A Preferred Stock so affected shall vote together as a single class on the proposed amendment. The shares of Cendant Preferred Stock shall also be entitled to any other voting rights afforded by Florida law (assuming Cendant were then incorporated under the FBCA).

 Redemption at Option of Cendant

   The Cendant Series A Preferred Stock may not be redeemed prior to August 7, 2000. On or after such date, the Cendant Series A Preferred Stock may be redeemed by Cendant, at its option, in whole or in part at any time, subject to the limitations, if any, imposed by the FBCA (assuming Cendant were then incorporated under the FBCA), at a cash redemption price of $51.88 per share, plus accrued and unpaid dividends to, but excluding the redemption date, if redeemed on or prior to August 6, 2001, and at the following redemption prices per share, if redeemed during the 12-month period ending August 6:

          REDEMPTION
             PRICE
YEAR       PER SHARE
-------  ------------
2002 ...    $51.56
2003 ...     51.25
2004 ...     50.94
2005 ...     50.63
2006 ...     50.31

and thereafter at $50 per share plus, in each case, accrued and unpaid dividends to, but excluding the redemption date. If fewer than all the outstanding shares of Cendant Series A Preferred Stock are to be redeemed, Cendant would select those shares to be redeemed pro rata or by lot or in such other manner as the Cendant Board may determine to be fair. There is no mandatory redemption or sinking fund obligation with respect to the Cendant Series A Preferred Stock. If at any time dividends on the Cendant Series A Preferred Stock are in arrears, Cendant may not redeem less than all of the then outstanding shares of the Cendant Series A Preferred Stock until all accrued dividends for all past dividend periods have been paid in full.

   Notice of redemption would be mailed at least 30 days but not more than 90 days before the date fixed for redemption to each holder of record of shares of Cendant Series A Preferred Stock to be redeemed at the address shown on the stock transfer books of Cendant. No fractional shares of Cendant Series A Preferred Stock would be issued upon a redemption of less than all of the Cendant Series A Preferred Stock, but in lieu thereof, an appropriate amount would be paid in cash based on the value for the shares of Cendant Series A Preferred Stock as determined in good faith by the Cendant Board. After the date fixed for redemption, dividends would cease to accrue on the shares of Cendant Series A Preferred Stock called for redemption and other rights of the holders of such shares would terminate, except the right to receive the redemption price without interest, and all conversion privileges would terminate on the business day prior to the date fixed for redemption.

 Conversion Rights

   The holder of any shares of Cendant Series A Preferred Stock would have the right, at the holder's option, to convert any or all shares into Cendant Common Stock at any time at a conversion rate (subject to adjustment as described below) equal to $50 divided by a conversion price (the "conversion price") of $25.0325 (as adjusted following the Proposed
Cendant Merger in accordance with the conversion price adjustment mechanisms of the American Bankers Preferred Shares described below) except that if the Cendant Series A Preferred Stock is called for redemption, the conversion right would terminate at 5:00 p.m. New York City time on the business day prior to the date fixed for such redemption and if not exercised prior to such time, such conversion right would be lost, unless Cendant defaults in making the payment due upon redemption. Except as provided in the next paragraph, no payment or adjustment would be made upon any conversion of any share of Cendant Series A Preferred Stock or on account of any dividends on the Cendant Common Stock issued upon conversion (except that if a converting holder of Cendant Series
A Preferred Stock would be eligible for a dividend on both the Cendant Series
A Preferred Stock and Cendant Common Stock issued upon conversion, the holder would be entitled to the higher of such dividend amounts). Following conversion, the holder would no longer have any right to payment of dividends on the shares surrendered for conversion. No fractional shares of Cendant
Common Stock would be issued upon conversion but, in lieu thereof, an appropriate amount would be paid in cash based on the reported last sale price for the shares of Cendant Common Stock on the NYSE on the day of such conversion.

   If Cendant, by dividend or otherwise, declares or makes a distribution on the Cendant Common Stock referred to in clause (iv) or (v) of the next following paragraph, the holders of the Cendant Series A Preferred Stock, upon the conversion thereof subsequent to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution and prior to the effectiveness of the conversion price adjustment in respect of such distribution, would be entitled to receive for each share of Cendant Common Stock into which each such share of Cendant Series A Preferred Stock would be converted the portion of the shares of Cendant Common Stock, rights, warrants, evidences of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Cendant Common Stock, provided, however, that Cendant may, with respect to all holders so converting, in lieu of distributing any portion of such distribution not consisting of cash or securities of Cendant, pay such holder cash equal to the fair market value thereof as determined by the Cendant Board.

   The conversion price would be subject to adjustment in certain events including, without duplication: (i) dividends (and other distributions) payable in Cendant Common Stock on any class of capital stock of Cendant;
(ii) the issuance to all holders of Cendant Common Stock of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase Cendant Common Stock at less than the then current market price (as defined); (iii) subdivisions and combinations of Cendant Common Stock; (iv) distributions to all holders of Cendant Common Stock of evidences of indebtedness of Cendant, shares of capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash); and (v) distributions consisting of cash, excluding (A) cash that is part of a distribution referred to in (iv) above, and (B) any cash representing an amount per share of Cendant Common Stock of any quarterly cash dividend to the extent it does not exceeded the amount per share of Cendant Common Stock of the next preceding quarterly cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (v) of this sentence) or all of such quarterly cash dividends if the amount thereof per share of Cendant Common Stock multiplied by four does not exceed 15% of the current market price (as defined of Cendant Common Stock on the trading day (as defined) next preceding the date of declaration of such dividend. Following certain adjustments to the conversion price, notice of such event would be mailed to the holders of the Cendant Series A Preferred Stock.

   In the event Cendant adopts a shareholder rights plan that affords holders of Cendant Common Stock the right to purchase shares of Cendant Common Stock, or shares of common stock of a corporation that enters into certain business combinations or other transactions with Cendant, following the occurrence of certain triggering events, the adoption of such plan and the distribution of such rights shall not require any of the adjustments contemplated by the preceding paragraph, provided that (a) if and so long as such rights are attached to shares of Cendant Common Stock pursuant to the terms of such rights plan, shares of Cendant Common Stock issued upon the conversion of shares of Cendant Series A Preferred Stock shall have attached to them such rights in the amount then attached to each outstanding share of Cendant Common Stock, and (b) in the event that such rights separate from the Cendant Common Stock and become exercisable pursuant to such rights plan, there shall then be deemed to have occurred an issuance of rights for which adjustment would be made as described in the preceding paragraph.

   The foregoing adjustments to the conversion price are designed to compensate the holders of the Cendant Series A Preferred Stock for the value of the cash, securities or other assets that they would have otherwise received had they converted their Cendant Series A Preferred Stock into shares of Cendant Common Stock prior to such distribution. Such adjustment would generally result in a reduced conversion price, which would entitle the holders of Cendant Series A Preferred Stock to receive a greater number of shares of Cendant Common Stock upon conversion of the Cendant Series A Preferred Stock into Cendant Common Stock.

   Cendant from time to time may reduce the conversion price by any amount for any period of time of at least 20 days, in which case Cendant shall give at least 15 days' notice of such reduction, if the Cendant Board has made a determination that such reduction would be in the best interest of Cendant, which determination shall be conclusive.

   In the event that Cendant is a party to any transaction (including), without limitation, a merger, consolidation, sale of all or substantially all of Cendant's assets, recapitalization or reclassification of the Cendant Common Stock (each of the foregoing being referred to as a "Cendant Transaction") , in each case (except in the case of a Common Stock Fundamental Change (as defined)) as a result of which shares of Cendant Common Stock shall be converted into the right to receive securities, cash or other property, each share of the Cendant Series A Preferred Stock shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon the consummation of such Cendant Transaction by a holder of that number of shares of Cendant Common Stock into which one share of the Cendant Series A Preferred Stock was convertible immediately prior to such Cendant Transaction (or in the case of a Common Stock Fundamental Change, common stock of the kind received by the holders of Cendant Common Stock as a result of such Common Stock Fundamental Change) (but after giving effect to any adjustment discussed in the next paragraph relating to a Fundamental Change (as defined) if such Cendant Transaction constitutes a Fundamental Change, and subject to funds being legally available for such purpose under applicable law at the time of such conversion).

   Notwithstanding any other provision in the preceding paragraphs to the contrary, if any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each share of the Cendant Series A Preferred Stock shall be convertible solely into common stock of the kind received by holders of Cendant Common Stock as the result of such Common Stock Fundamental Change. For purposes of calculating any adjustment to be made pursuant to this paragraph in the event of a Fundamental Change, immediately after such Fundamental Change:

     (i) in the case of a Non-Stock Fundamental Change (as defined), the conversion price of the Cendant Series A Preferred Stock will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments, and (B) the result obtained by multiplying (x) the greater of the Applicable Price or the then applicable Reference Market Price by (y) a fraction of which the numerator will be $50 and the denominator will be then current redemption price per share (or, for periods prior to August 7, 2000, an amount per share determined in accordance with the Cendant Certificate); and

     (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Cendant Series A Preferred Stock in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments, will thereupon be adjusted by multiplying such conversion price by a fraction, of which the numerator will be the Purchaser Stock Price and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Cendant Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, is paid with respect to any fractional interests in such common stock resulting form such

    Common Stock Fundamental Change) and (B) all of the Cendant Common Stock will have been exchanged for, converted into, or acquired for, common stock (and cash with respect to fractional interests) of the successor, acquiror or other third party, the conversion price of the Cendant Series A Preferred Stock in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by dividing such conversion price by the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Cendant Common Stock as a result of such Common Stock Fundamental Change.

   The foregoing conversion price adjustments in the event of a Non-Stock Fundamental Change will apply in situations whereby all or substantially all of the Cendant Common Stock is acquired in a transaction in which 50% or less of the value received by holders of Cendant Common Stock consists of common stock that has been admitted for listing on a national securities exchange or quoted on the Nasdaq National Market. If the market price of the Cendant Common Stock immediately prior to a Non-Stock Fundamental Change is lower than the applicable conversion price of the Cendant Series A Preferred Stock then in effect, the conversion price would be adjusted as described in (i) above and the holders of the Cendant Series A Preferred Stock would be entitled to receive the amount and kind of consideration that would have been received if the Cendant Series A Preferred Stock had been converted into Cendant Common Stock prior to the Non-Stock Fundamental Change after giving effect to such adjustment.

   The foregoing conversion price adjustments in the event of a Common Stock Fundamental Change would apply in situations whereby more than 50% of the value received by holders of Cendant Common Stock consists of common stock of another company that has been admitted for listing on a national securities exchange or quoted on the Nasdaq, in which case the Cendant Series A Preferred Stock would become convertible into shares of common stock of the other company. If consideration for the Cendant Common Stock consists partly of common stock of another company and partly of other securities, cash or property, each share of Cendant Series A Preferred Stock would be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of Purchaser Stock Price below) equals the value of the shares of Cendant Common Stock into which such share of Cendant Series A Preferred Stock Price was convertible immediately before the transaction (measured as described in the definition of Applicable Price below). If consideration for Cendant Common Stock is solely common stock of another company, each share of Cendant Series A Preferred Stock would be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of Cendant Common Stock into which such share of Cendant Series A Preferred Stock was convertible immediately before such transaction.

   Depending upon whether the Fundamental Change is a Non-Stock Fundamental Change or a Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert each share of the Cendant Series A Preferred Stock into the kind and amount of shares of stock and other securities or property or assets receivable by a holder of the number of shares of Cendant Common Stock issuable upon conversion of such share of the Cendant Series A Preferred Stock immediately prior to such Non-Stock Fundamental Change, but after giving effect to the adjustment described above. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of Cendant Common Stock is common stock of the acquiror or other third party, a holder of a share of the Cendant Series A Preferred Stock who converts a share following the Common Stock Fundamental Change would receive consideration in the form of such common stock only, whereas a holder who has converted his share prior to the Common Stock Fundamental Change would receive consideration in the form of common stock as well as any other securities or assets (which may include cash) receivable thereupon by a holder of the number of shares of Cendant Common Stock issuable upon conversion of such share of Cendant Series A Preferred Stock immediately prior to such Common Stock Fundamental Change.

   The term "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of the Cendant Common Stock receive only cash, the amount of cash received by the holder of one share of Cendant Common Stock and (ii) in the event of any other Non-Stock Fundamental

Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined) for the Cendant Common Stock during the ten trading days prior to and including the record date for the determination of the holders of Cendant Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such record date, the date upon which the holders of the Cendant Common Stock shall have the right to receive such cash, securities, property or other assets, in each case, as adjusted in good faith by the Cendant Board to reflect appropriately any of the events referred to in clauses (i) through (v) of the third paragraph of this Conversion Rights subsection.

   The term "Closing Price" of any common stock means on any day the last reported sale price regular way on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices regular way in each case on the NYSE or, if the common stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which the common stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE Member firm selected by Cendant for that purpose.

   The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Cendant Board) of the consideration received by holders of Cendant Common Stock consists of common stock that for each of the ten consecutive trading days referred to in the second preceding paragraph has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market, provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) Cendant continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Cendant Series A Preferred Stock continue to exist as outstanding Cendant Series A Preferred Stock, or (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Cendant Series A Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding to the business of Cendant, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions, substantially similar to those of the Cendant Series A Preferred Stock.

   The term "Fundamental Change" means the occurrence of any transaction or event in connection with a plan pursuant to which all or substantially all of the Cendant Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) provided, in the case of a plan involving more than one such transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of Cendant Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the highest weighted average per share consideration which a holder of Cendant Common Stock could have received in such transactions or events as a result of which more than 50% of the Cendant Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets.

   The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

   The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the record date for the determination of the holders of Cendant Common Stock entitled to receive such common stock, or if there is no such record date, the date upon which the holders of the Cendant Common Stock shall have the right to receive such common stock, in each case, as adjusted in good faith by the Cendant Board to appropriately reflect any of the events referred to in clauses (i) through (v) of the third paragraph of this subsection; provided, however, that if no such Closing Prices exist, the Purchaser Stock Price shall be set at a price determined in good faith by the Cendant Board.

   The term "Reference Market Price" shall mean $13.46 and in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same ratio of $13.46 to the initial conversion price specified in the first sentence of this subsection.

   Notwithstanding the foregoing provisions, the issuance of any shares of Cendant Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of Cendant and the investment of additional optional amounts in shares of Cendant Common Stock under any such plan, and the issuance of any shares of Cendant Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of Cendant or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Cendant Series A Preferred Stock was first designated (other than the occurrence of certain events under a shareholder rights plan), and any issuance of rights under a shareholder rights plan shall not be deemed to constitute an issuance of Cendant Common Stock or exercisable, exchangeable or convertible securities by Cendant to which any of the adjustment provisions described above applies. There shall also be no adjustment of the conversion price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of Cendant, except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value to holders of the Cendant Series A Preferred Stock. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

 Lack of Established Market for the Cendant Series A Preferred Stock

   There is currently no public market for the Cendant Series A Preferred Stock. Although an application will be made prior to the Effective Time for the listing of the Cendant Series A Preferred Stock on the NYSE, there can be no assurance that an active market for the Cendant Series A Preferred Stock will develop or that, if the Cendant Series A Preferred Stock is approved for such listing, such listing will continue while the Cendant Series A Preferred Stock is outstanding. Future trading prices for the Cendant Series A Preferred Stock will depend on many factors, including, among others, Cendant's financial results, the market for similar securities and the volume of trading activity in the Cendant Series A Preferred Stock.

                  COMPARATIVE RIGHTS OF COMMON SHAREHOLDERS

   Cendant is incorporated under the laws of the State of Delaware. American Bankers is incorporated under the laws of the State of Florida. The holders of shares of American Bankers Common Stock whose rights as shareholders are currently governed by Florida law, the American Bankers Articles, and the American Bankers Bylaws, would upon the exchange of their shares pursuant to the Proposed Cendant Merger, become holders of shares of Cendant Common Stock, and their rights as such will be governed by the DGCL, the Cendant Certificate and the Cendant Bylaws. The material differences between the rights of holders of American Bankers Common Shares and the rights of holders of shares of Cendant Common Stock, which result from differences in their governing corporate documents and differences in Delaware and Florida corporate law, are summarized below.

   The following summary is not intended to be complete and is qualified in its entirety by reference to the FBCA, the DGCL, the American Bankers Articles, the American Bankers Bylaws, the Cendant Certificate and the Cendant Bylaws, as appropriate. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. Copies of the American Bankers

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
Articles, the American Bankers Bylaws, the Cendant Certificate and the Cendant Bylaws are incorporated by reference herein and will be sent to holders of Common Stock upon request. See "Incorporation of Certain Documents by Reference" and "Available Information."

AUTHORIZED CAPITAL

   The American Bankers Articles provide for authorized stock consisting of 100,000,000 shares of Common Stock, par value $1.00 per share and 10,000,000 shares of Preferred Stock, no par value, of which (i) 350,000 have been authorized as Series A Participating Preferred Stock and (ii) 2,300,000 have been authorized as $3.125 Series B Cumulative Convertible Preferred Stock.

   The Cendant Certificate provides for authorized stock consisting of 2,000,000,000 shares of Cendant Common Stock, $.01 par value, and 10,000,000 shares of Cendant Preferred Stock, $.01 per share par value, of which, it is anticipated that 2,300,000 shares will be authorized as $3.125 Cumulative Convertible Preferred Stock, Series A, if the Proposed Cendant Merger is consummated.

ELECTION AND SIZE OF BOARD OF DIRECTORS

   The FBCA requires that a board of directors consist of one or more natural persons, or as set forth in a corporation's articles of incorporation or bylaws. The FBCA permits staggered boards of directors of up to three separate classes if authorized in the articles of incorporation and provides that directors are elected by a plurality of votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present, unless the articles of incorporation provide otherwise. The American Bankers Articles provide for a classified board of directors, consisting of three classes of directors. The American Bankers Articles state that the number of directors in each class shall be as nearly equal in number as possible. Each class is elected in successive years for a term of three years. The American Bankers Articles fix the number of directors at not less than twelve nor more than eighteen. Currently, there are 15 directors. The American Bankers Articles provide that the number of directors shall be increased by two directors elected by the holders of the American Bankers Preferred Shares if quarterly dividends are in arrears for six quarters or more, whether consecutive or not. Nominations for the American Bankers Board may be made by the American Bankers Board or by any shareholder entitled to vote for the election of directors and who complies with certain notice provisions in the American Bankers Articles.

   Under the DGCL, directors, unless their terms are staggered, are elected at each annual shareholder meeting. Vacancies on the board of directors may be filled by the shareholders or directors, unless the certificate of incorporation or a bylaw provides otherwise. The certificate of incorporation may authorize the election of certain directors by one or more classes or series of shares, and the certificate of incorporation, an initial bylaw or a bylaw adopted by a vote of the shareholders may provide for staggered terms for the directors. The certificate of incorporation or the bylaws also may allow the shareholders or the board of directors to fix or change the number of directors, but a corporation must have at least one director. Under Delaware law, shareholders do not have cumulative voting rights unless the certificate of incorporation so provides. The DGCL provides that directors are elected by a plurality of votes at annual meetings and hold office until the annual meeting of shareholders next succeeding their election until successors are elected and qualified or until their earlier resignation or removal.

   The Cendant Certificate provides that the number of directors shall be fixed in the manner provided in the Cendant Bylaws. The Cendant Bylaws fix the number of directors at not less than three and provide for a classified board of directors consisting of three classes of directors, as nearly equal in number as possible. Currently there are 28 directors. Nominations for the election of Cendant directors may be made by the board of directors or a committee appointed by the board of directors or by any shareholder entitled to vote in the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if the shareholder complies with certain provisions of the Cendant Certificate.

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
REMOVAL OF DIRECTORS

   The FBCA entitles shareholders to remove directors either for cause or without cause, unless the articles of incorporation provide that removal may be for cause only. Directors elected by a particular voting group may only be removed by the shareholders of that voting group. The American Bankers Articles provide that any director may be removed, but only for cause and at a regular shareholders meeting or a shareholders meeting called for that express purpose, by a vote of the holders of 75% or more of the outstanding shares of the capital stock of American Bankers then entitled to vote at an election of directors. No decrease in the number of directors shall shorten the term of any incumbent director.

   Under the DGCL, a director of a corporation may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. The Cendant Certificate and the Cendant Bylaws provide that any director may be removed, without cause, only by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class.

VACANCIES ON THE BOARD OF DIRECTORS

   The FBCA provides that, unless the articles provide otherwise, vacancies arising on the board of directors may be filled by a majority of the remaining directors, even if no quorum remains, or by the shareholders. When directors are divided into classes, vacancies may be filled by the shareholders or, if at least one director remains in the class, by the remaining directors of that class. Where a vacancy will be known to occur at some point in the future, it may be filled in advance, although the new director will not take office until the vacancy actually occurs. The American Bankers Articles provide that any vacancies on the American Bankers Board occurring for any reason or from the creation of new directorships shall be filled by the affirmative vote of a majority of the remaining directors in the class in which the vacancy occurs, or, if none so remain, by a majority vote of the directors of the other two classes. Directors so appointed hold office until the next regularly scheduled election of directors for that class.

   Under the DGCL, the board of directors of a corporation may fill any vacancy on the board, including vacancies resulting from an increase in the number of directors. The Cendant Certificate provides that any vacancy resulting from death, resignation, disqualification, removal or other cause and newly created directorships resulting from any increase in the authorized number of directors may be filled solely by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director.

ACTION BY WRITTEN CONSENT

   The FBCA allows shareholders or all of the directors to take action without a meeting through the use of a written consent if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted, unless provided otherwise in the articles of incorporation. The American Bankers Articles provide that action of shareholders may only be taken at properly called annual or special meetings of shareholders and that shareholders may not act by written consent.

   The DGCL provides that, unless limited by the certificate of incorporation, any action that could be taken by shareholders at a meeting may be taken without a meeting if a consent (or consents) in writing, setting forth the action so taken, is signed by the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Cendant Certificate and the Cendant Bylaws provide that any action required or permitted to be taken by the stockholders of Cendant must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

AMENDMENTS TO CHARTER

   Any amendment, alteration, change or repeal of the articles dealing with the composition of the American Bankers Board (Article V), the approval of certain business combinations (Article VIII), meetings of shareholders (Article IX) and the amendment procedure (Article X), requires the approval of at least 85% of the outstanding shares of capital stock of American Bankers entitled to vote generally in the election of directors (the "Voting Shares"), including at least 50% of the Voting Shares other than those held by a 30% Shareholder (as defined below), except where such change has been recommended to the shareholders by at least a majority of the American Bankers Board and by at least two-thirds of the continuing directors. Amendments to any other sections of the American Bankers Articles are governed by the FBCA, which generally requires approval by a majority of the shareholders entitled to vote thereon.

   The DGCL provides that, unless a higher vote is required in the certificate of incorporation, an amendment to the certificate of incorporation of a corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment. The Cendant Certificate may be amended by the majority of the outstanding shares entitled to vote upon the proposed amendment, except that Article 9 (Board of Directors) and Article 10 (Vote Required for Certain Business Combinations) of the Cendant Certificate provide that the affirmative vote of the holders of at least 80% of the voting power of all shares of Cendant entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with those Articles.

AMENDMENTS TO BYLAWS

   Under the FBCA, bylaws may be amended by the directors or the shareholders unless the articles of incorporation expressly provide that only shareholders may do so. Bylaws adopted by the shareholders may provide that they may not be amended or repealed by the directors. The American Bankers Bylaws may be repealed or amended and new bylaws may be adopted by either the majority vote of the full American Bankers Board or by the holders of a majority of the outstanding stock entitled to vote thereon. The American Bankers Board may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that it is not subject to amendment or repeal by the American Bankers Board.

   The DGCL provides that a corporation's bylaws may be amended by that corporation's shareholders, or, if so provided in the corporation's certificate of incorporation, the power to amend the corporation's bylaws may also be conferred on the corporation's directors. The Cendant Certificate gives Cendant's directors the power to make, alter, amend, change, add to or repeal the Cendant Bylaws. The Cendant Bylaws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by the vote of a majority of the shares outstanding and entitled to vote at such meeting; provided that the notice of such special meeting notice of such purpose shall be given. Subject to the DGCL, the provisions of the Cendant Certificate and the provisions of the Cendant Bylaws (including, without limitation, the greater vote requirement set forth in Sections 1, 2 and 3 of Article II (Stockholders), Sections 1, 2, 3 and 7 of Article III (Directors), Sections 1 and 3 of Article IV (Officers) and Sections 1 and 4 of Article V (Committees of the Board of Directors)), the Cendant Board may by majority vote of those present at any meeting at which a quorum is present amend the Cendant Bylaws, or enact such other bylaws as in their judgment may be advisable for the regulation of the conduct of the affairs of Cendant.

SPECIAL MEETINGS OF SHAREHOLDERS

   Under the FBCA, a special meeting of shareholders may be called by a corporation's board of directors or any other person authorized to do so in the articles of incorporation or bylaws. Special meetings may also be called on demand of at least 10% of all shares eligible to vote on the matter to be considered, although this percentage may be increased in the articles of incorporation to a maximum of 50%. Only business within the purpose of the special meeting notice may be conducted at such meeting. The American Bankers Articles provide that special meetings may be called by the holders of at least 75% of the Voting Shares or as otherwise provided in the bylaws. The American Bankers Bylaws provide that special meetings of shareholders may be held at any place within or without the State of Florida, and may be called by the American Bankers Board, the Executive Committee, the Chief Executive Officer or when requested in writing by the holders of 75% of the Voting Shares.

   The DGCL provides that special meetings of the shareholders of a corporation may be called by the corporation's board of directors or by such other persons as may be authorized in the corporation's certificate of incorporation or bylaws. The Cendant Certificate and the Cendant Bylaws provide that special meetings of stockholders may be held at any place within or without the State of Delaware, and may be called only by the Chairman, the President or the Cendant Board pursuant to a resolution approved by a majority of the entire Cendant Board.

VOTE ON EXTRAORDINARY CORPORATE TRANSACTIONS

   Under the FBCA, and subject to certain exceptions (including those described in "--Business Combination Restrictions"), the approval of a merger, plan of liquidation or sale of all or substantially all of a corporation's assets other than in the regular course of business requires the recommendation of the corporation's board of directors and an affirmative vote of at least 50% of the shareholders eligible to vote thereon. The American Bankers Articles require, in addition to the approvals mandated by law, the approval by the holders of at least 85% of the outstanding shares of capital stock eligible to vote, which shall include the affirmative vote of at least 50% of the Voting Shares held by shareholders other than any 30% Shareholder, to approve any of the following transactions:

     -- Any merger or consolidation of American Bankers or a subsidiary thereof with a 30% Shareholder or any corporation that would be an affiliate of a 30% Shareholder;

     -- Any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any 30% Shareholder of any assets with a value of $5,000,000 or more;

     -- The issuance or transfer by American Bankers or a subsidiary thereof of any stock or securities to any 30% Shareholder with a value in $5,000,000 or more;

     -- The adoption of any proposal or plan of liquidation or dissolution; or

     -- Any reclassification of securities, recapitalization, reorganization, merger or other consolidation or any similar transaction which has the effect of increasing the proportionate shares owned directly or indirectly by any 30% Shareholder.

   A "30% Shareholder" shall mean any person (other than American Bankers) who, as of the record date for the determination of shareholders entitled to notice of and to vote on a business combination or immediately prior to the consummation of a business combination (a) is the beneficial owner, directly or indirectly, of not less than 30% of the Voting Shares; or (b) is an affiliate of American Bankers and at any time within 2 years prior thereto was the beneficial owner of 30% of the then outstanding Voting Shares; or (c) is an assignee of or has otherwise succeeded to any shares of capital stock of American Bankers which were at any time within 2 years prior thereto beneficially owned by any 30% Shareholder.

   The American Bankers Articles eliminate this shareholder approval requirement where the American Bankers Board has, by at least a 75% vote of the members then in office, approved the 30% Shareholders' acquisition of 30% or more of the outstanding shares of American Bankers Common Shares or has approved the business combination prior to the 30% Shareholder having become a 30% Shareholder. Alternatively, the shareholder approval described above is not required when certain "fair price" provisions are met. If the American Bankers Board approves the Proposed Cendant Merger prior to the consummation of the Cendant Offer, this provision will be inapplicable to the Proposed Cendant Merger.

   In addition to the provisions of the DGCL described herein, under the Cendant Certificate, an agreement of merger, sale lease or exchange of all or substantially all of Cendant's assets must be approved by the Cendant Board and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon. However, the Cendant Certificate also includes what generally is referred to as a "fair price provision," which requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant's directors, voting together as a single class, to approve certain business combination transactions (including certain mergers, recapitalization and the issuance or transfer of securities of Cendant or a subsidiary having an aggregate fair market value of $10 million or more) involving Cendant or a subsidiary and an owner or any affiliate of an owner of 5% or more of the outstanding shares of capital stock entitled to vote, unless either (i) such business combination is approved by a majority of disinterested directors, or (ii) the shareholders receive a "fair price" for their Cendant securities and certain other procedural requirements are met. This provision may not be repealed or amended in any respect except by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock entitled to vote generally in the election of Cendant directors.

INSPECTION OF DOCUMENTS

   Under the FBCA, a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report, during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation and (1) the shareholder's demand is made in good faith and for a proper purpose, (2) the demand describes with particularity its purpose and the records to be inspected or copied and (3) the requested records are directly connected with such purpose. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

   The DGCL allows any shareholder, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose the corporation's stock ledger, a list of its shareholders, and its other books and records, and to make copies or extracts therefrom. A proper purpose means a purpose reasonably related to such person's interest as a shareholder.

DIVIDENDS

   The FBCA permits a corporation's board of directors to make distributions to its shareholders so long as the corporation is not left unable to pay its debts as they become due in the ordinary course of business, or the corporation is not left with total assets that are less than the sum of the corporation's total liabilities plus its obligations upon dissolution to satisfy preferred shareholders whose preferential rights are superior to those receiving the distribution. Under the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution.

   The American Bankers Articles provide that the American Bankers Preferred Shares are entitled to receive, when, as and if declared by the American Bankers Board, dividends at the rate of $3.125 per annum per share, which are fully cumulative. No dividends or other distributions, other than stock dividends, may be paid on shares of Common Shares, unless and until all accrued and unpaid dividends for the American Bankers Preferred Shares for all dividend periods are paid or set aside and declared for payment.

   Subject to any restrictions contained in a corporation's certificate of incorporation, Delaware law generally provides that a corporation may declare and pay dividends out of "surplus" (defined as the excess, if any, of net assets (total assets less total liabilities) over capital) or, when no surplus exists, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except that dividends may not be paid out of net profits if the capital of the corporation is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In accordance with the DGCL, "capital" is determined by the board of directors and shall not be less than the aggregate par value of the outstanding capital stock of the corporation having par value.

   The Cendant Bylaws provide that the Cendant Board may, out of funds legally available, declare dividends upon the capital stock of Cendant as and when it deems expedient subject to the rights, if any, of the Cendant Preferred Stock.

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

   The FBCA provides that unless a corporation's articles of incorporation provide otherwise, which American Bankers' Articles do not, a shareholder does not have dissenters' rights with respect to a plan of merger, share exchange or proposed sale or exchange of property if the shares held by the shareholder are either registered on a national securities exchange or designated as a national market systems security on an interdealer quotation system designated by the National Association of Securities Dealers (the "NASD") or held of record by 2,000 or more shareholders. Consequently, appraisal rights are not available to holders of American Bankers Common Shares or American Bankers Preferred Shares in connection with the Proposed Cendant Merger.

   Under Delaware law, in certain circumstances a shareholder of a Delaware corporation is generally entitled to demand appraisal and obtain payment of the judicially determined fair value of his or her shares in the event of any plan of merger or consolidation to which the corporation, the shares of which he or she holds, is a party, provided such shareholder continuously holds such shares through the effective date of the merger, otherwise complies with the requirement of Delaware law for the perfection of appraisal rights and does not vote in favor of the merger. However, this right to demand appraisal does not apply to shareholders if: (1) they are shareholders of a surviving corporation and if a vote of the shareholders of such corporation is not necessary to authorize the merger or consolidation; and (2) the shares held by the shareholders are of a class or series listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or are held of record by more than 2,000 shareholders on the date set to determine the shareholders entitled to vote on the merger or consolidation. Notwithstanding the above, appraisal rights are available for the shares of any class or series of stock of a Delaware corporation if the holders thereof are required by the terms of an agreement of merger or consolidation to accept for their stock anything except: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the NASD or held of record by more than 2,000 shareholders; (iii) cash in lieu of fractional shares of the corporations described in (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in (i), (ii) and (iii).

   A Delaware corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as the result of an amendment to its certificate of incorporation, any merger or consolidation to which the corporation is a party or a sale of all or substantially all of the assets of the corporation. The Cendant Certificate does not contain any provision regarding appraisal rights.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The FBCA permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The FBCA provides that a corporation may advance reasonable expenses of defense (upon receipt of an undertaking to reimburse the corporation if indemnification is ultimately determined not to be appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred. The FBCA also permits a corporation to purchase liability insurance for its directors, officers, employees and agents. The FBCA provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper. The American Bankers Articles provide for indemnification for any present or former director or officer to the fullest extent permitted by the FBCA.

   Under Delaware law, a corporation may indemnify any person made a party or threatened to be made a party to any type of proceeding (other than an action by or in the right of the corporation) because he is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses, judgments, costs and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; or
(2) in the case of a criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that there may be no such indemnification if the person is found liable to the corporation unless, in such a case, the court determines the person is entitled thereto. A corporation must indemnify a director, officer, employee or agent against expenses actually and reasonably incurred by him who successfully defends himself in a proceeding to which he was a party because he was a director, officer, employee or agent of the corporation. Expenses incurred by an officer or director (or other employees or agents as deemed appropriate by the board of directors) in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. The Delaware law indemnification and expense advancement provisions are not exclusive of any other rights which may be granted by the bylaws, a vote of shareholders or disinterested directors, agreement or otherwise. The Cendant Bylaws provide for the indemnification to the fullest extent permitted by law of any person made, or threatened to be made, a party to an action, suit or proceeding (whether, civil, criminal, administrative or investigative) by reason of the fact that he or his testator or intestate is or was a director, officer or employee of Cendant or serves or served any other enterprise at the request of Cendant.

LIMITATION OF LIABILITY

   The FBCA provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy unless the director breached or failed to perform his statutory duties as a director and such breach or failure (1) constitutes a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (2) constitutes a transaction from which the director derived an improper personal benefit,
(3) results in an unlawful distribution, (4) in a derivative action or an action by a shareholder, constitutes conscious disregard for the best interests of the corporation or willful misconduct or (5) in a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

   Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for beach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) liability under Section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. The Cendant Certificate provides that no director of Cendant shall be liable to it or its shareholders for monetary damages for breach of fiduciary duly as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL.

PREEMPTIVE RIGHTS

   Under the FBCA, shareholders of a corporation have no preemptive rights unless provided for in the articles of incorporation. The American Bankers Articles contain no provision for preemptive rights.

   Delaware law does not provide (except in limited instances) for preemptive rights to acquire a corporation's unissued stock. However, such right may be expressly granted to the shareholders in a corporation's certificate or articles of incorporation. The Cendant Certificate provides that holders of Cendant Common Stock and Cendant Preferred Stock are not entitled to preemptive rights.

SPECIAL REDEMPTION PROVISIONS

   The FBCA permits a corporation to acquire its own shares. Shares of American Bankers Preferred Shares are subject to optional redemption by American Bankers at any time after August 7, 2000.

   Under the DGCL, a corporation may purchase or redeem shares of any class of its capital stock, but subject generally to the availability of sufficient lawful funds therefor and provided that at all times, at the time of any such redemption, the corporation shall have outstanding shares of one or more classes or series of capital stock which have full voting rights that are not subject to redemption. The Cendant Certificate contains no provision for special redemptions of shares of its capital stock.

PREFERRED STOCK PURCHASE RIGHTS

   The American Bankers Board has adopted the Rights Agreement, pursuant to which one Right was issued with respect to each share of American Bankers Common Shares. As a result of the two-for-one split of American Bankers Common Shares paid on September 12, 1997, one-half of a Right is associated with each share of American Bankers Common Shares. Each right entitles the registered holder thereof to purchase 1/100th of a share of Series A Participating Preferred Stock at a price of $33.00 per share, subject to adjustment (the "Purchase Price"). The Rights are represented by the American Bankers Common Share certificates and are not exercisable until a Distribution Date and will expire at the close of business on March 10, 1998. A Distribution Date is defined as the close of business on the day (or such later date as may be determined by action of the American Bankers Board, upon approval by a majority of the Continuing Directors (as defined in the Rights Agreement)) which is the earlier of (i) ten (10) days following the date of public announcement by American Bankers or an Acquiring Person (as defined below) that an Acquiring Person has become such or (ii) ten (10) business days after the date that a tender or exchange offer by any person is first published or given within the meaning of Rule 14d-2(a) of the General Rules and Regulation under the Exchange Act, if upon consummation thereof such person would be the beneficial owner of 15% or more of the shares of American Bankers Common Shares then outstanding. An Acquiring Person is any person who or which, together with all Affiliates and Associates of such person (as defined in the Rights Agreement), is the beneficial owner of 15% or more of the shares of American Bankers Common Shares then outstanding. The Rights will first become exercisable on a Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately. On February 5, 1998, the American Bankers Board amended the Rights Agreement and resolved to provide that the commencement of the Cendant Offer would not trigger the occurrence of a Distribution Date.

   Each holder of a Right (other than those owned by the Acquiring Person, which shall be void) will have the right to receive upon exercise that number of shares of Common Stock (or, if applicable, common stock of the entity surviving any business combination with American Bankers or which acquires American Bankers) having a market value of two times the then current Purchase Price of one Right in the event of certain mergers, acquisitions and other transactions as specified in the Rights Agreement.

SHAREHOLDER SUITS

   Under the FBCA, a person may not bring a derivative action unless the person was a shareholder of the corporation at the time of the challenged transaction or unless the person acquired his shares by operation of law from a person who was a shareholder at such time.

   Under Delaware law, a shareholder may institute a lawsuit against one or more directors, either on his own behalf, or derivatively on behalf of the corporation. An individual shareholder may also commence a lawsuit on behalf of himself and other similarly situated shareholders when the requirements for maintaining a class action under Delaware law have been met.

BUSINESS COMBINATION RESTRICTIONS

   Section 607.0901 of the FBCA provides that the approval of the holder of two-thirds of the voting shares of a company, other than the shares beneficially owned by an Interested Shareholder (as defined below), would be required to effectuate certain transactions, including without limitation a merger, consolidation, certain sales of assets, certain sales of shares, liquidation or dissolution of the corporation, and reclassification of securities involving a corporation and an Interested Shareholder (an "Affiliated Transaction"). An "Interested Shareholder" is defined under the FBCA as the beneficial owner of more than 10% of the voting shares outstanding. The foregoing special voting requirement is in addition to the vote required by any other provision of the FBCA or the provision in American Bankers Articles described above.

   The special voting requirement does not apply in any of the following circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors; (ii) the Interested Shareholder has owned at least 80% of the corporation's voting stock for five years;
(iii) the Interested Shareholder owns more than 90% of the corporation's voting shares; (iv) the corporation has not had more than 300 shareholders of record at any time during the three years preceding the announcement of the event; (v) the corporation is an investment company registered under the Investment Company Act of 1940; (vi) all of the following conditions are met:
(a) the cash and fair value of other consideration to be paid per share to all holders of voting shares equals the highest per share price paid by the Interested Shareholder; (b) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Shareholder (or certain alternative benchmarks if higher); (c) during the portion of the three years proceeding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no default in payment of any full periodic dividends, no decrease in common stock dividends, no increase in the voting shares owned by the Interested Shareholder, (d) during such three year period no benefit to the Interested Shareholder in the form of loans, guaranties or other financial assistance or tax advantages provided by the corporation, and (e) unless approved by a majority of the disinterested directors, a proxy shall have been mailed to holders of voting shares at least 25 days prior to the consummation of the Affiliated Transaction.

   The Control Share Statute provides, in general, that shares of an "issuing public corporation," such as American Bankers, acquired in a "control share acquisition" will not have voting rights unless that issuing public corporation's board of directors approves the acquisition of such shares or voting rights for such shares are authorized at an annual or special meeting of the shareholders of the issuing public corporation by each class of series entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by the class or series, excluding all "interested shares" (generally, those shares held by the acquiring person).

   However, Section 5 of the Control Share Statue permits a corporation's bylaws to provide that the Control Share Statute does not apply to control share acquisitions of the shares of such corporation. Section 4 of Article V of the American Bankers Bylaws provides that the Control Share Statute, and any amendments thereto, does not apply to control share acquisitions of shares of stock of American Bankers occurring on or after November 14, 1990.

   As used in the Control Share Statute, a "control share acquisition" means, in general, the acquisition (other than pursuant to a merger agreement to which the issuing public corporation is a party or pursuant to an acquisition approved by the board of directors of such issuing public corporation), directly or indirectly, of beneficial ownership of shares of an issuing public corporation, and all acquisitions of such shares within 90 days before or after the date of the acquisition of beneficial ownership of shares that results in a control share acquisition, which (but for the provisions of the statute) would have voting rights and which, when added to all other shares of such issuing public corporation beneficially owned by such person, would entitle such person, upon acquisition of such shares, to vote or direct the voting of shares of such issuing public corporation having voting power in the election of directors within any of the following ranges of such voting power; (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority of all voting power; or (iii) a majority or more of all voting power.

   In general, Section 203 of the DGCL prevents an "Interested Shareholder" (defined generally in the DGCL as a person with 15% or more of a corporation's outstanding voting stock, with the exception of any person who owned and has continued to own shares in excess of the 15% limitation since December 23, 1987) from engaging in a Business Combination with a Delaware corporation for three years following the date such person became an Interested Shareholder. The term "Business Combination" includes mergers or consolidations with an Interested Shareholder and certain other transactions with an Interested Shareholder, including, without limitation: (i) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a shareholder of such corporation) to or with the Interested Shareholder of assets (except proportionately as a shareholder of the corporation) having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or of certain subsidiaries thereof determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (ii) any transaction which results in the issuance or transfer by the corporation or by certain subsidiaries thereof of stock of the corporation or such subsidiary to the Interested Shareholder, except pursuant to certain transfers in a conversion or exchange or pro rata distribution to all shareholders of the corporation or certain other transactions, none of which increase the Interested Shareholder's proportionate ownership of any class or series of the corporation's or such subsidiary's stock; (iii) any transaction involving the corporation or certain subsidiaries thereof which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into stock of the corporation or any subsidiary which is owned by the Interested Shareholder (except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused directly or indirectly by the Interested Shareholder); or (iv) any receipt by the Interested Shareholder of the benefit (except proportionately as a shareholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or certain subsidiaries.

   The three-year moratorium may be avoided if: (i) before such person became an Interested Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder, or (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested shareholder, the shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or following the date on which such person became an Interested Shareholder, the Business Combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of shareholders (not by written consent) by the affirmative vote of the shareholders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Shareholder.

   The Business Combination restrictions described above do not apply if, among other things: (i) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the statute; (ii) the corporation by action by the holders of a majority of the voting stock of the corporation approves an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the statute (effective twelve (12) months after the amendment's adoption), which amendment shall not be applicable to any business combination with a person who was an Interested

Shareholder at or prior to the time of the amendment; or (iii) the corporation does not have a class of voting stock that is (a) listed on a national securities exchange, (b) authorized for quotation on Nasdaq or a similar quotation system; or (c) held of record by more than 2,000 shareholders. The statute also does not apply to certain Business Combinations with an Interested Shareholder when such combination is proposed after the public announcement of, and before the consummation or abandonment of, a merger or consolidation, a sale of 50% or more of the aggregate market value of the assets of the corporation on a consolidated basis or the aggregate market value of all outstanding shares of the corporation, or a tender offer for 50% or more of the outstanding voting shares of the corporation, if the triggering transaction is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with Board of Director approval, and if the transaction is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an Interested Shareholder during the previous three years. Cendant is subject to the Business Combination restrictions described above. The Cendant Certificate does not contain a provision electing not to be governed by the Business Combination restrictions.

                                LEGAL MATTERS

   The validity of the shares of Cendant Common Stock and Cendant Series A Preferred Stock to be issued in connection with the Proposed Cendant Merger would be passed upon for Cendant by Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Cendant.

                                   EXPERTS

   The consolidated financial statements of Cendant and its consolidated subsidiaries, except PHH, as of December 31, 1996 and January 31, 1996 and for the years ended December 31, 1996, January 31, 1996 and 1995 and CUC as of January 31, 1997 and 1996 and for each of the three years in the period ended January 31, 1997 incorporated in this Proxy Statement/Prospectus by reference from Cendant's Form 8-K dated January 29, 1998, have been audited by Deloitte & Touche LLP, as stated in their report which is incorporated herein by reference. The financial statements of PHH (consolidated with those of Cendant) have been audited by KPMG Peat Marwick LLP, independent auditors of PHH, as stated in their report incorporated herein by reference. Their report contains an explanatory paragraph that states that PHH adopted the provisions of Statement of Financial Standards No. 122 "Accounting for Mortgage Servicing Rights" in the year ended January 31, 1996. The consolidated financial statements of CUC (consolidated with those of Cendant) have been audited by Ernst & Young LLP, as set forth in their report included in the Current Report on Form 8-K, dated January 29, 1998, incorporated herein by reference, which, as to the years ended January 31, 1996 and 1995, is based in part on the reports of Deloitte & Touche LLP, independent auditors of Sierra, KPMG Peat Marwick LLP, independent auditors of Davidson, and Price Waterhouse LLP, independent accountants of Ideon. Such consolidated financial statements of Cendant and its consolidated subsidiaries are incorporated by reference herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

   The consolidated financial statements of Avis incorporated in this Proxy Statement/Prospectus by reference from the Current Report on Form 8-K, dated February 6, 1998, filed by Cendant have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        INDEX TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                PAGE
                                                                                             --------
Section A:      Unaudited pro forma consolidated financial statements of Cendant giving          F-2
                effect to the proposed acquisition of American Bankers Insurance Group, Inc.
                as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997.........................................

Section B:      Unaudited pro forma consolidated statement of income of Cendant prior to the    F-10
                proposed acquisition of American Bankers Insurance Group, Inc. for the year ended December 31, 1996......................................................

                                  SECTION A
                             CENDANT CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE PROPOSED ACQUISITION OF AMERICAN BANKERS INSURANCE GROUP, INC.

   The accompanying unaudited pro forma consolidated financial statements give effect to the proposed acquisition of American Bankers by Cendant. The historical financial information of American Bankers contained herein has been taken from, or based upon, publicly available documents on file with the Commission. Cendant does not take any responsibility for the accuracy or completeness of such information or for any failure by American Bankers to disclose events that may have occurred and may affect the significance or accuracy of any such information. To date, Cendant has not had access to the books and records of American Bankers. The Proposed Cendant Merger will be accounted for under the purchase method of accounting and accordingly, assets acquired and liabilities assumed will be recorded at their estimated fair values, which for purposes of the unaudited pro forma consolidated financial statements, have been estimated at the historical values included in publicly available information of American Bankers. The purchase price allocation is subject to further refinement, based upon due diligence procedures to be performed on American Bankers financial information, appraisals and other analyses, with appropriate recognition given to the effect of current interest rates and income taxes. The unaudited pro forma consolidated balance sheet as of September 30, 1997 is presented as if the Proposed Cendant Merger had occurred on September 30, 1997. The unaudited pro forma consolidated statements of income for the year ended December 31, 1996 and for the nine months ended September 30, 1997 are presented as if the Proposed Cendant Merger occurred on January 1, 1996.

   The unaudited pro forma consolidated financial statements do not purport to present the financial position or results of operations of Cendant (i) had the Proposed Cendant Merger occurred on the dates specified or; (ii) had the business combinations described in Section B occurred on the dates specified, nor are they necessarily indicative of the operating results that may be achieved in the future. In addition, the unaudited pro forma consolidated statements of income do not reflect certain revenue enhancements that management believes may be realized following the Proposed Cendant Merger, although no assurances can be made as to the amount of revenue enhancements, if any, that will actually be realized.

   The unaudited pro forma consolidated financial statements of Cendant are based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Consolidated Financial Statements, as set forth herein, and should be read in conjunction therewith and with the consolidated financial statements and related notes thereto of Cendant, as included in the Current Report on Form 8-K of Cendant, dated January 29, 1998, incorporated by reference in this Proxy Statement/Prospectus.

OVERVIEW OF THE PROPOSED CENDANT MERGER

   Cendant proposed to acquire American Bankers for an aggregate purchase price approximating $2.7 billion plus transaction fees and expenses. On January 28, 1998, Cendant commenced a tender offer to purchase 23,501,260 American Bankers Common Shares at a price of $58 per share in cash, which together with shares owned by Cendant on the announcement date constitute approximately 51% of the fully diluted American Bankers Common Shares. Cendant proposed to exchange, on a tax free basis, shares of Cendant Common Stock with a fixed value of $58 per share for the balance of American Bankers Common Shares. The Cendant Offer is subject to certain customary conditions and there can be no assurance that Cendant will be successful in its proposal to acquire American Bankers. Cendant has received a commitment from a bank to provide funds necessary to finance the Cendant Offer.

                                  SECTION A
                             CENDANT CORPORATION
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AT SEPTEMBER 30, 1997
                                (in thousands)

                                                    HISTORICAL
                                          -------------------------------
                                                                             PRO FORMA
                                             CENDANT     AMERICAN BANKERS ADJUSTMENTS(A)   PRO FORMA
                                          ------------- ----------------  -------------- ------------
ASSETS
Current assets
 Cash and cash equivalents ..............  $   902,777      $               $ (902,777)   $        --
 Marketable securities ..................      308,947                                        308,947
 Receivables--net .......................    1,538,415                                      1,538,415
 Other current assets ...................      630,657                           7,500        638,157
                                          ------------- ----------------  -------------- ------------
Total current assets ....................    3,380,796              --        (895,277)     2,485,519

    Deferred membership
     acquisition costs ..................      389,870                                        389,870
Franchise agreements--net ...............      942,780                                        942,780
Goodwill--net ...........................    1,913,478                                      1,913,478
Other intangibles--net ..................    1,438,537                                      1,438,537
Other assets ............................    1,329,370                                      1,329,370
                                          ------------- ----------------  -------------- ------------
Total assets exclusive of management and
mortgage programs and insurance..........    9,394,831              --        (895,277)     8,499,554
                                          ------------- ----------------  -------------- ------------
Management and mortgage programs
 Net investment in leases and leased
  vehicles ..............................    3,547,217                                      3,547,217
 Relocation receivables .................      587,310                                        587,310
 Mortgage loans held for sale ...........    1,162,220                                      1,162,220
 Mortgage servicing rights and fees  ....      305,428                                        305,428
                                          ------------- ----------------  -------------- ------------
Total management and mortgage program
 assets .................................    5,602,175              --              --      5,602,175
                                          ------------- ----------------  -------------- ------------
Insurance
 Investments
  Held-to-maturity securities, at
   amortized cost .......................                      847,248                        847,248
  Available-for-sale securities, at
   approximate market value .............                      907,549                        907,549
  Equity securities, at approximate
   market value .........................                      127,905                        127,905
  Other investments .....................                      244,445                        244,445
                                          ------------- ----------------  -------------- ------------
                                                    --       2,127,147              --      2,127,147
                                          ------------- ----------------  -------------- ------------
 Cash and cash equivalents ..............                       10,124                         10,124
 Reinsurance receivable .................                      255,067                        255,067
 Other receivables ......................                      137,026                        137,026
 Accrued investment income ..............                       26,435                         26,435
 Deferred policy acquisition costs  .....                      538,680                        538,680
 Prepaid reinsurance premiums ...........                      442,154                        442,154
 Goodwill and other .....................                                    2,030,150      2,030,150
 Other assets ...........................                      142,328                        142,328
                                          ------------- ----------------  -------------- ------------
Total insurance assets ..................           --       3,678,961       2,030,150      5,709,111
                                          ------------- ----------------  -------------- ------------
Total Assets ............................  $14,997,006      $3,678,961      $1,134,873    $19,810,840
                                          ============= ================  ============== ============

     See notes to unaudited pro forma consolidated financial statements.

                                  SECTION A
                             CENDANT CORPORATION
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AT SEPTEMBER 30, 1997
                     (in thousands, except share amounts)

                                                      HISTORICAL
                                            -------------------------------
                                                                               PRO FORMA
                                               CENDANT     AMERICAN BANKERS ADJUSTMENTS(A)   PRO FORMA
                                            ------------- ----------------  -------------- ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
 Accounts payable, accrued expenses
  and other current liabilities............  $ 1,358,767      $               $   90,000    $ 1,993,171
                                                                                 544,404
                                            ------------- ----------------  -------------- ------------
Deferred income............................    1,091,649                                      1,091,649
Long-term debt ............................    2,422,524                                      2,422,524
Other non-current liabilities..............      262,407                                        262,407
                                            ------------- ----------------  -------------- ------------
Total liabilities exclusive of management
 and mortgage programs and insurance  .....    5,135,347              --         634,404      5,769,751
                                            ------------- ----------------  -------------- ------------
Management and mortgage programs
 Debt......................................    4,952,083                                      4,952,083
 Deferred income taxes.....................      300,683                                        300,683
                                            ------------- ----------------  -------------- ------------
Total management and mortgage program
 liabilities...............................    5,252,766              --              --      5,252,766
                                            ------------- ----------------  -------------- ------------
Insurance
 Policy liabilities........................                      302,971                        302,971
 Unearned premiums.........................                    1,383,432                      1,383,432
 Claim liabilities.........................                      538,602                        538,602
                                            ------------- ----------------  -------------- ------------
                                                      --       2,225,005              --      2,225,005
 Other policyholders' funds................                        8,096                          8,096
 Notes payable.............................                      241,479                        241,479
 Accrued commissions and other accrued
  expenses.................................                      146,003                        146,003
 Other liabilities.........................                      262,093                        262,093
                                            ------------- ----------------  -------------- ------------
Total insurance liabilities................           --       2,882,676              --      2,882,676
                                            ------------- ----------------  -------------- ------------
Commitments and contingencies
Shareholders' Equity
 Preferred stock; authorized 10 million
  shares $3.125 Series A Cumulative
  Convertible Preferred Stock (stated at
  liquidation preference of $50 per
  share); issued and outstanding 2,300,000
  shares (2,200,100 pro forma) ............                      115,000          (4,995)       110,005
  Additional paid-in capital ..............                                      144,875        144,875
 Common stock; $.01 par value; authorized
  2 billion shares; issued 860,194,246
  shares ..................................        8,245          41,656         (41,370)         8,531
  Additional paid-in capital ..............    3,017,461         208,838         832,750      4,059,049
 Retained earnings.........................    1,890,452         425,776        (425,776)     1,890,452
 Net unrealized gain.......................                       15,384         (15,384)            --
 Currency translation adjustment...........      (27,024)                                       (27,024)
 Restricted stock, deferred compensation ..      (28,664)         (6,287)          6,287        (28,664)
 Treasury stock............................     (251,577)         (1,426)          1,426       (251,577)
 Other.....................................                       (2,656)          2,656             --
                                            ------------- ----------------  -------------- ------------
Total Shareholders' Equity.................    4,608,893         796,285         500,469      5,905,647
                                            ------------- ----------------  -------------- ------------
Total Liabilities and Shareholders'
 Equity....................................  $14,997,006      $3,678,961      $1,134,873    $19,810,840
                                            ============= ================  ============== ============

     See notes to unaudited pro forma consolidated financial statements.

                                  SECTION A
                             CENDANT CORPORATION
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                   (in thousands, except per share amounts)

                                                          HISTORICAL
                                          PRO FORMA    AMERICAN BANKERS     PRO FORMA
                                           CENDANT          (1)(2)         ADJUSTMENTS    PRO FORMA
                                        ------------ -------------------  ------------- ------------
REVENUES
  Membership and service fees, net.....  $4,009,382       $                 $             $4,009,382
  Fleet leasing (net of depreciation
   and interest costs of $1,132,408) ..      56,660                                           56,660
  Insurance--net premiums earned and
   other  .............................                    1,529,035                       1,529,035
  Other................................     409,220                                          409,220
                                        ------------ -------------------  ------------- ------------
Net Revenues...........................   4,475,262        1,529,035               --      6,004,297
                                        ------------ -------------------  ------------- ------------
EXPENSES
  Operating............................   1,652,466                                        1,652,466
  Marketing and reservation............   1,218,089                                        1,218,089
  General and administrative...........     345,241                                          345,241
  Insurance............................
   Benefits, claims and losses.........                      523,024                         523,024
   Insurance commissions and operating
    expenses ..........................                      843,386                         843,386
  Merger related costs and other
   unusual charges ....................     179,945                                          179,945
  Depreciation and amortization........     234,308            9,150           58,004 (B)    301,462
  Interest, net........................      48,210           17,530           90,779 (C)    156,519
                                        ------------ -------------------  ------------- ------------
Total Expenses.........................   3,678,259        1,393,090          148,783      5,220,132
                                        ------------ -------------------  ------------- ------------
Income before income taxes.............     797,003          135,945         (148,783)       784,165
Provision for income taxes.............     323,574           41,442          (35,010)(D)    330,006
                                        ------------ -------------------  ------------- ------------
Net income.............................  $  473,429       $   94,503        $(113,773)    $  454,159
                                        ============ ===================  ============= ============
PER SHARE INFORMATION
Net income per share
 Basic ................................  $      .60                                       $      .55
 Diluted ..............................  $      .56                                       $      .52
 Primary ..............................                   $     2.20
 Fully diluted.........................                   $     2.16
Weighted average shares outstanding
 Basic ................................     784,868                            28,643 (E)    813,511
 Diluted ..............................     849,095                            28,643 (E)    877,738
 Primary...............................                       41,628
 Fully diluted.........................                       43,930

------------
(1) Certain reclassifications have been made to the historical results of American Bankers to conform to a combined company presentation.
(2) Per share information has been adjusted to reflect a two-for-one stock split which was effected in the form of a stock dividend in September 1997.

     See notes to unaudited pro forma consolidated financial statements.

                                  SECTION A
                             CENDANT CORPORATION
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                   (in thousands, except per share amounts)

                                                             HISTORICAL
                                                  --------------------------------
                                                                 AMERICAN BANKERS    PRO FORMA
                                                     CENDANT           (1)          ADJUSTMENTS    PRO FORMA
                                                  ------------ ------------------   ------------- ------------
REVENUES
 Membership and service fees, net................  $3,502,423                                      $3,502,423
 Fleet leasing (net of depreciation and interest
  costs of $892,186).............................      42,905                                          42,905
 Insurance--net premiums earned and other .......                   $1,219,083                      1,219,083
 Other...........................................     344,687                                         344,687
                                                  ------------ ------------------  ------------- ------------
Net Revenues.....................................   3,890,015        1,219,083              --      5,109,098
                                                  ------------ ------------------  ------------- ------------
EXPENSES
 Operating.......................................   1,317,841                                       1,317,841
 Marketing and reservation.......................     963,349                                         963,349
 General and administrative......................     324,076                                         324,076
 Insurance
  Benefits, claims and losses....................                      409,282                        409,282
  Insurance commissions and operating
   expenses......................................                      668,199                        668,199
 Merger related costs............................     303,000                                         303,000
 Depreciation and amortization...................     190,599           10,391          43,503 (B)    244,493
 Interest, net...................................      43,920           12,091          64,172 (C)    120,183
                                                  ------------ ------------------  ------------- ------------
Total Expenses...................................   3,142,785        1,099,963         107,675      4,350,423
                                                  ------------ ------------------  ------------- ------------
Income before income taxes.......................     747,230          119,120        (107,675)       758,675
Provision for income taxes.......................     346,536           34,244         (29,924)(D)    350,856
                                                  ------------ ------------------  ------------- ------------
Net income.......................................  $  400,694       $   84,876       $ (77,751)    $  407,819
                                                  ============ ==================  ============= ============
PER SHARE INFORMATION
Net income per share
 Basic...........................................  $      .50                                      $      .48
 Diluted ........................................  $      .47                                      $      .46
 Primary ........................................                   $     1.89
 Fully diluted ..................................                   $     1.81
Weighted average shares outstanding
 Basic...........................................     804,340                           28,643 (E)    832,983
 Diluted ........................................     877,133                           28,643 (E)    905,776
 Primary ........................................                       41,968
 Fully diluted ..................................                       46,886

------------
(1) Certain reclassifications have been made to the historical results of American Bankers to conform to a combined company presentation.

     See notes to unaudited pro forma consolidated financial statements.

                                  SECTION A
                             CENDANT CORPORATION
                  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                             FINANCIAL STATEMENTS

(A) ACQUISITION OF AMERICAN BANKERS

   Cendant plans to acquire American Bankers for the following consideration ($000's):

Cash consideration (i)...............................................  $1,447,181
Issuance of approximately 28.6 million shares of Cendant Common
 Stock and 2.2 million Cendant Series A Preferred Stock..............   1,296,754
                                                                      ------------
TOTAL PRO FORMA ACQUISITION COST.....................................   2,743,935
                                                                      ------------
Fair value of net assets acquired:
 Historical net book value of American Bankers.......................     796,285
Fair value adjustments to net assets acquired:
 Deferred financing costs (ii).......................................       7,500
 Accrued acquisition obligations (iii)...............................     (90,000)
                                                                      ------------
FAIR VALUE OF IDENTIFIABLE NET ASSETS ACQUIRED.......................     713,785
                                                                      ------------
 Goodwill and other--American Bankers (iv) ..........................  $2,030,150
                                                                      ============

------------
(i) Cash consideration of $1.4 billion will be financed from Cendant's current cash, available lines of credit, and a new $1.5 billion 364-day revolving credit facility (the "New Credit Facility"). The pro forma adjustment reflects financing from cash on hand ($0.9 billion) and debt ($0.5 billion).
(ii) Reflects deferred financing costs related to the New Credit Facility, which are being amortized over its 364-day maturity.
(iii) Accrued acquisition obligations primarily consist of professional fees, investment banker fees and filing fees.
(iv) Cendant has not performed a complete valuation of American Bankers' net assets value and therefore, the excess of the cost over the book value of net assets acquired was allocated to and presented as "goodwill and other" in the unaudited pro forma consolidated balance sheet.

   The pro forma equity adjustments include the elimination of American Bankers shareholders' equity and the issuance of approximately 28.6 million shares of Cendant Common Stock and 2.2 million shares of Cendant Series A Preferred Stock in exchange for all of the outstanding American Bankers Common Shares and American Bankers Preferred Shares, respectively, pursuant to the Proposed Cendant Merger. The 28.6 million shares of Cendant Common Stock deemed issued pursuant to the Proposed Cendant Merger was calculated based upon an assumed conversion ratio of 1.5945 shares of Cendant Common Stock for each American Bankers Common Share (calculated by dividing the Cendant Offer Price of $58.00 by an assumed Cendant stock price of $36 3/8 (the closing price of the Cendant Common Stock on February 10, 1998)). The 2.2 million shares of Cendant Series A Preferred Stock are convertible into 7.0 million shares of Cendant Common Stock based upon an assumed conversion ratio of 3.185 shares of Cendant Series A Preferred Stock for each share of Cendant Common Stock following the Proposed Cendant Merger and an assumed a value for American Bankers Common Shares underlying the American Bankers Preferred Shares equal to $58.00 per share. If any or all of the holders of American Bankers Preferred Shares were to convert such shares prior to consummation of the Proposed Cendant Merger, total pro forma shareholders' equity would be unchanged and the impact on pro forma diluted earnings per share would be less than $.01 per share.

                                  SECTION A
                             CENDANT CORPORATION
                  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS--(Continued)

(A) ACQUISITION OF AMERICAN BANKERS  (Continued)

                                                       SHAREHOLDERS' EQUITY
                                         ------------------------------------------------
                                                             ($000'S)
                                         ------------------------------------------------
                                                         ELIMINATION OF
                                          ISSUANCE OF   AMERICAN BANKERS  ADJUSTMENT TO
                                            CENDANT      SHAREHOLDERS'    SHAREHOLDERS'
                                          COMMON STK.        EQUITY           EQUITY
                                         ------------- ----------------  ---------------
Preferred stock.........................   $  254,880      $(115,000)       $ 139,880
Common stock............................          286        (41,656)         (41,370)
Additional paid-in capital..............    1,041,588       (208,838)         832,750
Retained earnings.......................                    (425,776)        (425,776)
Net unrealized gain.....................                     (15,384)         (15,384)
Restricted stock, deferred
 compensation...........................                       6,287            6,287
Treasury stock..........................                       1,426            1,426
Other...................................           --          2,656            2,656
                                         ------------- ----------------  ---------------
                                           $1,296,754      $(796,285)       $ 500,469
                                         ============= ================  ===============

(B) DEPRECIATION AND AMORTIZATION

   The pro forma adjustment reflects the amortization of goodwill and other, which is being amortized on a straight-line basis over an estimated average benefit period of thirty-five years. Cendant believes that once a complete valuation is performed the cost in excess of American Bankers' net book value will be principally allocated to goodwill having a benefit period of 40 years although fair value adjustments will also be made to depreciable assets with benefit periods of less than 40 years. The benefit period related to goodwill is based on American Bankers' strong position in the specialty insurance industry and its history of earnings growth.

(C) INTEREST EXPENSE

   The pro forma adjustment reflects (i) amortization of deferred financing costs of $7.5 million for the year ended December 31, 1996 and (ii) interest expense on $1,447 million of borrowings under Cendant's New Credit Facility at the historical monthly variable rates in effect for Cendant's existing credit facilities. The ranges for such rates were 5.54% to 5.85% for the year ended December 31, 1996, and 5.66% to 5.91% for the nine months ended September 30, 1997. Borrowings represent the amount used as consideration in the American Bankers acquisition.

   The effect on pro forma net income assuming a 1/8% variance in the average monthly variable interest rates used to calculate interest expense is as follows ($000's):

 Year ended December 31, 1996......... $2,201
Nine months ended September 30,
 1997................................   1,652

                                  SECTION A
                             CENDANT CORPORATION
                  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                      FINANCIAL STATEMENTS--(Continued)

(D) INCOME TAXES

   The pro forma adjustment to income taxes is comprised of ($000's):

                                      FOR THE YEAR ENDED  FOR THE NINE MONTHS ENDED
                                       DECEMBER 31, 1996     SEPTEMBER 30, 1997
                                      ------------------ -------------------------
Reversal of historical provision of:
 Pro Forma Cendant ..................      $(323,574)             $(346,536)
 American Bankers ...................        (41,442)               (34,244)
Pro forma provision .................        330,006                350,856
                                      ------------------ -------------------------
  Total .............................      $ (35,010)             $ (29,924)
                                      ================== =========================

   The pro forma provisions for taxes were computed using pro forma pre-tax amounts and the provisions of Statement of Financial Accounting Standards No. 109.

(E) WEIGHTED AVERAGE SHARES OUTSTANDING

   The pro forma adjustment reflects the issuance of 28.6 million shares of Cendant Common Stock pursuant to the Proposed Cendant Merger. The conversion of Cendant Series A Preferred Stock is anti-dilutive and, accordingly, has not been assumed.

SUBSEQUENT EVENT

   HFS/CUC MERGER--On December 17, 1997, the merger of HFS with and into CUC to form Cendant was completed. In connection with the merger, Cendant incurred merger related costs and other unusual charges of $844.9 million ($589.8 million, after-tax). Accordingly, the after-tax amount of such charges will be included as a reduction to retained earnings coincident with the merger.

                                  SECTION B
                             CENDANT CORPORATION
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
 OF CENDANT CORPORATION PRIOR TO THE PROPOSED ACQUISITION OF AMERICAN BANKERS
          INSURANCE GROUP, INC. FOR THE YEAR ENDED DECEMBER 31, 1996

   The unaudited pro forma consolidated statement of income of Cendant for the year ended Unaudited December 31, 1996 is presented as if the following transactions had occurred on January 1, 1996: (i) the acquisition of Avis, Inc. ("Avis") and the November 1996 issuance of Cendant Common Stock (the "Avis Offering") as partial consideration for Avis; (ii) the September 1997 initial public offering of a majority interest in the corporation which owns all company-owned Avis car rental locations ("ARAC"); (iii) the acquisition of Resort Condominiums International, Inc. and its affiliates ("RCI") and the issuance of Cendant Common Stock as partial consideration for RCI; (iv) the May, 1996 acquisition of the common stock of Coldwell Banker Corporation ("Coldwell Banker") and the related contribution of Coldwell Banker's owned real estate brokerage offices (the "Owned Brokerage Business") to a newly created independent trust (the "Trust"); (v) the receipt of proceeds from an offering of Cendant Common Stock (the "Second Quarter 1996 Offering") to the extent necessary to fund (a) the acquisition of Coldwell Banker and the related repayment of indebtedness and acquisition expenses and (b) the cash consideration portion in the Avis acquisition; (vi) the acquisitions of: the six Century 21 non-owned regions ("Century 21 NORS") during the second quarter of 1996, Travelodge in January, 1996 and Electronic Realty Associates ("ERA") in February, 1996 (collectively, the "Other 1996 Acquisitions"); and
(vii) the February, 1996 issuance of $240 million of 4 3/4% Convertible
Senior Notes Due 2003 to the extent such proceeds were used to finance the Other 1996 Acquisitions.

   All of Cendant's aforementioned acquisitions have been accounted for using the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, with appropriate recognition given to the effect of current interest rates and income taxes. Management believes that the accounting used to reflect the above transactions provides a reasonable basis on which to present the unaudited pro forma statement of income of Cendant for the year ended December 31, 1996. Cendant has entered into certain immaterial transactions which are not reflected in the unaudited pro forma consolidated statement of income.

   The unaudited pro forma consolidated statement of income does not purport to present the results of operations of Cendant had the transactions and events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future.
The unaudited pro forma statement of income does not reflect cost savings and revenue enhancements that management believes have been and may continue to be realized following the acquisitions. No assurances can be made as to the amount of cost savings or revenue enhancements, if any, that were actually realized or will be realized.

   The unaudited pro forma consolidated statement of income is based on certain assumptions and adjustments described in the Notes to Unaudited Pro Forma Consolidated Statement of Income and should be read in conjunction therewith and with the consolidated financial statements and related notes thereto of Cendant, as included in the Current Report on Form 8-K of Cendant Corporation dated January 29, 1998, incorporated by reference in this Proxy Statement/Prospectus and the financial statements and related notes of the acquired companies previously filed with the Securities and Exchange
Commission pursuant to Regulation S-X Rule 3-05, "Financial Statements of Businesses Acquired or to be Acquired."

                                  SECTION B
                             CENDANT CORPORATION
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                   (in thousands, except per share amounts)

                                               HISTORICAL
                                        -------------------------
                                                       ACQUIRED      PRO FORMA
                                           CENDANT     COMPANIES    ADJUSTMENTS    PRO FORMA
                                        ------------ -----------  -------------- ------------
NET REVENUES
 Membership and service fees--net .....  $3,433,917    $623,159      $  11,835 (A) $4,009,382
                                                                      (235,625)(B)
                                                                       176,096 (D)
 Fleet leasing (net of depreciation
  and interest costs of $1,132,408) ...      56,660                                    56,660
 Other.................................     418,203       9,434        (18,417)(D)    409,220
                                        ------------ -----------  -------------- ------------
Net revenues...........................   3,908,780     632,593        (66,111)     4,475,262
                                        ------------ -----------  -------------- ------------
EXPENSES
 Operating.............................   1,392,788     482,791         79,886 (D)  1,652,466
                                                                       (75,636)(E)
                                                                      (227,363)(F)
 Marketing and reservation.............   1,089,482     128,607                     1,218,089
 General and administrative............     339,543       6,114           (416)(I)    345,241
 Merger related costs and other
  unusual charges......................     179,945          --             --        179,945
 Depreciation and amortization.........     167,907      40,884         25,517 (G)    234,308
 Interest, net.........................      25,445     (17,728)        11,718 (H)     48,210
                                                                         6,000 (D)
                                                                        22,775 (C)
                                        ------------ -----------  -------------- ------------
Total expenses.........................   3,195,110     640,668       (157,519)     3,678,259
                                        ------------ -----------  -------------- ------------
Income (loss) before income taxes .....     713,670      (8,075)        91,408        797,003
Provision (benefit) for income taxes ..     290,059      (6,689)        40,204 (J)    323,574
                                        ------------ -----------  -------------- ------------
Net income (loss)......................  $  423,611    $ (1,386)     $  51,204     $  473,429
                                        ============ ===========  ============== ============
PER SHARE INFORMATION (BASIC)
 Net income............................  $      .56                                $      .60
                                        ============                             ============
 Weighted average shares outstanding ..     754,363                     30,505 (K)    784,868
                                        ============              ============== ============

PER SHARE INFORMATION (DILUTED)
 Net income............................  $      .52                                $      .56
                                        ============                             ============
 Weighted average shares outstanding ..     818,590                     30,505 (K)    849,095
                                        ============ ===========  ============== ============

      See notes to unaudited pro forma consolidated statement of income.

                                   SECTION B
                             CENDANT CORPORATION
          UNAUDITED HISTORICAL CONSOLIDATING STATEMENT OF OPERATIONS
                            OF ACQUIRED COMPANIES
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                (in thousands)

                                                         HISTORICAL (1)
                                      -----------------------------------------------------
                                        AVIS, (2)                 COLDWELL     OTHER 1996       TOTAL
                                       AS ADJUSTED      RCI        BANKER     ACQUISITIONS   HISTORICAL
                                      ------------- ----------  ----------- --------------  ------------
NET REVENUES
 Service fees........................    $32,335      $284,996    $295,478      $10,350       $623,159
 Other...............................                                7,783        1,651          9,434
                                      ------------- ----------  ----------- --------------  ------------
  Net revenues.......................     32,335       284,996     303,261       12,001        632,593
                                      ------------- ----------  ----------- --------------  ------------
EXPENSES
 Operating...........................     25,379       130,113     316,064       11,235        482,791
 Marketing and reservation...........                  128,607                                 128,607
 Depreciation and amortization ......     15,345        16,097       9,021          421         40,884
 Interest, net.......................                  (22,376)      3,155        1,493        (17,728)
 Other...............................                    4,838         512          764          6,114
                                      ------------- ----------  ----------- --------------  ------------
  Total expenses.....................     40,724       257,279     328,752       13,913        640,668
                                      ------------- ----------  ----------- --------------  ------------
Income (loss) before income taxes ...     (8,389)       27,717     (25,491)      (1,912)        (8,075)
Provision (benefit) for income
taxes................................         99         3,644     (10,432)                     (6,689)
                                      ------------- ----------  ----------- --------------  ------------
Net income (loss)....................    $(8,488)     $ 24,073    $(15,059)     $(1,912)      $ (1,386)
                                      ============= ==========  =========== ==============  ============

------------
(1) Reflects results of operations for the period from January 1, 1996 to the respective dates of acquisition.
(2) The historical consolidated statement of operations of Avis, as adjusted, has been adjusted to present only the historical operating results of the portion of Avis intended to be retained by Cendant.
Note: Certain reclassifications have been made to the historical results of acquired companies to conform to Cendant's pro forma classification.

                                   SECTION B
                             CENDANT CORPORATION
          UNAUDITED HISTORICAL CONSOLIDATING STATEMENT OF OPERATIONS
                          OF OTHER 1996 ACQUISITIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                                (in thousands)

                                               HISTORICAL (1)
                                   --------------------------------------
                                    CENTURY 21                               TOTAL
                                       NORS       TRAVELODGE      ERA      HISTORICAL
                                   ------------ ------------  ---------- ------------
NET REVENUES
 Service fees.....................    $6,668         $688       $ 2,994     $10,350
 Other............................       449                      1,202       1,651
                                   ------------ ------------  ---------- ------------
  Net revenues....................     7,117          688         4,196      12,001
                                   ------------ ------------  ---------- ------------
EXPENSES
 Operating........................     7,566          552         3,117      11,235
 Depreciation and amortization ...       285                        136         421
 Interest, net....................         2                      1,491       1,493
 Other............................                                  764         764
                                   ------------ ------------  ---------- ------------
  Total expenses..................     7,853          552         5,508      13,913
                                   ------------ ------------  ---------- ------------
Income (loss) before income
taxes.............................      (736)         136        (1,312)     (1,912)
Provision for income taxes  ......
                                   ------------ ------------  ---------- ------------
Net income (loss).................    $  (736)       $136       $(1,312)    $(1,912)
                                   ============ ============  ========== ============

------------
(1) Reflects results of operations for the period from January 1, 1996 to the respective dates of acquisition.
Note: Certain reclassifications have been made to the historical results of acquired companies to conform to Cendant's pro forma classification.

                                  SECTION B
                             CENDANT CORPORATION
        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

A. SERVICE FEE REVENUE:

   The pro forma adjustment reflects the elimination of franchise revenue paid by the Century 21 NORS to Century 21 under sub-franchise agreements (offset against operating expense--see Note E) and the addition of franchise fees to be received under franchise contracts with owned brokerage offices upon contribution of the Owned Brokerage Business to the Trust. Pro forma adjustments to service fee revenue consist of the following ($000's):

 Eliminate:
 Century 21 revenue included as Century 21 NORS
  operating expense.....................................   $(1,003)
Add:
 Franchise fees from Owned Brokerage Business ..........    12,838
                                                         ----------
 Total..................................................   $11,835
                                                         ==========

   The franchise fees from the Owned Brokerage Business, which are based on the franchise contracts with the Trust, are calculated at approximately 5.7% of gross commissions earned by the Owned Brokerage Business on sales of real estate properties.

B. OWNED BROKERAGE BUSINESS REVENUE:

   The pro forma adjustment reflects the elimination of revenue generated from Coldwell Banker's 318 formerly owned brokerage offices. Cendant contributed the net assets of the Owned Brokerage Business to the Trust upon consummation of the Coldwell Banker acquisition.

C. OTHER REVENUE:

   The pro forma adjustment reflects the elimination of revenue associated with investment income generated from RCI cash and marketable securities which were distributed in the form of a dividend to the former shareholder of RCI prior to consummation of the RCI acquisition.

D. CAR RENTAL OPERATING COMPANY OPERATIONS:

   At the time Cendant acquired Avis, it had developed and announced a plan (the "Plan") to do the following:

     1. Retain certain assets acquired including; the reservation system, franchise agreements, trademarks, tradenames and certain liabilities.

     2. Segregate the assets used in the car rental operations of ARAC and dispose of approximately 75% of ARAC within one year through an initial public offering ("IPO") thereby diluting Cendant's interest to approximately 25%. All of the proceeds from the IPO would be retained by ARAC.

     3. Enter into a license agreement with ARAC licensing its use of the trademarks and tradename under which Cendant is to provide other franchise services.

   In September 1997, Cendant completed the IPO of ARAC which diluted Cendant's equity interest in ARAC to approximately 27.5%. The actual results of the IPO and its related impact on the unaudited pro forma consolidated statement of income for the year ended December 31, 1996 does not differ materially from the pro forma effects of the assumptions and estimates used in the preparation of such financial statement.

                                  SECTION B
                             CENDANT CORPORATION
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME--(CONTINUED)

    The pro forma adjustments are comprised of the following ($000's):

                                                 FOR THE PERIOD          FOR THE PERIOD
                                                 JANUARY 1, 1996        OCTOBER 17, 1996
                                                     THROUGH                 THROUGH
                                                OCTOBER 16, 1996        DECEMBER 31, 1996        TOTAL
                                             ----------------------- ----------------------- ------------
Historical income before taxes from ARAC
 car rental operations......................              $  69,799
ADJUSTMENTS TO ARAC:
 ELIMINATION OF HISTORICAL EXPENSE
 ASSOCIATED WITH:
 Reservation and information technology
  services (Cendant Expense)(i).............  $ 63,594                $ 16,292                 $  79,886
                                                                                             ============
 Depreciation and amortization..............    27,425
ADDITION OF PRO FORMA EXPENSES
 ASSOCIATED WITH:
 Depreciation and amortization (ii) ........   (14,504)
 Increased financing costs (iii)............      (803)      75,712               $ 16,292
                                             ---------- -----------  ---------- -----------
 CENDANT SERVICE FEE ADJUSTMENTS:
  Reservation and information technology
   services (i).............................   (63,594)                (16,292)
  Service fees from franchised
   locations (iv)...........................   (15,562)                 (4,289)
  Royalty payment from Avis Inc. to
   Cendant (v)..............................   (61,505)    (140,661)   (14,854)    (35,435)    $(176,096)
                                             ---------- -----------  ---------- -----------  ============
Adjusted income (loss) before taxes from
 ARAC.......................................                  4,850                (19,143)
 Provision for income taxes.................                  1,945
                                                        -----------  ---------- -----------
Adjusted net income (loss) from ARAC .......                  2,905                (19,143)
Cendant's ownership percentage..............                     25%                   100%
                                                        -----------  ---------- -----------
Cendant's equity in earnings (loss) of Avis
 Inc.'s car rental operations...............              $     726               $(19,143)    $ (18,417)
                                                        ===========             ===========  ============
OTHER REVENUE ADJUSTMENT:
 Elimination of historical interest income
  related to cash consideration portion of
  Avis acquisition (vi).....................              $   6,000               $     --     $   6,000
                                                        ===========             ===========  ============

------------
(i) Subsequent to the IPO, Cendant retained and operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control. The pro forma adjustment reflects a planned contractual agreement with ARAC, under which Cendant charges ARAC at cost for reservation and information technology services provided.
(ii) The estimated fair value of Avis property and equipment intended to be retained by ARAC is $101.0 million, comprised primarily of furniture, fixtures, and leasehold improvements, which is amortized on a straight-line basis over the estimated useful lives, which average seven years. Goodwill acquired by ARAC is valued at $154.0 million and is amortized on a straight line basis over a benefit period of 40 years.

                                  SECTION B
                             CENDANT CORPORATION
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME--(CONTINUED)

(iii) In connection with the acquisition of Avis, approximately $1 billion of tax-advantaged debt was repaid and replaced by a similar amount of non tax-advantaged debt. This resulted in an increase in interest rates, due to the loss of tax benefits from the Employee Stock Ownership Plan ("ESOP") financing which were passed through from various lenders to Avis ($000's):

Eliminate former
 facilities.................   $(127,018)
Add current facilities .....     127,821
                             ------------
Increased financing cost ...   $     803
                             ============

(iv)    Reflects historical franchise fee revenue from third parties.
(v) In connection with the IPO of ARAC, Cendant entered into a 50-year master license agreement with ARAC for ARAC's use of the Avis trademarks and tradename and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. The pro forma adjustment reflects the royalty payment to be made to Cendant from ARAC which is calculated at 4.0% of the revenues generated by ARAC. Such payments are calculated as follows ($000's):

Revenues generated by
 ARAC......................  $1,908,985
Royalty percentage.........         4.0%
                            ------------
Royalty payment to
 Cendant...................  $   76,359
                            ============

(vi) The pro forma adjustment eliminates historical interest income on the portion of cash generated from the Second Quarter 1996 Offering which was used to finance the Avis acquisition.

E. OPERATING EXPENSE:

   The pro forma adjustment reflects the elimination of: (i) royalty payments made by the Century 21 NORS to Century 21 under subfranchise agreements (offset against service fee revenue--see Note A); (ii) the payment of Coldwell Banker stock options as a result of change in control provisions in connection with the acquisition of Coldwell Banker by Cendant and; (iii) a one-time bonus payment paid to RCI employees by the former shareholder of RCI pursuant to the stock purchase agreement in connection with the acquisition of RCI by Cendant ($000's).

Franchise fees.......  $ 1,003
Stock option
 expense.............   40,801
Bonus payment........   33,832
                      --------
Total................  $75,636
                      ========

F. OPERATING EXPENSE:

   The pro forma adjustment reflects the elimination of expenses associated with Coldwell Banker's formerly owned brokerage offices (see Note B). The majority of Owned Brokerage Business expenses are directly attributable to such business. Based on Cendant's due diligence of Coldwell Banker, Cendant determined that common expenses were allocated to the Owned Brokerage Business based on a reasonable allocation method. Such allocations were based on the ratio of number of employees, the amount of space occupied and revenue generated by the Owned Brokerage Business relative to Coldwell Banker in the aggregate and multiplied by corresponding common costs as appropriate to determine allocable expenses.

                                  SECTION B
                             CENDANT CORPORATION
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME--(CONTINUED)

 G. DEPRECIATION AND AMORTIZATION:

   The pro forma adjustment for depreciation and amortization is comprised of ($000's):

                                                                 COLDWELL     OTHER 1996
                                           RCI         AVIS       BANKER     ACQUISITIONS     TOTAL
                                       ----------- -----------  ---------- --------------  -----------
Elimination of historical expense ....   $(16,097)   $(15,345)    $(9,021)      $  (421)     $(40,884)
Property, equipment and furniture and
 fixtures.............................      6,686       4,924         482           --         12,092
Intangible assets.....................     20,114      24,658       8,495        1,042         54,309
                                       ----------- -----------  ---------- --------------  -----------
Total.................................   $ 10,703    $ 14,237     $   (44)      $  621       $ 25,517
                                       =========== ===========  ========== ==============  ===========

 RCI

   The fair value of RCI's property and equipment is estimated at approximately $55.7 million and is amortized on a straight-line basis over the estimated useful lives, ranging from 7 to 30 years.

   RCI's intangible assets consist of customer lists and goodwill. The fair value of RCI's customer lists are approximately $100 million and are amortized on a straight-line basis over the period to be benefited which is 10 years. The fair value ascribed to customer lists is determined based on the historical renewal rates of RCI members. Goodwill is valued at approximately $477.7 million and is determined to have a benefit period of 40 years, which is based on RCI being a leading provider of services to the timeshare industry, which includes being the world's largest provider of timeshare exchange programs.

 Avis

   The estimated fair value of Avis's property and equipment retained by Cendant is $96.0 million, comprised primarily of reservation equipment and related assets and to the Avis Headquarters office. Such property and equipment is amortized on a straight-line basis over the estimated benefit periods ranging from 5 to 30 years. Avis's intangible assets recorded by Cendant (not applicable to ARAC) are comprised of the Avis trademark, a reservation system and customer data base, and goodwill. The fair value of the Avis trademark is approximately $400 million and is amortized on a straight-line basis over a benefit period of 40 years. The reservation system and customer data base are valued at approximately $95.0 million and $14.0 million, respectively, and are amortized on a straight line basis over the periods to be benefited which are 10 years and 6.5 years, respectively.

   Goodwill applicable to the allocated portion of the business to be retained by Cendant is valued at approximately $334.0 million and is determined to have a benefit period of 40 years. This benefit period is based on Avis' position as the second largest car rental system in the world, the recognition of its brand name in the car rental industry and the longevity of the car rental business.

 Coldwell Banker

   The fair value of Coldwell Banker's property and equipment (excluding land) of $15.7 million, is amortized on a straight-line basis over the estimated benefit periods ranging from 5 to 25 years. Coldwell Banker's intangible assets are comprised of franchise agreements and goodwill. The franchise agreements with the brokerage offices comprising the Trust are valued independently of all other franchise agreements with Coldwell Banker affiliates. Franchise agreements within the Trust and independent of the Trust are valued at $218.5 million and $218.7 million, respectively, and are amortized on a straight line basis over the respective benefit periods of 40 years and 35 years, respectively. The benefit period associated with Trust franchise agreements was based upon a long history of gross commission sustained by the Trust. The benefit period associated with the Coldwell Banker affiliates' franchise agreements was based upon the historical profitability of such agreements and historical renewal rates. Goodwill is valued

                                  SECTION B
                             CENDANT CORPORATION
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME--(CONTINUED)

 at approximately $351.8 million and is determined to have a benefit period of 40 years. This benefit period is based on Coldwell Banker's position as the largest gross revenue producing real estate company in North America, the recognition of its brand name in the real estate brokerage industry and the longevity of the real estate brokerage business.

 Other 1996 Acquisitions

   The fair values of Other 1996 Acquisitions franchise agreements aggregate $61.0 million and are being amortized on a straight-line basis over the periods to be benefited, which range from 12 to 30 years. The estimated fair values of Other Acquisitions goodwill aggregate $187.4 million and are each being amortized on a straight-line basis over the periods to be benefited, which are 40 years.

H. INTEREST EXPENSE:

Elimination of historical interest expense of
 ($000's):
 Coldwell Banker.......................................    (3,155)
 RCI...................................................      (399)
 Other 1996 Acquisitions...............................   $(1,493)
RCI....................................................    15,495
4 3/4% Notes to finance Other 1996 Acquisitions .......     1,270
                                                        ----------
  Total................................................   $11,718
                                                        ==========

 RCI

   The pro forma adjustment reflects the recording of interest expense on $285 million of borrowings under Cendant's revolving credit facilities at an interest rate of 6.3% which is the variable rate in effect on the date of borrowing. Borrowings represent the amount used as partial consideration in the RCI acquisition.

 4 3/4% Notes

   The pro forma adjustment reflects interest expense and amortization of deferred financing costs related to the February 1996 issuance of the 4 3/4% Notes (5.0% effective interest rate) to the extent that such proceeds were used to finance the acquisitions of ERA ($36.8 million), Travelodge ($39.3 million), and the Century 21 NORS ($95.0 million).

 Effect of a 1/8% variance in variable interest rates

   As mentioned above, interest expense was incurred on borrowings under the Cendant's revolving credit facility which partially funded the acquisition of RCI. Cendant recorded interest expense using the variable interest rate in effect on the respective borrowing dates. The effect on pro forma net income assuming a 1/8% variance in the variable interest rate used to calculate interest expense is immaterial.

I. OTHER EXPENSES:

   The pro forma adjustment eliminates charitable contributions made by the former stockholder of RCI.

                                  SECTION B
                             CENDANT CORPORATION
  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME--(CONTINUED)

 J. INCOME TAXES:

   The pro forma adjustment to income taxes is comprised of ($000's):

   Reversal of historical (provision) benefit of:

 Cendant............   $(290,059)
 RCI................      (3,644)
 Avis...............         (99)
 Coldwell Banker ...      10,432
Pro forma
 provision..........     323,574
                     ------------
  Total.............   $  40,204
                     ============

   The pro forma provisions for taxes were computed using pro forma pre-tax amounts and the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

K. WEIGHTED AVERAGE SHARES OUTSTANDING:

   The pro forma adjustment to weighted average shares outstanding consist of the following (000's):

                                                 ISSUANCE    WEIGHTED
                                                PRICE PER    AVERAGE      ACQUISITION
                                                  SHARE       SHARES          DATE
                                               ----------- ----------  -----------------
Avis Offering.................................    $30.82       8,701   October 17, 1996
RCI...........................................    $31.21       2,074   November 12, 1996
Second Quarter 1996 Offering--Coldwell Banker     $24.96      12,857   May 31, 1996
Second Quarter 1996 Offering--Avis............    $24.96       6,128   October 17, 1996
Century 21 NORS...............................    $20.74         745   April 3, 1996
                                                           ----------
  Total.......................................                30,505
                                                           ==========

   The unaudited Pro Forma Statement of Income of Cendant for the year ended December 31, 1996 is presented as if the acquisitions took place at the beginning of the period thus, the stock issuances referred to above are considered outstanding as of the beginning of the period for purposes of per share calcuations.

SUBSEQUENT EVENT

   HFS/CUC MERGER--On December 17, 1997, the merger of HFS with and into CUC to form Cendant was completed. In connection with the merger, Cendant incurred merger related costs and other unusual charges of $844.9 million ($589.8 million, after-tax). Accordingly, the after-tax amount of such charges will be included as a reduction to retained earnings coincident with the merger.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of a corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director, officer, employee or agent of the corporation is successful on the merits or otherwise in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expense (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

   The Cendant Bylaws contain provisions that provide for indemnification of officers and directors and their heirs and distributees to the full extent permitted by, and in the manner permissible under, the DGCL.

   As permitted by Section 102(b)(7) of the DGCL, the Cendant Certificate contains a provision eliminating the personal liability of a director to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

   Cendant maintains, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

ITEM 21. EXHIBITS AND FINANCIAL DATA SCHEDULE

   EXHIBIT
     NO.                                                     DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------------

4.1          Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the
             Registrant's Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4, No.
             333-34517-2, dated December 17, 1997).

4.2          Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant's
             Post-Effective Amendment No. 2 on Form S-8 to the Registration Statement on Form S-4, No. 33-34517-2, dated
             December 17, 1997).

4.3          Form of Certificate of $3.125 Cumulative Convertible Preferred Stock, Series A, of the Registrant to be in
             effect as of the effective time of the Proposed Cendant Merger.*

5.1          Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the shares being issued
             (including consent).*

8.1          Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

8.2          Tax opinion of American Bankers' counsel.*

                               II-1

   EXHIBIT
     NO.                                                     DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------------
12.1         Statement Re: Computation of Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred
             Stock Dividends.

23.1         Consent of Deloitte & Touche LLP related to the financial statements of Cendant Corporation.

23.2         Consent of Ernst & Young LLP relating to the financial statements of CUC International Inc.

23.3         Consent of KPMG Peat Marwick LLP relating to the financial statements of PHH Corporation.

23.4         Consent of Deloitte & Touche LLP relating to the financial statements of Sierra On-Line, Inc.

23.5         Consent of Deloitte & Touche LLP related to the financial statements of Avis Rent A Car, Inc.

23.6         Consent of KPMG Peat Marwick LLP relating to the financial statements of Davidson
             & Associates, Inc.

23.7         Consent of Price Waterhouse LLP relating to the financial statements of Ideon Group, Inc.

23.8         Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 and
             Exhibit 8.1).*

23.9         Consent of American Bankers' counsel (included in Exhibit 8.2).*

24           Powers of Attorney (included as part of the signature page of this Registration Statement).

------------
*      To be filed by amendment.

ITEM 22. UNDERTAKINGS

   The undersigned Registrant hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned Registrant hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey on February 20, 1998.

                                          CENDANT CORPORATION
                                          By: /s/ James E. Buckman
                                              -------------------------------
                                              Name: James E. Buckman
                                              Title: Senior Executive Vice
                                                     President and
                                                     General Counsel

                              POWER OF ATTORNEY

   Know all those by these presents, that each person whose signature appears below constitutes and appoints each of Stephen P. Holmes, James E. Buckman and Eric J. Bock or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant's registration statement on Form S-4 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and February 20, 1998.

            SIGNATURE                                          TITLE
-------------------------------   ------------------------------------------------------------
 /s/ Walter A. Forbes             Chairman of the Board and Director
 -------------------------------
 Walter A. Forbes

 /s/ Henry R. Silverman           President, Chief Executive Officer and Director
 -------------------------------
 Henry R. Silverman

 /s/ Michael P. Monaco            Vice Chairman, Chief Financial Officer and Director
 -------------------------------
 Michael P. Monaco

 /s/ Scott E. Forbes              Senior Vice President--Finance (Chief Accounting Officer)
 -------------------------------
 Scott E. Forbes

 /s/ Robert D. Kunisch            Vice Chairman and Director
 -------------------------------
 Robert D. Kunisch

 /s/ Christopher K. McLeod        Vice Chairman and Director
 -------------------------------
 Christopher K. McLeod

 /s/ E. Kirk Shelton              Vice Chairman and Director
 -------------------------------
 E. Kirk Shelton

 /s/ Robert T. Tucker             Vice Chairman, Secretary and Director
 -------------------------------
 Robert T. Tucker

 /s/ Stephen P. Holmes            Vice Chairman and Director
 -------------------------------
 Stephen P. Holmes

                               II-4

            SIGNATURE                                          TITLE
-------------------------------   -------------------------------------------------------------

 /s/ James E. Buckman             Senior Executive Vice President, General Counsel and Director
 -------------------------------
 James E. Buckman

 /s/ Bartlett Burnap              Director
 -------------------------------
 Bartlett Burnap

                                  Director
 -------------------------------
 Leonard S. Coleman

                                  Director
 -------------------------------
 T. Barnes Donnelley

 /s/ Martin L. Edelman            Director
 -------------------------------
 Martin L. Edelman

 /s/ Frederick D. Green           Director
 -------------------------------
 Frederick D. Green

                                  Director
 -------------------------------
 Stephen A. Greyser

 /s/ Dr. Carole G. Hankin         Director
 -------------------------------
 Dr. Carole G. Hankin

 /s/ Rt. Hon. Brian Mulroney      Director
 -------------------------------
 Rt. Hon. Brian Mulroney

 /s/ Robert E. Nederlander        Director
 -------------------------------
 Robert E. Nederlander

                                  Director
 -------------------------------
 Burton C. Perfit

                                  Director
 -------------------------------
 Anthony G. Petrello

                                  Director
 -------------------------------
 Robert W. Pittman

 /s/ Robert P. Rittereiser        Director
 -------------------------------
 Robert P. Rittereiser

 /s/ E. John Rosenwald, Jr.       Director
 -------------------------------
 E. John Rosenwald, Jr.

 /s/ Stanley M. Rumbough, Jr.     Director
 -------------------------------
 Stanley M. Rumbough, Jr.

 /s/ Leonard Schutzman            Director
 -------------------------------
 Leonard Schutzman

                                  Director
 -------------------------------
 Robert F. Smith

 /s/ John D. Snodgrass            Director
 -------------------------------
 John D. Snodgrass

                                  Director
 -------------------------------
 Craig R. Stapleton

                                EXHIBIT INDEX

   EXHIBIT
     NO.                                            DESCRIPTION
-----------  -----------------------------------------------------------------------------------------
     4.1     Restated Certificate of Incorporation of the Registrant (incorporated by reference to
             Exhibit 4.1 to the Registrant's Post-Effective Amendment No. 2 on Form S-8 to the
             Registration Statement on Form S-4, No. 333-34517-2, dated December 17, 1997).

     4.2     Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant's Post-Effective Amendment No. 2 on Form S-8 to the Registration
             Statement on Form S-4, No. 333-34517-2, dated December 17, 1997).

     4.3     Form of Certificate of $3.125 Cumulative Convertible Preferred Stock, Series A, of the
             Registrant to be in effect as of the effective time of the Proposed Cendant Merger.*

     5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the legality of the shares being issued (including consent).*

     8.1     Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

     8.2     Tax opinion of American Bankers' counsel.*

    12.1     Statement Re: Computation of Consolidated Ratio of Earnings to Combined Fixed Charges
             and Preferred Stock Dividends.

    23.1     Consent of Deloitte & Touche LLP related to the financial statements of Cendant
             Corporation.

    23.2     Consent of Ernst & Young LLP relating to the financial statements of CUC International
             Inc.

    23.3     Consent of KPMG Peat Marwick LLP relating to the financial statements of PHH Corporation.

    23.4     Consent of Deloitte & Touche LLP relating to the financial statements of Sierra On-Line,
             Inc.

    23.5     Consent of Deloitte & Touche LLP related to the financial statements of Avis Rent A Car,
             Inc.

    23.6     Consent of KPMG Peat Marwick LLP relating to the financial statements of Davidson &
             Associates, Inc.

    23.7     Consent of Price Waterhouse LLP relating to the financial statements of Ideon Group, Inc.

    23.8     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 and Exhibit
             8.1).*

    23.9     Consent of American Bankers' counsel (included in Exhibit 8.2).*

    24       Powers of Attorney (included as part of the signature page of this Registration
             Statement).

------------
* To be filed by amendment.